SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934 (Amendment No.    )

Check the appropriate box:

?    Preliminary Information Statement
?    Confidential, for Use of the Commission Only
(as permitted by Rule 14c-5(d)(2))
?    Definitive Information Statement

          ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box)

?    No fee required
? Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

		Common Stock, $.01 par value

(2) Aggregate number of securities to which transaction applies:

		8,649,187*

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

		$0.26**

(4) Proposed maximum aggregate value of transaction:

		$2,248,788.62

(5) Total fee paid:

		$449.76***

*	Based upon the maximum number of shares of the Registrant's
Common Stock to be converted in the proposed merger to the right to receive cash (including shares issuable upon the exercise of outstanding stock options of the Registrant which have an exercise price below the per share merger consideration and excluding: (x) shares beneficially owned by the acquisition company that will not be converted into cash in the proposed merger and (y) shares issuable upon the exercise of outstanding stock options and warrants of the Registrant which have an exercise price in excess of the per share merger consideration).


**	 Equal to the proposed cash payment to holders of the shares set forth in (2) above.

*** Determined by multiplying the amount calculated under (4) above by 1/50 of one percent.


? Fee paid previously with preliminary materials.
? Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

	N/A

(2) Form, Schedule or Registration Statement No.:

	N/A

(3) Filing Party:

	N/A

(4) Date Filed:

	N/A


ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.

August __, 2001

Dear Stockholder:

	On July 2, 2001, your Board of Directors approved an agreement and plan of merger that provides for the payment by a newly-formed acquisition company, organized by ERS' principal stockholders, of $0.26 per share, in cash, to each holder of ERS Common Stock other than any stockholder who properly exercises dissenters' rights. Under the agreement, a wholly-owned subsidiary of the acquisition company will merge into ERS following the reclassification of the ERS Common Stock contributed to the acquisition company in connection with its organization as shares of a new Class B Common Stock, to be outstanding after the merger as the sole class of common equity of ERS.

	Stockholders of the acquisition company who own in excess of a majority of ERS' voting stock have executed a written consent as majority stockholders approving the merger and the reclassification. The written consent assures that the merger and the reclassification will occur without your vote.
Therefore, your vote is not required to complete the merger or the reclassification.

	Please note that this is not a request for your vote or a proxy statement, but rather an information statement designed to inform you of the merger, and the reclassification, and to provide you with information about the merger, and the reclassification, and the background of the transaction.

	WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT
TO SEND US A PROXY.

	The agreement and plan of merger approved by your Board of Directors provides that, subject to certain conditions, you are entitled to dissenters' rights in the merger if you dissent by August __, 2001, as explained in this information statement.

	The date of this information statement is August __, 2001. We mailed this information statement to you on or about August
__, 2001.

								Sincerely,


								NORTON GARFINKLE
								Chairman of the Board

ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.
488 Main Avenue
Norwalk, Connecticut 06851
(203) 849-2500



NOTICE OF ADOPTION
OF
AGREEMENT AND PLAN OF MERGER
AND
AMENDMENT TO CERTIFICATE OF INCORPORATION
BY
WRITTEN CONSENT OF STOCKHOLDERS



	NOTICE IS HEREBY GIVEN, pursuant to Section 228 of the Delaware General Corporation Law, that on July 2, 2001, in accordance with Section 228, the record holders of a majority of the outstanding common stock, $.01 par value (the "ERS Common Stock"), of Electronic Retailing Systems International, Inc., a Delaware corporation ("ERS"), gave their written consent, without a stockholders' meeting, approving:

(1) an Agreement and Plan of Merger (the "Merger
Agreement") among ERS, Systems Holding, Inc., a Delaware corporation ("Holdco"), and Systems Merger Sub, Inc., a
Delaware corporation ("Merger Sub"), and the transactions contemplated thereby, providing for, among other things, the merger (the "Merger") into ERS of Merger Sub, following the reclassification (the "Reclassification") of the shares of ERS Common Stock contributed to Holdco as shares of a new Class B common stock, $.01 par value, of ERS, to be outstanding after the Merger as the sole class of common equity of ERS, and the consummation of the transactions contemplated by the Merger Agreement, including the conversion of each share of ERS Common Stock, other than dissenting shares, into the right to receive $0.26 in cash, without interest; and

(2) an amendment to ERS' certificate of incorporation
(the "Reclassification Amendment"), effective immediately prior to the Merger, providing for the Reclassification.

As permitted by Delaware law, no meeting of stockholders of ERS is being called for the purpose of voting on the Merger
Agreement and the Merger or the Reclassification Amendment.

Stockholders of ERS who have not consented to the proposed
Merger in writing pursuant to Section 228 of the Delaware General Corporation Law and who have complied with the requirements of the Delaware General Corporation Law have the right to seek appraisal of their shares. See "The Merger - Dissenter's Rights" in the accompanying Information Statement for a statement of the rights of dissenting stockholders and a summary description of the procedures required to be followed to seek appraisal and the text of Section 262 of the Delaware General Corporation Law annexed to the Information Statement which sets forth such procedures. Holders of ERS Common Stock, or of ERS' Series A-1 Preferred Stock, $1.00 par value, who wish to dissent must do so by August
, 2001.


These items are more fully described in the enclosed
Information Statement, which is hereby made part of this Notice.


						NORTON GARFINKLE, Secretary



Norwalk, Connecticut
August __, 2001


INFORMATION STATEMENT


   INTRODUCTION

	This Information Statement of Electronic Retailing Systems International, Inc., a Delaware corporation ("ERS"), covers an agreement and plan of merger approved on July 2, 2001 by the Board of Directors (the "Board") and stockholders of ERS, that provides for the payment by a newly-formed acquisition company, organized by Norton Garfinkle and Bruce F. Failing, Jr., ERS' founders (the "Principal Stockholders"), of $0.26 per share in cash (the "Merger Consideration"), to each of the holders (the "Public Stockholders") of ERS' common stock, $.01 par value (the "ERS Common Stock"), other than the stockholders of the acquisition company.

Under the terms of the Agreement and Plan of Merger dated
July 2, 2001 (the "Merger Agreement") among ERS, Systems Holding, Inc., a Delaware corporation ("Holdco"), and Systems Merger Sub, Inc., a Delaware corporation ("Merger Sub") and wholly-owned subsidiary of Holdco, Merger Sub will merge (the "Merger") into ERS following the reclassification (the "Reclassification") of the shares of ERS Common Stock contributed to Holdco as shares of a new class B common stock, $.01 par value (the "ERS Class B Common Stock"), of ERS, and ERS will continue as the surviving corporation. As a result of the Merger, each share of ERS' Series A-1 Preferred Stock, $1.00 par value (the "ERS Series A-1 Preferred Stock"), and each share of ERS Class B Common Stock, outstanding immediately prior to the Merger, other than dissenting shares, will continue unchanged and remain outstanding as shares of the capital stock of ERS. At the effective time of the Merger, each share of ERS Common Stock outstanding immediately prior to the Merger, other than dissenting shares, will be converted into the right to receive the Merger Consideration. The Merger Agreement is annexed to this Information Statement as Annex A and is incorporated herein by reference.

	The Board, acting upon the recommendation of a Special Committee of the Board consisting entirely of the non-management director of ERS who is not an affiliate of Holdco or its stockholders (the "Holdco Stockholders"), has approved the Merger Agreement, and the transactions contemplated thereby.
The Special Committee and the full Board believe that the terms and provisions of the Merger Agreement are fair to and in the best interests of the Public Stockholders.

	PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE MERGER AND THE RECLASSIFICATION AND TO PROVIDE YOU WITH INFORMATION ABOUT THE MERGER, THE RECLASSIFICATION AND THE BACKGROUND OF THESE TRANSACTIONS.

Holdco Stockholders representing in excess of a majority of the outstanding ERS Common Stock, the sole class of voting securities of ERS, have executed a consent as majority stockholders approving the Merger Agreement, and the transactions contemplated thereby, including the amendment (the "Reclassification Amendment") to ERS' certificate of incorporation effectuating the Reclassification. No additional vote of the stockholders of ERS is required to complete the transactions contemplated by the Merger Agreement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT
TO SEND US A PROXY.

THE MERGER AND THE RECLASSIFICATION HAVE NOT BEEN APPROVED
OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERIT OF THE MERGER OR THE RECLASSIFICATION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

	BNY Capital Markets, Inc. (the "Financial Advisor"), financial advisor to the Special Committee, has delivered to the Special Committee its written opinion to the effect that, as of the date of the Merger Agreement, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders. The full text of the written opinion of the Financial Advisor containing the assumptions made, the matters considered and the scope of the opinion is included in this Information Statement as Annex B and is incorporated herein by reference. Stockholders are urged to read the Financial Advisor opinion in its entirety.

In connection with the merger, stockholders are entitled to exercise dissenter's rights. Stockholders who wish to dissent must do so by August __, 2001. See "The Merger - Dissenters'
Rights."

This Information Statement is first being mailed to stockholders on or about August __, 2001. As of the date of this Information Statement, there were 21,345,383 shares of ERS
Common Stock outstanding.

This Information Statement is dated August __, 2001

TABLE OF CONTENTS
Page

QUESTIONS AND ANSWERS ABOUT THE MERGER	 1
FORWARD-LOOKING STATEMENTS	 4
SPECIAL FACTORS	 5
	Background of the Merger	 5
	Recommendation of the Special Committee and
	the Board of Directors; Reasons for Approving
	the Merger Agreement	 8
	Opinion of Financial Advisor to the Special Committee	12
	Holdco's Position as to the Fairness of the Merger	17
	Purposes and Structure of the Merger	18
	Certain Effects of the Merger	18
	Interests of Certain Persons in the Merger	19
	Certain United States Federal Income Tax Consequences	20
	Certain United Kingdom Tax Consequences	22

THE MERGER	24

	Basic Terms of Merger Agreement	24
	Dissenters' Rights	27
	Stockholder Consent to the Merger	29
	Financing of the Merger; Fees and Expenses	30
	Accounting Treatment	30
	Certain Legal Matters	30

THE RECLASSIFICATION AMENDMENT	31
PRICE OF ERS COMMON STOCK AND
 DIVIDEND POLICY	33
SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL DATA	34

THE COMPANY	36

	Description of ERS	36
	Recent Developments	36
	Management	38
	Security Ownership of Principal Stockholders
	and Management	40
	ERS Capital Stock	44

INFORMATION CONCERNING HOLDCO
  AND MERGER SUB	46


CERTAIN TRANSACTIONS AND RELATIONSHIPS	47

	Certain Transactions of ERS with Affiliates	47
	Other Relationships	49

OTHER MATTERS	51

	Independent Auditors	51
	Nominated Advisor	51
	Documents Accompanying Information Statement	51
	Available Information	51
	Incorporation of Certain Documents by Reference	52

Annex A  -  Agreement and Plan of Merger
Annex B  -  Opinion of BNY Capital Markets, Inc.
Annex C -   Section 262 of Delaware General Corporation Law


QUESTIONS AND ANSWERS ABOUT THE MERGER
	The following question and answer summary highlights selected information from this Information Statement. This summary does not contain all of the information that is important to you. You should carefully read the entire Information Statement and its annexes to obtain more complete information concerning the proposed transactions.
Q:	WHY DID I RECEIVE THIS INFORMATION STATEMENT?

A:	Applicable laws require us to provide you information
regarding the Merger and the Reclassification, even though your vote is neither required nor requested to complete the Merger or the Reclassification.

Q:	WHO ARE THE PARTIES TO THE MERGER?

A:	The Merger Agreement provides for the merger of a wholly-
owned subsidiary of Holdco organized by Norton Garfinkle and Bruce F. Failing, Jr., ERS' founders, into ERS. ERS would be the surviving corporation in the Merger.

	Mr. Garfinkle is the Chairman of the Board and a director of ERS, and beneficially owns approximately 37.0% of the outstanding ERS Common Stock. Mr. Failing is the Vice
Chairman of the Board and Chief Executive Officer and a director of ERS, and beneficially owns approximately 14.7% of the outstanding ERS Common Stock. Messrs. Garfinkle and
Failing are both directors of Holdco and beneficially own, respectively, approximately 60.8% and 24.2% of Holdco's common equity. For more information concerning Holdco and Messrs. Garfinkle and Failing, see "The Company -
Management" and "- Security Ownership of Principal
Stockholders and Management," "Information Concerning
Holdco and Merger Sub" and "Certain Transactions and
Relationships."

Q:	HOW WILL THE MERGER BE ACCOMPLISHED?

A:	Prior to the Reclassification, the stockholders of Holdco
will contribute all of their shares of ERS Common Stock
(constituting approximately 60.2% of the outstanding ERS
Common Stock) to Holdco. Immediately prior to the effectiveness of the Merger, ERS will file the Reclassification Amendment with the Secretary of State of Delaware, and all shares of ERS Common Stock contributed to Holdco will be reclassified as shares of ERS Class B Common
Stock.


	At the Effective Time, the remaining shares of ERS Common Stock, other than dissenting shares, will be converted into the right to receive $0.26 per share in cash. All shares of ERS Series A-1 Preferred Stock and ERS Class B Common
Stock, other than dissenting shares, will continue unchanged and remain outstanding as shares of capital stock of ERS. As a result of the Merger, Holdco will become the sole holder of the common equity of ERS.

	For more information concerning the terms and provisions of the Merger Agreement and the Reclassification Agreement, see "The Merger" and "The Reclassification Amendment."

Q:	HAS THE BOARD OF DIRECTORS RECOMMENDED THE MERGER?

A:	Yes. First, a Special Committee of the Board of Directors
of ERS approved the Merger Agreement, and recommended that the full Board adopt the Merger Agreement. The Board, having received the recommendation of the Special
Committee, determined that the Merger is in the best interests of ERS and the Public Stockholders, and has unanimously approved the Merger and the Reclassification.

	To review the background and reasons for the Merger and the Reclassification and the factors considered by the Special
Committee in approving and recommending the Merger and the Board of Directors in approving and recommending the Merger and the Reclassification in greater detail, see "Special
Factors - Recommendation of the Special Committee and the
Board of Directors; Reasons for Approving the Merger
Agreement."

Q:	WHY WAS THE SPECIAL COMMITTEE FORMED?

A:	The Board established the Special Committee, consisting of
David Diamond, the non-management director of ERS who is not an affiliate of Holdco or its stockholders, to consider the merger proposal from Messrs. Garfinkle and Failing, and to review, evaluate and negotiate the terms of the Merger
Agreement. The Board formed the Special Committee because the merger transaction presents a potential conflict of interest for Messrs. Garfinkle and Failing, and for Donald
Zilkha, a director of ERS who is an investor in Holdco, and for Michael Persky, a director of ERS who is, and after the Merger will continue as, a member of ERS' senior management.




	The Special Committee independently selected and retained legal counsel and, as its financial advisor, BNY Capital
Markets, Inc., to assist it in its deliberations. The
Special Committee  received an opinion from BNY Capital
Markets, Inc. that, on the date of the Merger Agreement, the $0.26 per share to be received by the Public
Stockholders in the Merger is fair from a financial point of view to the Public Stockholders. For more information concerning the Special Committee, its activities and the opinion of the Special Committee's financial advisor, see "
Special Factors - Background of the Merger," "-
Recommendation of the Special Committee and the Board of Directors; Reasons for Approving the Merger Agreement" and
"-Opinion of Financial Advisor to the Special Committee."

Q:	WHY AM I NOT BEING ASKED TO VOTE?

A:	The stockholders of Holdco own sufficient shares of ERS
Common Stock to approve the Merger Agreement and the Reclassification Amendment without your vote, and the Merger Agreement and the Reclassification Amendment have already been approved by the required stockholder vote. See
"Stockholder Consent to the Merger."

Q:	WHAT WILL I RECEIVE IF THE MERGER IS COMPLETED?

A:	As described above, you will be entitled to receive $0.26
in cash, without interest, for each share of ERS Common
Stock that you own. For example, if you own 7,500 shares of ERS Common Stock, upon completion of the Merger, and subject to you properly submitting your stock certificates for cancellation, you will be entitled to receive $1,950 in cash. See "The Merger - Basic Terms of the Merger
Agreement."

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:	We anticipate that the Merger will be completed later in
the third quarter of this year after the distribution of this Information Statement and the expiration of applicable notice periods.






Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. After the effective time of the Merger,  we will send
you written instructions for exchanging certificates representing your shares of ERS Common Stock for the payment of $0.26 per share. For further information concerning procedures for delivery of your shares and receipt of the merger consideration, see "The Merger -
Basic Terms of the Merger Agreement."

Q:	HOW DO I DISSENT FROM THE MERGER?

A:	If you wish to dissent, you must do so by August __, 2001.
Please refer to "The Merger - Dissenters' Rights."

Q:	WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A:	Your tax consequences will depend on your personal
situation. You should consult your tax advisors for a full understanding of the tax consequences of the Merger to you.
See "Special Factors - Certain United States Federal Income
Tax Consequences" and "- Certain United Kingdom Tax
Consequences."

Q:	WHAT DO I NEED TO DO NOW?

A:	Nothing. This Information Statement is purely for your
information, and does not require or request you to do anything.

Q:	WHOM CAN I CONTACT WITH QUESTIONS?

A:	If you have any questions about the Merger or the
Reclassification, please address your inquiries to ERS at 488 Main Avenue, Norwalk, Connecticut 06851, Attention:
Corporate Secretary.



FORWARD-LOOKING STATEMENTS
	This Information Statement contains certain forward-looking statements. Because these forward-looking statements are being made in connection with a going private transaction, the safe harbor created by Section 21E of the Securities Exchange Act of 1934, as amended, does not apply to these statements. Such forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Such statements are generally accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," or similar terms. ERS' actual results may differ materially from such statements. Factors that could cause or contribute to such differences include, without limitation, the progress of the winding-down of ERS' electronic shelf label operations, ERS' arrangements with holders of its debt obligations, the prospects of NewCheck Corporation ("NewCheck"), in which ERS holds an interest, and other risks and uncertainties indicated from time to time in ERS' filings with the Securities and Exchange Commission (the "Commission").
	Although ERS believes that the assumptions underlying its forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there cannot be any assurance that the results contemplated in such forward-looking statements will be realized. The inclusion of such forward-looking information should not be regarded as a representation by ERS or any other person that the future events, plans or expectations contemplated by ERS will be achieved. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this Information Statement or to reflect the occurrence of unanticipated events.

SPECIAL FACTORS

Background of the Merger

	ERS, since its inception, has been engaged primarily in the development, design, market testing and sale of the ERS ShelfNet Systemr (the "ERS ShelfNet System") and its prior generation systems. The market for electronic shelf label ("ESL") systems, such as the ERS ShelfNet System, remains in the development stage, and market acceptance of, and demand for, these systems are subject to a high level of uncertainty. ERS estimates that, as of March 31, 2001, of the approximately 31,500 supermarkets in the United States that constituted ERS' target market, only approximately 225 stores were operating ESL systems.

	ERS has never been profitable, and ERS has incurred significant net operating losses and negative cash flows from operations to date. ERS has historically funded its operations primarily through (i) loans from its principal stockholders,
(ii) the sale of interests in an affiliated partnership, (iii) its initial public offering of ERS Common Stock consummated in 1993, (iv) its arrangements with the Connecticut Development Authority, (v) the sale of preferred stock to ERS' principal stockholders and members of the Board and their affiliates, (vi) an offshore public offering and contemporaneous private placement of ERS Common Stock in 1996, and (vii) the 1997 sale of units consisting of an aggregate of $147.3 million principal amount at maturity of 131/4 % Senior Discount Notes due February 1, 2004 (the "Senior Discount Notes'), and accompanying common stock purchase warrants, for a price aggregating $100 million. The Senior Discount Notes originally provided for interest to be payable commencing August 1, 2000.

	In the third quarter of 2000, ERS completed the exchange of $76.4 million principal amount at maturity of Senior Discount
Notes for an aggregate of $13.8 million in cash, approximately
$10 million principal amount of new debt and shares of the newly-created ERS Series A-1 Preferred Stock. The notes submitted for exchange represented all of the remaining outstanding Senior Discount Notes, and followed the acquisition in open market transactions during the first quarter of 2000 of $24.5 million principal amount at maturity of Senior Discount
Notes for an aggregate purchase price of $4.7 million and the acquisition in open market transactions and as a result of a tender offer during the fourth quarter of 1999 of $46.3 million principal amount at maturity of Senior Discount Notes for an aggregate purchase price of $7.2 million.

	During the second half of 2000, ERS management continued to seek sources of additional financing in order to support operations and meet ERS' debt obligations that become due in the third quarter of 2001. At a meeting of the Board held on December 5, 2000, the Board authorized the creation of a special finance committee (the "Finance Committee"), consisting of David Diamond, Michael Persky and Donald Zilkha, to consider and formulate and recommend to the Board a plan of financing for ERS, through the issuance of equity or debt securities, or any combination thereof. On January 18, 2001, the Finance Committee met, and reviewed the prospects for external financing, including management's report to the committee.

	At a meeting of the full Board held on January 26, 2001, the Finance Committee apprised the Board of its considerations and recommended the engagement of the Financial Advisor by the Finance Committee to advise it in connection with proposals to raise funds through the placement of ERS securities with affiliates of ERS, including Norton Garfinkle, ERS' Chairman of the Board and a director, and the beneficial owner of approximately 37.0% of the outstanding ERS Common Stock, and Bruce F. Failing, Jr., ERS' Vice Chairman of the Board and Chief Executive Officer and a director, and the beneficial owner of approximately 14.7% of the ERS Common Stock. At such meeting, the Board expanded the mandate of the Finance Committee to extend to authorization of the review and negotiation of the terms of any financing proposal made by affiliates of ERS and engagement of the Financial Advisor and legal counsel.

	During the first quarter of 2001, the Finance Committee reviewed a variety of options for raising funds of between $3 million and $5 million for ERS through a transaction potentially involving the placement of preferred stock accompanied by warrants, or common stock accompanied by warrants, to ERS' affiliates. In addition, Mr. Zilkha resigned from the Finance Committee to avoid any potential conflict in the event he might consider participating in such a transaction. ERS contemporaneously continued its discussions with its principal noteholders in order to modify the outstanding arrangements so as to address the payments due on August 1, 2001. No agreement or other arrangement was concluded as a result of these discussions.

	At a meeting of the Board held on April 17, 2001, the Board considered alternatives available to ERS in connection with its ESL business. Among other matters, the Board reviewed ERS' availability of cash and cash equivalents at the end of the first quarter, in the amount of $.5 million, total current assets (including cash) of $3.3 million, the financial requirements of the ESL business and the current and future requirements and prospects of ERS' arrangements with NewCheck. NewCheck, in which ERS holds an equity interest acquired in 2000, is engaged in the development and commercialization of retailing productivity solutions for use in supermarkets and other retail environments similar to those addressed by the ERS system and is managed by ERS under a management contract obtained by ERS. See "The Company - Recent Developments" and "Certain Transactions and Relationships" below for additional information concerning ERS' relationship with NewCheck. The
Board discussed NewCheck's need for additional capital to implement its business plan due to NewCheck's history of operating losses and uncertainties regarding ERS' ability to provide future funding to NewCheck.

	As a result of its consideration of ERS' and NewCheck's prospects, the Board, at its April 17 meeting, determined to commence the winding-down of ERS' ESL operations on an orderly basis, as a result of insufficient interest in the retail community for ESL systems to justify or attract further economic investment in the reasonably foreseeable future.

	On April 30, 2001, the Principal Stockholders delivered their proposal (the "Proposal") to ERS to acquire, for cash, the shares of ERS Common Stock not contributed by them and certain other investors to a newly-formed acquisition company to be organized by the Principal Stockholders. The transaction proposed by them would be accomplished through (i) the merger into ERS of a subsidiary of the acquisition company, following the reclassification of the ERS Common Stock contributed to the acquisition company as shares of ERS Class B Common Stock, to be outstanding after the merger as the sole class of common equity of ERS, and (ii) the payment by the acquisition company to the remaining holders of ERS Common Stock of $0.24 per share.

	On April 30, 2001, the Board authorized the creation of a Special Committee (the "Special Committee") of the Board, consisting of David Diamond, the non-management director of ERS who would not be an affiliate of the intended acquisition company or its stockholders, in order to review, evaluate, approve, disapprove and make recommendations to the Board with respect to the Proposal and any response thereto and to engage investment bankers and counsel to advise it.

	On April 30, 2001, the Special Committee held a meeting to select legal counsel and a financial advisor. At the meeting, the Special Committee selected Hughes Hubbard & Reed LLP as legal counsel and the Financial Advisor to assist the Special Committee in evaluating the Proposal. At this meeting, Mr.
Diamond requested that Kenneth Lefkowitz, Esq., of Hughes
Hubbard & Reed LLP, inquire as to whether there were any circumstances under which the Principal Stockholders and their affiliates would be willing to sell their interests in ERS to a third party. On the same day, Mr. Lefkowitz contacted Howard Kailes. Esq., of Krugman & Kailes LLP, special counsel to the Principal Stockholders and their affiliates, regarding the Principal Stockholders' and their affiliates' interest in selling their shares in ERS to a third party. Mr. Kailes called Mr. Lefkowitz the following day to inform him that the Principal Stockholders and their affiliates did not believe that such a course of action was in the interests of ERS or its stockholders and, accordingly, were not interested in selling their ERS
Common Stock.

	On May 1, 2001, legal advisor to the Principal Stockholders submitted to the Special Committee's legal advisor the draft of an agreement and plan of merger intended to implement the Proposal. During May and June 2001, the Financial Advisor engaged in due diligence activities relative to the Proposal, and the Special Committee consulted with Investec Henderson Crosthwaite (a division of Investec Bank (UK) Limited), ERS' nominated advisor (the "Nominated Advisor") on the Alternative Investment Market (the "AIM") of the London Stock Exchange, for purposes of complying with the Rules of the London Stock
Exchange relating to the AIM. In addition, during this period the Special Committee's legal advisor and the legal advisor to the Principal Stockholders and their affiliates negotiated the terms of the merger agreement.

		On June 22, 2001, the Financial Advisor met with Mr. Garfinkle, with Mr. Failing participating by telephone, to discuss an increase to the $0.24 per share offered by the Principal Stockholders. During the meeting, the Principal
Stockholders expressed to the Financial Advisor their belief that the $0.24 per share offered was fair to the Public
Stockholders and that an increase was not appropriate.

	On June 29, 2001, Mr. Diamond, the Financial Advisor and the Special Committee's legal advisor met with Mr. Garfinkle and legal advisor to the Principal Stockholders and their affiliates and the acquisition company, incorporated as Systems Holding, Inc., in order to address (i) a request by the Special Committee that Holdco increase the offer of $0.24 per share and (ii) the remaining open issues in the proposed merger agreement. The Special Committee asked Holdco to increase the consideration to be received by the Public Stockholders pursuant to the Proposal. Following these discussions, Holdco agreed to increase the offer from $0.24 per share to $0.26 per share. The Special Committee reviewed the increase to the proposed merger consideration with its advisors and then tentatively agreed to accept the $0.26 per share offer (the "Merger Consideration") subject to having a formal meeting to approve the transaction. The Special Committee and Holdco then resolved the remaining open issues in the proposed merger agreement.

	On July 2, 2001, the Financial Advisor delivered its oral opinion (which was later confirmed in writing on the same date) to the Special Committee to the effect that, based on the assumptions made, the matters considered, and the limitations on the review undertaken, as of such date the Merger Consideration to be received by the Public Stockholders, pursuant to the proposed merger was fair to the Public Stockholders from a financial point of view. At the meeting, the Special Committee:
(i) determined that (x) the Merger Consideration to be received by the Public Stockholders in the Merger is fair from a financial point of view to the Public Stockholders, and (y) the Merger is advisable and in the best interests of ERS and the Public Stockholders, (ii) approved, and declared the advisability of, the Merger Agreement and (iii) determined to recommend that the Board adopt the Merger Agreement. Following the meeting of the Special Committee, the full Board met, reviewed the determinations of the Special Committee and unanimously accepted the recommendation of the Special Committee and authorized the execution and delivery of the Merger
Agreement and approved the Reclassification Amendment.

	On July 2, 2001, Holdco Stockholders representing in excess of a majority of the outstanding shares of ERS Common Stock approved the Merger Agreement and the Reclassification Amendment by written consent in accordance with Delaware law.

	On July 2, 2001, ERS, Holdco and Merger Sub executed the
Merger Agreement.

Recommendations of the Special Committee and the Board of Directors; Reasons for Approving the Merger Agreement
	The Special Committee. The Special Committee has (i) determined that (x) the Merger Consideration is fair to the Public Stockholders, and (y) the Merger is advisable and in the best interests of ERS and the Public Stockholders, (ii) approved, and declared the advisability of the Merger Agreement and (iii) determined to recommend that the Board adopt the Merger Agreement. In reaching these conclusions, the Special Committee considered the following factors:
? Market Price Considerations. The Special Committee considered the historical market prices and recent trading activity of the ERS Common Stock, including the fact that the Merger Consideration represents (i) a premium of 100.0% over the closing price of the ERS
Common Stock on the last trading date on which the ERS
Common Stock traded prior to the public announcement of the proposed Merger on May 2, 2001, (ii) a premium of 116.7% to the closing price of the ERS Common Stock one week prior to May 2, 2001 and (iii) a premium of 116.7% to the closing price of the ERS Common Stock one month prior to May 2 2001.
? Market Information Regarding Publicly Held Shares. The Special Committee considered historical market prices and trading information with respect to the ERS Common Stock and a comparison of these market prices and trading information with those of selected publicly held companies operating in industries similar to that of ERS and the sales, earnings and price to earning multiples at which the ERS Common Stock and the securities of these other companies trade, as well as prices and premiums paid in recent acquisitions (both friendly and hostile) of other similar companies.
? Opinion of the Financial Advisor that the Merger
Consideration is Fair. The Special Committee considered the financial advice of the Financial Advisor and its opinion to the effect that, as of the date of such opinion and based upon and subject to the assumptions, factors and limitations set forth therein, the Merger Consideration to be received by the Public Stockholders in the Merger is fair from a financial point of view to the Public Stockholders. This opinion was expressed after reviewing with the Special Committee various financial criteria used in assessing the transaction and was based on various assumptions and subject to various limitations discussed with the Special Committee. See
"Opinion of the Financial Advisor to the Special
Committee" below for a summary of the opinion of the Financial Advisor.
? Special Committee's Evaluation of the Merger
Consideration. The Special Committee considered its belief that the Merger Consideration, under all the relevant circumstances, reflects the fair value of the ERS Common Stock, based on the Special Committee's familiarity with ERS' business, financial condition, results of operations, business strategy, and future prospects, as well as the nature of the markets in which ERS operates and the quality of its management team (the "Business"). In this regard the Special Committee, in consultation with the Financial Advisor, identified several significant factors that would affect the Business, including the following:
? ERS' declining financial condition and results of operations due largely to insufficient interest in ESL operations in the retail community, which led to the determination, announced on May 2, 2001, to wind-down
ERS' ESL operations.
? The fact that ERS is winding down its ESL operations and may not have sufficient capital to complete this process.
? ERS and its competitors have been unable to penetrate the ESL market, as evidenced by management's estimate that, as of March 31, 2001, only approximately 225 stores in the United States were operating shelf labeling systems out of approximately 31,500 supermarkets in the United States.
? ERS has sustained cumulative net operating losses in the amount of $137.9 million (prior to recording extraordinary gains in connection with the acquisition of Senior Discount Notes) and negative cash flows from operations since its inception.
? ERS does not have funds to repay $10.0 million original principal amount in guaranteed secured notes, $5.6 million of which (inclusive of accrued interest) will, absent waivers, mature in August 2001.
? ERS' only asset of any value being its interest in NewCheck, NewCheck's need for additional capital to implement its business plan due to NewCheck's history of operating losses, and the unavailability of additional funds to invest in NewCheck if the Merger is not consummated.
? Merger Consideration is Payable in Cash. The Special Committee considered the fact that the Merger
Consideration to be received in the Merger is payable in cash, thereby eliminating any uncertainties in valuing the consideration to be received by the Public
Stockholders.
? Ability to Pay ERS' Liabilities. Holdco has indicated that, upon consummation of the Merger, it will have the ability to address ERS' current liabilities, including but not limited to an estimated cash deficit to fund the winding-down of the ESL business. In addition, Holdco indicated its willingness to purchase the guaranteed secured notes plus accrued and unpaid interest, due in August 2001, in the event holders were to sell such debt as contemplated by Holdco (see "The Company - Recent Developments-Debt Arrangements").
? Arms'-Length Negotiations. The Special Committee took account of the arm's-length negotiations between the Special Committee, the Financial Advisor and the Special Committee's legal counsel, and Holdco and its legal counsel, including that the negotiations resulted in the Special Committee's belief that $0.26 per share was the highest price that could be obtained from Holdco under the circumstances.
? Consultation with Investec Bank (UK) Limited.  The
Special Committee consulted with the Nominated Advisor for the purposes of complying with the Rules of the London Stock Exchange relating to the AIM.
? Dissenters' Rights. The Special Committee also considered that Public Stockholders will have appraisal rights under Delaware law in connection with the Merger.
? Alternatives Available.  The Special Committee considered
(i) that the Principal Stockholders own in excess of a majority of the shares of ERS Common Stock, and the effects of such ownership on the alternatives available to ERS; (ii) that the Principal Stockholders and their affiliates stated that they were not interested in selling their interests to a third party; and (iii) that, as a practical matter, no such alternatives potentially available to ERS could be effected without the support of the Principal Stockholders. Accordingly, the Special
Committee and the Financial Advisor were not authorized to, and did not, solicit third party indications of interest to acquire ERS.
? Alternative Transactions. The Special Committee considered that the Merger Agreement, under certain limited circumstances, permits ERS to engage in negotiations with, or to furnish information to, third parties proposing an alternative transaction.
? Special Committee Structure. The Special Committee believes that the Merger is procedurally fair because, among other things: (i) the Special Committee consisted of an independent director appointed to represent the interests of the Public Stockholders; (ii) the Special
Committee retained and was advised by its own independent legal counsel experienced in advising on similar transactions; (iii) the Special Committee retained and was advised by an independent financial advisor; (iv) the Special Committee diligently evaluated the Merger and alternatives thereto; and (v) that the Special Committee is a mechanism well established under Delaware law in transactions of this type.
? No Unusual Conditions to the Merger. The Special
Committee considered the likelihood that the Merger would be consummated. In this regard it took into consideration that there are no unusual requirements or conditions to the Merger, and the fact that Holdco has the financial resources to consummate the Merger expeditiously.
? Immediate Liquidity. The Special Committee considered the fact that historically there has been relatively low trading volume of the ERS Common Stock and that the Merger would result in immediate liquidity for the Public Stockholders.
? Problems and Costs Associated with being a Public
Company. The Special Committee considered the limitations ERS suffered and would likely continue to suffer financially as a public company, including its limited trading volume, lack of institutional sponsorship and lack of research attention from analysts, all of which adversely affect the trading market and the value of the ERS Common Stock. In addition, the Special
Committee considered the cost to ERS of continuing to file periodic reports with the Commission and complying with the proxy and annual report requirements under the Securities Exchange Act of 1934 (the "Exchange Act").
? No Participation in Future Growth. The Special Committee considered that Public Stockholders will be precluded from having the opportunity to participate in the future growth prospects of ERS. However, the Special Committee noted that Public Stockholders upon consummation of the Merger, will not be exposed to the possibility of future declines in the price at which the ERS Common Stock trades.
? No Requirement for Approval by Majority of Unaffiliated Stockholders. The Special Committee considered that the
Merger is not structured so that approval of at least a majority of unaffiliated stockholders is required.
The Special Committee did not consider whether the Merger Consideration constitutes fair value in relation to the liquidation value of ERS and gave little consideration to the book value of ERS because the Special Committee believed that those values were not relevant to the market value of ERS' business. Although the Special Committee has not conducted any analysis of going concern value, the factors described above, in part, reflect the Special Committee's judgment as to the going concern value of the ERS Common Stock. Neither ERS nor Holdco have purchased ERS Common Stock in the past two years (see "Certain Transactions and Relationships - Other Relationships" below for a description of arrangements to contribute ERS Common Stock to Holdco) nor have their been any firm offers (other than the Merger) to acquire ERS in the past two years, thus these events were not considered by the Special Committee.
The description set forth above of the factors considered by the Special Committee is not intended to be exhaustive, but summarizes the material factors considered. The Special Committee evaluated the Merger in light of its knowledge of the business, financial condition and prospects of ERS, and based upon the advice of its legal counsel and its financial advisors. In light of the number and variety of factors that the Special Committee considered in connection with its evaluation of the Merger, the Special Committee found it impracticable to assign relative or specific weights to the foregoing factors, and, accordingly, the Special Committee did not do so. Throughout its deliberations, the Special Committee received the advice of the Financial Advisor and its legal counsel.
The Board of Directors. Based on the recommendation and approval of the Special Committee, the Board has unanimously deemed it advisable, fair and in the best interests of ERS and the Public Stockholders, that: (i) following the Reclassification, Merger Sub be merged into and with ERS, and
(ii) pursuant to the Merger, all remaining shares of ERS Common Stock other than dissenting shares be converted into and represent the right to receive the Merger Consideration. In reaching these conclusions, the Board considered the following factors:
? The recommendation of the Special Committee;
? The presentation by the Financial Advisor of its analysis and conclusions concerning the fairness of the transaction;
? The additional factors referred to above as having been taken into account by the Special Committee; and ? The procedural factors described below.
The Board believes that the Merger is procedurally fair because, among other things:
? The Special Committee consisted of a non-management, independent director appointed by the Board to represent solely the interests of the Public Stockholders;
? The Special Committee retained and was advised by the Financial Advisor and its own independent legal counsel to assist it in evaluating the Merger;
? The Special Committee engaged in extensive negotiations and deliberations in evaluating the Merger and Merger Consideration;
? The Merger Consideration and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between the Special Committee and Holdco and their respective advisors;
? The Special Committee is a mechanism well established under Delaware law in transactions of this type; and ? The ability of the Board, under certain circumstances, to consider alternative proposals and terminate the Merger Agreement if they determine that the failure to do so would be inconsistent with their fiduciary duties under Delaware law.
In view of the foregoing, the Board believes that sufficient procedural safeguards existed to ensure the fairness of the Merger and permitted the Special Committee effectively to represent the interests of the Public Stockholders.
The Board did not consider whether the Merger Consideration constitutes fair value in relation to the liquidation value of ERS and gave little consideration to the book value of ERS because the Board believed that those values were not relevant to the market value of ERS' business. Although the Board has not conducted any analysis of going concern value, the factors described above, in part, reflect the Board's judgment as to the going concern value of the ERS Common Stock. Neither ERS nor Holdco have purchased ERS Common Stock in the past two years (see "Certain Transactions and Relationships - Other Relationships" below for a description of arrangements to contribute ERS Common Stock to Holdco) nor have their been any firm offers (other than the Merger) to acquire ERS in the past two years, thus these events were not considered by the Board. In view of the variety of factors considered by the Board and the complexity of these matters, the Board did not find it practicable to, and it did not, quantify or otherwise attempt to assign relative weights to the factors considered in making its determination, nor did it evaluate whether these factors were of equal importance. In considering the factors described above, individual members of the Board may have given different weight to the various factors. In considering the determination of the Special Committee, the Board believed that the analysis of the Special Committee was reasonable and adopted the Special Committee's conclusion and the analysis underlying the conclusion.

Opinion of Financial Advisor to the Special Committee
At the July 2, 2001 meeting of the Special Committee, the Financial Advisor delivered its opinion (the "Opinion") to the effect that, as of the date thereof and subject to the assumptions and qualifications set forth therein, the consideration to be received in the Merger was fair, from a financial point of view, to the Public Stockholders.
The full text of the Opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by the Financial Advisor, is attached as Annex B to this Information Statement. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. The Public Stockholders are urged to read carefully the Opinion in its entirety.
The Opinion is expressly intended for the benefit and use of the Special Committee and does not constitute a recommendation to the Special Committee or any holders of ERS Common Stock. The Financial Advisor was not requested to opine as to, and its opinion does not address, ERS' underlying business decision to proceed with or effect the Merger.
The consideration to be received by the Public Stockholders in the Merger was determined by Holdco and the Special Committee through arm's-length negotiations, which resulted in Holdco increasing its offer from $0.24 to $0.26 per share of ERS Common Stock. Although the Financial Advisor was consulted and provided certain advice to the Special Committee from time to time during the course of such negotiations, the consideration to be received was not based on any recommendation by the Financial Advisor. The Special Committee did not provide special instructions to, or place any limitations upon, the Financial Advisor with respect to the procedures to be followed or factors to be considered by the Financial Advisor in performing its analyses or rendering the Opinion.

In the course of performing its review and analyses for rendering the Opinion, the Financial Advisor:
? reviewed and compared certain publicly available financial statements and other publicly available information of ERS, and comparative companies;
? reviewed and compared non-public financial statements of NewCheck, and publicly available information for comparative companies;
? reviewed and analyzed certain internal financial statements, projections and other financial and operating data concerning ERS and NewCheck;
? discussed the past and current operations and financial condition and the prospects of ERS and NewCheck;
? reviewed the reported prices and trading activity for the ERS Common Stock;
? compared the financial performance of ERS and NewCheck with that of certain other companies which are comparable to ERS and NewCheck;
? compared the financial performance of ERS and NewCheck with that of certain other companies that have been acquired;
? reviewed precedent transactions by other public companies involved in the electronic shelf labeling and automated checkout machine businesses;
? reviewed the Merger Agreement and certain related documents; and
? performed such other analysis and considered such other factors as the Financial Advisor deemed relevant and appropriate.
The Financial Advisor relied upon and assumed without independent verification the accuracy and completeness of all information about ERS and NewCheck that the Financial Advisor reviewed. With respect to the projections, the Financial Advisor assumed that such projections had been prepared on bases reflecting the best currently available estimates and judgments of the management of ERS and NewCheck as to expected future performance. The Financial Advisor did not assume any responsibility for the information or forecasts provided to it. The Financial Advisor relied upon assurances of ERS and NewCheck management that they were unaware of any facts that would make the information or forecasts provided to the Financial Advisor incomplete or misleading. The Financial Advisor did not perform or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ERS and NewCheck, nor was the Financial Advisor furnished with any such appraisals.
The Financial Advisor noted that the Principal Stockholders own a majority of the outstanding shares of ERS Common Stock. The Financial Advisor also noted that the Principal Stockholders have represented to the Financial Advisor and to the Special Committee that they do not have any intention to sell any shares. Accordingly, neither the Financial Advisor nor the Special Committee solicited, nor was the Financial Advisor asked to solicit, third party acquisition interest in ERS or its assets in liquidation. The Financial Advisor assumed that the representations and warranties made in the Merger Agreement were true and that the Merger will be completed in accordance with the Merger Agreement. The Opinion was necessarily based upon financial market, economic and other conditions, and information made available to the Financial Advisor, as they existed on, and could be evaluated as of, the date of such Opinion.
In connection with preparing and rendering the Opinion, the Financial Advisor performed a variety of valuation, financial and comparative analyses. The Financial Advisor made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of ERS, NewCheck and the Financial Advisor. The summary of such analyses, as set forth below, does not purport to be a complete description of the analyses underlying the Opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances at hand. Accordingly, a fairness opinion is not readily susceptible to summary description. The Financial Advisor believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by the Financial Advisor. The analyses which the Financial Advisor performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses are not appraisals and the estimates of values of companies do not reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Accordingly, such estimates are inherently subject to substantial uncertainties.
The following is a summary of the material valuation, financial and comparative analyses performed by the Financial Advisor in arriving at the Opinion as of the date thereof. Comparative Company Analysis. The Financial Advisor compared certain ratios and multiples of ERS and NewCheck to the corresponding ratios and multiples of certain publicly-traded companies that the Financial Advisor considered to have operations similar to the operations of ERS and NewCheck (the "Comparable Companies"). The Financial Advisor considered that, in view of ERS' plans to wind down its ESL business, the value of ERS is substantially represented by its interest in NewCheck. The Comparable Companies for NewCheck included Adept
Technology, Inc., Diebold, Inc., Micros Systems, Inc., NCR Corporation ("NCR"), Optimal Robotics Corporation ("Optimal"), PSC, Inc. ("PSC"), Radiant Systems, Inc., Scansource, Inc., Symbol Technologies, Inc., and Zamba Corporation. The multiples and ratios were calculated based on publicly available financial information and research reports, and were adjusted for certain extraordinary and non-recurring items. The Financial Advisor compared the total enterprise value to revenue; earnings before interest, taxes, depreciation and amortization ("EBITDA"); and earnings before interest and taxes ("EBIT"). Total enterprise value for a given company was defined as the equity market value plus total debt and preferred stock, less cash and cash equivalents, plus the value of any minority stakes in consolidated businesses. All multiples were based on a twenty trading day average as of June 29, 2001.
The Financial Advisor chose the Comparable Companies because they have general business, operating and financial characteristics similar to those of NewCheck. The Financial Advisor noted that among the ten Comparable Companies, only NCR, PSC and Optimal market a competing product. Of these Comparable Companies, NCR was eliminated because the revenue it generates from the sale of self checkout machines is insignificant relative to its total revenue base, and PSC was eliminated since they had only recently entered the self checkout market and will not have the capability to ship a product until early third quarter. The Financial Advisor therefore chose Optimal as the most comparable company to NewCheck.
The Financial Advisor focused on valuing NewCheck on the basis of a multiple of revenue since NewCheck has generated negative EBITDA and EBIT historically. The Financial Advisor reviewed NewCheck's latest twelve months ("LTM") of actual results ended March 31, 2001 as well as management's "worst case" and "best case" projections for 2001. The Financial Advisor computed an implied enterprise value for NewCheck and value per common share for ERS by discounting Optimal's LTM and 2001 projected revenue multiples and applying these discounted multiples to NewCheck's LTM and 2001 projected revenue. The Financial Advisor applied a discount to Optimal's revenue multiples given the Financial Advisor's perception of the relative development and position of Optimal and NewCheck, and the fact that Optimal is publicly traded, whereas NewCheck is a privately held company. The Financial Advisor weighted each of "worst case," "best case" and LTM equally, resulting in a valuation range for ERS' common shares of $.08 to $.40 per share.
The Financial Advisor noted that no company in the foregoing analysis is identical to NewCheck. Accordingly, the Financial Advisor did not rely solely on the mathematical results of the analysis, but also made qualitative judgments concerning differences in financial and operating characteristics of NewCheck and the Comparable Companies and other factors that could affect the values of each.
Comparable Transaction Analysis. The Financial Advisor reviewed certain publicly-available financial information related to 15 merger and acquisition transactions involving self-service automated technology companies completed over the prior four years that it deemed generally comparable to NewCheck. For each of the comparable transactions, the Financial Advisor reviewed certain publicly-available financial information for the acquired companies including revenue, EBITDA and EBIT, as adjusted for certain extraordinary and non-recurring items.
Any analysis of the fairness of the consideration to be received by the Public Stockholders involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparative transactions and other factors in relation to the acquisition values of the comparative companies. Moreover, the Financial Advisor noted that of the 15 comparable transactions, none were truly comparable to NewCheck, in that many of their products and services did not overlap with those provided by NewCheck. Accordingly, the Financial Advisor excluded its analysis of comparable transactions in reaching its valuation conclusions.
Discounted Cash Flow Analysis. In the course of its analysis, the Financial Advisor considered the traditional discounted cash flow analysis (estimating the present value of the future free cash flows for NewCheck's business plus the present value of the terminal value) but excluded this methodology given the early stage of NewCheck's business and the difficulty in accurately projecting business results over a three-to five-year period, and the fact that NewCheck's management had not prepared projections beyond 2001.
Historical Stock Price Analysis. The Financial Advisor reviewed the historical closing prices for the ERS Common Stock. Over the twelve months ended May 2, 2001, ERS' Common Stock traded between a high of $1.16 on August 1, 2000 and a low of $.12 on April 5, 2001. The Financial Advisor observed that the ERS Common Stock had declined significantly over the past twelve months due to ERS' deteriorating financial condition and its May 2, 2001 press release announcing the winding down of its ESL business as a result of apparent insufficient interest in the retail community for the ESL systems to justify or attract further economic investment in the foreseeable future.
The Financial Advisor also observed that, based on the proposed offer of $0.26 per share of ERS Common Stock, the following premia were applicable as of May 2, 2001:

1 Day
1 Week
1 Month
Offer Premium to ERS'
Common Stock
100.0%
116.7%
116.7%
Mergerstat Control
Premium Study (1)
 26.8%
 35.6%
 32.5%
______________
(1) Represents the median control premium for domestic transactions closed in the first quarter of 2001.
The Financial Advisor compared these premia with those of the average control premium paid for domestic transactions in the first quarter of 2001. The Financial Advisor noted that while the Principal Stockholders already have effective control of ERS, the premia offered compared favorably to recent control premiums paid by buyers. The Financial Advisor further noted that while premia analyses are an indicia of value, such analyses by themselves were not sufficient to reach conclusions as to financial fairness.
The Financial Advisor was engaged by ERS and the Special Committee to act as the financial advisor to the Special Committee based on the Financial Advisor's experience and expertise as well as its familiarity with ERS and NewCheck. The Financial Advisor is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. The Financial Advisor has previously provided various investment banking and financial advisory services to ERS and NewCheck, for which the Financial Advisor received customary fees for the rendering of these services.
Pursuant to the terms of its engagement letter dated June
12, 2001, the Special Committee has agreed to have ERS pay the Financial Advisor a total fee of $150,000 in connection with the delivery of the oral and written Opinion, reimburse the Financial Advisor for reasonable out-of-pocket expenses (including fees and disbursements of counsel) and indemnify the Financial Advisor against liabilities and expenses in connection with its engagement.

Holdco's Position as to the Fairness of the Merger

	Holdco, and the Principal Stockholders, have considered the analysis and findings of the Special Committee and the full
Board (described in detail in "-Recommendations of the Special Committee and the Board of Directors; Reasons for Approving the Merger Agreement") with respect to the fairness of the Merger and, based in part on such analysis, believe that the Merger and the Merger Agreement, and the transactions contemplated thereby, are fair to the Public Stockholders. In particular, Holdco, and the Principal Stockholders, believe that the consideration to be received in the Merger by the Public Stockholders is substantively fair to them, based on a number of factors, including, without limitation, the following: (1) the per share price to be paid in the Merger represents a 100.0% premium over the trading price of the ERS Common Stock on the last day on which shares of ERS Common Stock traded prior to ERS' announcement on May 2, 2001 of the merger proposal; (2) the Merger will provide consideration to the Public Stockholders entirely in cash and is not subject to any financing contingency; (3) the Special Committee and its advisors successfully negotiated an increase in the merger consideration to be paid to the Public Stockholders from $0.24 to $0.26 per share; and (4) if the Public Stockholders do not believe that the Merger Consideration is fair, they have the option of obtaining "fair value" for their shares by electing their statutory right to appraisal under Delaware law.

	In addition, Holdco, and the Principal Stockholders, believe that the Merger is procedurally fair to the Public Stockholders based on the following, among other factors: (1) the Merger Consideration and the other terms and conditions of the Merger Agreement were the result of good faith negotiations between the representatives of Holdco and the Special Committee, which has been constituted effectively to represent the interests of the Public Stockholders, and consisted of the non-management director of ERS who is not an affiliate of Holdco or the Holdco Stockholders; (2) the Special Committee retained, was advised by, and received an opinion from the Financial Advisor, its independent financial advisor, to the effect that the Merger Consideration to be received by the Public Stockholders in the Merger is fair from a financial point of view to the Public Stockholders; and (3) the Special Committee engaged its own legal counsel, not affiliated with Holdco or its stockholders, to serve as independent legal advisor to the Special Committee. Holdco, and the Principal Stockholders, did not consider whether the Merger Consideration constitutes fair value in relation to the liquidation value of ERS and gave little consideration to the book value of ERS because Holdco, and the Principal Stockholders, believed that those values were not relevant to the market value of ERS' business. Although Holdco, and the Principal Stockholders, have not conducted any analysis of going concern value, the factors described above, in part, reflect Holdco's, and the Principal Stockholders' judgment as to the going concern value of the ERS Common Stock. Neither ERS nor Holdco have purchased ERS Common Stock in the past two years (see "Certain Transactions and Relationships - Other Relationships" below for a description of arrangements to contribute ERS Common Stock to Holdco) nor have their been any firm offers (other than the Merger) to acquire ERS in the past two years, thus these events were not considered by Holdco and the Principal Stockholders.

	Prior to the decision of Holdco, and the Principal Stockholders, to pursue the Merger, the Principal Stockholders submitted various proposals to the Board involving the placement of preferred stock accompanied by warrants, or common stock accompanied by warrants, in order to support ERS' liquidity. The Principal Stockholders decided not to pursue these proposal and instead to pursue the Merger, because they believe that is in the best interests of the Public Stockholders to avoid further erosion of stockholder value and to receive cash for their interests in ERS and for ERS to operate as a private company. See "-Background of the Merger" above and "Purpose and Structure of the Merger" below.

	Holdco, and the Principal Stockholders, have evaluated the factors listed above to support its determination as to the fairness of the Merger. Holdco considered these factors in their totality and did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching their conclusion.

Purposes and Structure of the Merger

	The purposes of the Merger are to permit the Public Stockholders to realize a substantial premium over the market price at which their shares traded prior to the announcement of the merger proposal, and to permit Holdco to acquire the entire common equity interest in ERS, raising its ownership of the common equity from approximately 60.2% to one hundred percent thereof. The proposed transaction has been structured as a going private cash merger of Merger Sub into ERS, as a result of which ERS will be the surviving corporation, in order to permit Holdco to own the entire common equity of a privately held corporation, and as a cash merger to provide the holders of ERS Common Stock (other than Holdco) with cash for all of their shares. Holdco, and the Principal Stockholders, believe that, as a private company, ERS will have greater flexibility to focus on enhancing value in the emerging product markets in which ERS may operate, without the constraints imposed by the public securities markets. The Special Committee determined to recommend the Merger at this time for the same reasons, and in order to avoid further erosion of stockholder value, in particular in the context of ERS' inability (i) to raise funds in order to complete the winding-down of ESL operations, (ii) to service its debt obligations and (iii) to provide additional funding to NewCheck.

Certain Effects of the Merger

	Upon consummation of the Merger, all of the common equity of ERS will be held by Holdco. As a result, following the Merger, the interest of Holdco in ERS' net book value and net income will increase from approximately 60.2% to one hundred percent thereof, entitling Holdco to the benefits, if any, resulting from such interest, including any income generated from ERS' operations, any future increase in ERS' value and the right to vote all of ERS' common equity. Similarly, Holdco will bear the risk of all of the losses, if any, generated by ERS' operations and any decrease in the value of ERS. As described below under "-Interests of Certain Persons in the Merger," Messrs. Garfinkle and Failing, in turn, beneficially own, respectively approximately 60.8% and 24.2% of the common stock, $.01 par value ("Holdco Common Stock"), of Holdco and Donald Zilkha, a director of ERS, beneficially owns approximately 1.8% of the Holdco Common Stock.

	ERS' net book value at March 31, 2001 was ($19,225,000), or ($0.90) per share. ERS' net loss for the three-month period ended March 31, 3001 was ($3,582,000), or ($0.17) per share, its net income for the year ended December 31, 2000 (after accounting for an extraordinary item) was $41,207,000, or $1.94 per share, and its net loss for the year ended December 31, 2000 (before accounting for the extraordinary item) was ($23,621,000), or ($1.11) per share. During the year ended
December 31, 2000, ERS recorded an extraordinary item of $64,828,000, or $3.04 per share, as the result of the acquisition of its Senior Discount Notes for amounts less than the face amount thereof. See "Special Factors - Background of the Merger."

The Public Stockholders will not have the opportunity to participate in the earnings and growth of ERS after the Merger and will not have the right to vote on any corporate matters. Instead, the Public Stockholders will have the right to receive $0.26 in cash, without interest, for each share of ERS Common Stock held by them, other than shares in respect of which dissenter's rights have been perfected. The Public Stockholders will not face the risk of any losses generated by ERS' operations or any decline in the value of ERS after the Merger.

Following completion of the Merger, the ERS Common Stock will no longer be authorized to be quoted on the OTC Bulletin Board. In addition, the registration of the ERS Common Stock will be terminated under the Exchange Act, upon application of ERS to the Commission, and the listing of the ERS Common Stock on AIM would be cancelled. Accordingly, following the Merger, there will be no publicly-traded ERS stock outstanding.

	Neither ERS nor Holdco, nor the Principal Stockholders, have any specific plans or proposals for any extraordinary corporate transaction involving the Merger, or for any sale or transfer of all or substantially all of the assets held by ERS after completion of the Merger. However, the surviving corporation and Holdco will continue to evaluate ERS' business and operations after the consummation of the Merger and make such changes as are deemed appropriate from time to time.

	Following the consummation of the Merger, ERS' directors, officers and management immediately before the Merger will remain as the directors, officers and management of the surviving corporation immediately after the Merger.

	It is expected that, if the Merger is not consummated, ERS' current management, under the general direction of Board, will continue to manage ERS.

Interests of Certain Persons in the Merger

	In considering the recommendations of the Special Committee and the Board with respect to the Merger Agreement and related matters, the Public Stockholders should be aware that members of ERS' management and Board have certain interests that are described below that may present them with actual or potential conflicts of interest in connection with the Merger Agreement and the transactions contemplated thereby.

	Holdco Stockholders. Mr. Garfinkle, the Chairman of the Board and a director of ERS, and the beneficial owner of approximately 37.0% of the ERS Common Stock, is Chairman of the Board and Chief Executive Officer and a director of Holdco, and the beneficial owner of approximately 60.8% of the Holdco Common Stock. Mr. Failing, the Vice Chairman of the Board and Chief Executive Officer and a director of ERS, and the beneficial owner of approximately 14.7% of the outstanding ERS Common Stock, is a director of Holdco and the beneficial owner of approximately 24.2% of the Holdco Common Stock. Donald Zilkha, a director of ERS and the beneficial owner of approximately 0.5% of the ERS Common Stock is the beneficial owner of approximately 1.8% of the Holdco Common Stock.

	ERS Stock Options. After the Effective Time, all outstanding options to acquire ERS Common Stock which are outstanding under ERS' 1993 Employee Stock Option Plan and 1993 Director Stock Option Plan (the "Stock Option Plans') will be assumed by Holdco upon the same terms and conditions as contained under such plans, except that each such option will be exercisable for a number of shares of Holdco Common Stock equal to the number of shares of ERS Common Stock subject to such option immediately prior to the effectiveness of the Merger, at an option price per share of Holdco Common Stock equal to the exercise price per share of ERS Common Stock subject to such option in effect on such date. See "The Company - Security Ownership of Principal Stockholders and Management" for information concerning options held by directors and executive officers of ERS.

	Indemnification of Officers and Directors of ERS. Pursuant to the Merger Agreement, from and after the effectiveness of the Merger, Holdco will, to the extent permitted by Delaware law, honor all obligations of ERS pursuant to ERS' certificate of incorporation, by-laws and agreements with directors, which provide in various respects for indemnification of officers and directors of ERS with respect to events occurring before the consummation of the Merger. In addition, Holdco has agreed to maintain in effect for six years from and after the effectiveness of the Merger, the current directors' and officers' liability insurance policies maintained by ERS
(provided that Holdco may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time.

	Special Committee Compensation.  Mr.  Diamond  has  or
will  receive  fees  aggregating    $19,500 from ERS for
services rendered as a member of the Special Committee, calculated at the rate of $1,500 for each meeting of the Special Committee attended by legal counsel or the Financial Advisor. Such compensation was payable regardless of the recommendation of the Special Committee with respect to the Merger.

Certain United States Federal Income Tax
  Consequences

U.S. Stockholders. The receipt of cash for shares of ERS
Common Stock by a U.S. stockholder in the Merger (including by reason of exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. stockholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount received in exchange for the shares of ERS Common Stock sold and such stockholder's adjusted tax basis in such shares. Assuming the shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. If, at the time of the Merger, the shares of ERS Common Stock then exchanged have been held for more than one year by such stockholder, such gain or loss will be long-term capital gain or loss (other than, with respect to the exercise of appraisal rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income). Under current law, long-term capital gains of individuals are generally taxed at lower rates than items of ordinary income and short-term capital gains. Capital losses are only deductible to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 of ordinary income. Capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations.

	Non-U.S. Stockholders. Non-U.S. stockholders generally will not be subject to U.S. federal income tax on the receipt of cash for shares of ERS Common Stock pursuant to the Merger, unless such non-U.S. stockholder's gain is effectively connected with a U.S. trade or business, or, in the case of gain recognized by an individual non-U.S. stockholder, such individual is present in the U.S. for 183 days or more during the taxable year and certain other conditions are satisfied.

	Backup Withholding. Stockholders may be subject to "backup withholding" at a rate of 31% under U.S. tax law when they receive payments of cash pursuant to the Merger. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax.
Certain persons generally are entitled to exemption from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with his own tax advisor as to his qualification for exemption from withholding and the procedure for obtaining such exemption. To avoid the imposition of backup withholding, U.S. stockholders and non-U.S. stockholders should follow the instructions set forth below.

	U.S. Stockholders. In order to avoid "backup withholding" on payments of cash pursuant to the Merger (including any cash paid pursuant to the exercise of appraisal rights), a U.S. stockholder surrendering shares of ERS Common Stock in the Merger must, unless an exemption applies, provide the paying agent with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a U.S. stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Merger may be subject to backup withholding of 31%. All U.S. stockholders surrendering shares of ERS Common Stock pursuant to the Merger should complete and sign the Substitute
Form W-9 included as part of the letter of transmittal which will be sent by the paying agent following the effective date of the Merger to provide the information and certification necessary to avoid backup withholding.

	Non-U.S. Stockholders. In order to avoid 31% backup withholding, non-U.S. stockholders other than corporations should properly complete and provide to the paying agent the Substitute Form W-8BEN included as part of the letter of transmittal which will be sent by the paying agent after the effective date of the Merger. Foreign corporations should follow the instructions above with respect to the completion of Substitute Form W-9.

	For purposes of this information statement, "U.S.
stockholder" and "non-U.S. stockholder" have the following meanings:

	"U.S. stockholder" means one of (1) a citizen or resident of the United States, including an alien individual (such as a citizen of another country) who is a lawful permanent resident of the United States or meets the "substantial presence test" under
Section 7701(b) of the Internal Revenue Code of 1986, as amended (the "Code") (for example, because the alien individual is present in the United States for 183 days or more in the current calendar year), (2) a corporation or partnership created or organized in the United States or under the laws of the United States or any political subdivision, or (3) an estate or trust which is not a foreign estate or trust under Section 7701(a) (31) of the Code.

	"Non-U.S. stockholder" means any stockholder that is not a U.S. stockholder, except for non-U.S. stockholders, if any, who are subject to United States federal income tax on payments received pursuant to the Merger because such payments are effectively connected with their conduct of a U.S. trade or business. Any such stockholder receiving payments that are effectively connected with the conduct of a U.S. trade or business should contact an independent tax advisor with respect to the backup withholding and other U.S. tax consequences of receiving payments pursuant to the Merger.

	THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN STOCKHOLDERS, DEPENDING ON THEIR CIRCUMSTANCES, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, STOCKHOLDERS WHO ARE IN SPECIAL TAX SITUATIONS (SUCH AS FINANCIAL INSTITUTIONS, INSURANCE COMPANIES, OR TAX-EXEMPT ORGANIZATIONS), OR TO PERSONS HOLDING SHARES OF ERS COMMON STOCK AS PART OF A "STRADDLE," "HEDGE" OR "CONVERSION TRANSACTION".

	THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

Certain United Kingdom Tax
  Consequences

The following paragraphs (which are intended as a general guide only) are based on current legislation and practice of the U.K. Inland Revenue. They summarize certain limited aspects of the U.K. taxation consequences of the Merger and they relate to the position of holders of ERS Common Stock who are the beneficial owners of the ERS Common Stock, who hold their ERS Common Stock as an investment (otherwise than under a Personal Equity Plan or an Individual Savings Account, and rather than as securities realized in the course of a trade) and who are resident or ordinarily resident in the U.K. for tax purposes. The paragraphs below do not address the position of stockholders who are subject to tax in any jurisdiction other than the U.K.

IF YOU ARE IN ANY DOUBT AS TO YOUR TAXATION POSITION OR IF
YOU ARE SUBJECT TO TAXATION IN ANY JURISDICTION OTHER THAN THE
UNITED KINGDOM, YOU SHOULD CONSULT AN APPROPRIATE INDEPENDENT
PROFESSIONAL ADVISOR WITHOUT DELAY.

U.K. Taxation of Chargeable Gains.  Liability  to  U.K.
taxation of chargeable gains will depend on the individual circumstances of each holder of ERS Common Stock.

A U.K. resident individual holder of ERS Common Stock who receives cash pursuant to the Merger will be treated as making a disposal, or part disposal, of his or her ERS Common Stock for the purpose of U.K. capital gains tax. Where the disposal consideration for the ERS Common Stock exceeds the allowable expenditure on such stock (that is, the cost of acquisition and related costs, as increased by indexation relief up to April
1998) a liability to U.K. capital gains tax may arise. Depending on the availability of the annual capital gains exemption and taper relief, such gain may be reduced.

In the event that the disposal consideration for the ERS
Common Stock does not exceed the allowable expenditure, an allowable loss will result (although indexation relief can only reduce a gain; it cannot create or increase a loss). This loss will automatically be offset against total chargeable gains for the current tax year (before the application of the annual capital gains exemption). Any unrelieved loss is carried forward and set against chargeable gains accruing in the next subsequent year in which they arise. However, it is not possible for allowable losses to be carried back and set against gains of a previous year.

The computation of chargeable gains and allowable losses in relation to corporate stockholders is broadly the same as the computation in relation to individual stockholders, save that the annual capital gains exemption is not available and taper relief does not apply (although indexation relief applies to all accounting periods until the month of disposal).

Any gains (after taking into account indexation relief) arising to a U.K. resident corporate stockholder will be subject to corporation tax on chargeable gains. In the event that a corporate holder of ERS Common Stock suffers an allowable loss, such loss may be offset against chargeable gains of that or any subsequent accounting period but not against income.

Stamp Duty and Stamp Duty Reserve Tax ("SDRT"). No stamp duty or SDRT will be payable by holders of ERS Common Stock to the extent that their ERS Common Stock is converted into the right to receive cash consideration pursuant to the Merger.

HOLDERS OF ERS COMMON STOCK IN ANY DOUBT AS TO THEIR U.K.
TAXATION POSITION SHOULD CONSULT AN APPROPRIATE INDEPENDENT
PROFESSIONAL ADVISER.


THE MERGER
Basic Terms of Merger Agreement

	The description of the Merger Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is attached as Annex A to this Information Statement and is incorporated herein by reference.

	The Merger; Conversion Ratio. Pursuant to the terms of the Merger Agreement, each share of ERS Common Stock other than dissenting shares outstanding immediately prior to the Effective Time (as defined below) will, by virtue of the Merger and following the Reclassification, be converted into the right to receive the Merger Consideration in cash, without interest. Pursuant to the terms of the Merger Agreement, each share of ERS Series A-1 Preferred Stock, and each share of ERS Class B Common Stock, outstanding immediately prior to the Effective Time will, by virtue of the Merger, continue unchanged and remain outstanding as shares of the capital stock of ERS.

	At the Effective Time, Merger Sub will be merged into and with ERS, the separate corporate existence of Merger Sub will cease and ERS will continue as the surviving corporation, as a subsidiary of Holdco. From and after the Effective Time, ERS, as the surviving corporation, will possess all the assets, rights, privileges, immunities and franchises and be subject to all of the liabilities, obligations and penalties of ERS and Merger
Sub, as provided under Delaware law.

	ERS Stock Options. At the Effective Time, all options to acquire ERS Common Stock which are outstanding at the Effective Time under ERS' Stock Option Plans will be assumed by Holdco upon the same terms and conditions as contained under such plans, except that each such option will be exercisable for a number of shares of Holdco Common Stock equal to the number of shares of ERS Common Stock subject to such option immediately prior to the Effective Time, at an option price per share of Holdco Common Stock equal to the exercise price per share of ERS Common Stock subject to such option in effect on such date.

	ERS Warrants. Each warrant to acquire ERS Common Stock which is outstanding at the Effective Time under the Warrant Agreement dated January 24, 1997 (the "Warrant Agreement") between ERS and American Stock Transfer and Trust Company, as warrant agent, subsequent to the Effective Time will, by virtue of the provisions of the Warrant Agreement, be converted into and represent the right to receive, in lieu of each share of ERS Common Stock issuable pursuant to such warrant prior to the Effective Time, an amount, if any, equal to the amount by which the Merger Consideration exceeds the current exercise price per share of such warrant.

Effective Time of the Merger. The Merger Agreement provides that the Merger will become effective at the time a certificate of merger (the "Certificate of Merger") is duly filed with the Secretary of State of Delaware. The time at which the Merger will become effective is referred to herein as the "Effective Time." Such filing, together with all other filings or recordings required by Delaware law in connection with the Merger, will be made within five business days after the satisfaction or, to the extent permitted under the Merger Agreement, waiver of all conditions to the Merger contained in the Merger Agreement.

Exchange Procedure. Prior to the Effective Time, Holdco will designate American Stock Transfer and Trust Company or, at its election, a bank or trust company or similar entity, reasonably satisfactory to ERS, which is authorized to act as the exchange agent in the Merger (the "Exchange Agent"). As soon as possible after the Effective Time but no later than ten days after the Effective Time, the Exchange Agent will send a notice and letter of transmittal to each record holder of ERS Common Stock outstanding immediately prior to the Effective Time, advising such record holder of the terms of the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent such record holder's certificate(s) evidencing ERS Common Stock for exchange for the Merger Consideration. Upon surrender to the Exchange Agent of all of a record holder's certificate(s) formerly representing ERS Common Stock, together with a duly executed letter of Transmittal, the certificate(s) will be cancelled and such holder will be entitled to receive in exchange therefor the Merger Consideration in cash, without interest, for which the ERS Common Stock theretofore represented by the certificate(s) so surrendered shall have been exchanged.

Any holder of ERS Common Stock may request that any cash payment to be made upon surrender of ERS Common Stock be paid in a name other than that in which the certificate is registered. If any payment of cash is to be made to a person other than the person in whose name such certificate is registered, the certificate so surrendered must be properly endorsed and otherwise in proper form for transfer and the person requesting the exchange must either (i) pay to the Exchange Agent any transfer or other taxes required by reason of such issuance or
(ii) establish to the satisfaction of the Exchange Agent that such transfer or other taxes have been paid or are not applicable.

Certain Covenants. ERS has agreed that, during the period prior to the Effective Time (except to the extent that Holdco shall otherwise agree in writing), ERS will and will cause each of its Significant Subsidiaries (as defined in the Merger Agreement) to make no purchase, sale, or lease in respect of, nor introduce any method of management or operation in respect of, its business or its assets and properties, except in a manner consistent with prior practice but consistent with the determination by the Board to wind-down ERS' ESL operations (the "ESL Determination").

In addition, ERS has agreed that, during the period prior to the Effective Time (except to the extent that Holdco shall otherwise agree in writing), it will not and will cause each of its Significant Subsidiaries not to: (a) make or propose any change to their respective certificates of incorporation or by-laws, except for the Reclassification Amendment; or (b) issue, grant, sell or encumber any shares of their capital stock, or any security, option, warrant, put, call subscription or other right of any kind, fixed or contingent that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any shares of capital stock or other equity interest, enter into any agreement, commitment or understanding calling for any such transaction or make any other changes in their equity capital structure; (c) split combine or reclassify any of its capital stock; or (d) declare, set aside or pay any dividend on or make any other distribution (whether in cash, stock, securities, indebtedness, rights or property or any combination thereof) in respect of any shares if its capital stock or other equity interests, or redeem or otherwise acquire any shares of the capital stock of ERS.

	Holdco has agreed that it will not and will cause its directors, officers and the Holdco Stockholders not to take any action which would be reasonably likely to cause ERS to breach any of the above covenants.

ERS has also agreed that neither ERS nor any of its Significant Subsidiaries nor their respective officers, directors, employees, agents or representatives will, directly or indirectly, initiate or solicit discussions, inquiries or proposals or, participate in any negotiation or discussion, for the purpose of or with the intention of leading to any proposal concerning any merger, consolidation or other business combination involving ERS or any Significant Subsidiary of ERS or any acquisition of 20% or more of the equity interest in ERS or any equity interest in any of its Significant Subsidiaries or 20% or more of the assets of ERS or any Significant Subsidiary of ERS, taken as a whole, except for the Merger, unless the Board of Directors of ERS, after consultation with counsel, determines that the exercise of its fiduciary responsibilities requires that such information be furnished or such negotiations be commenced.

Representations and Warranties. ERS, Holdco and Merger Sub have made a number of representations and warranties to one another. ERS has made representations and warranties to Holdco concerning, among other things, organization, good standing and qualification to do business, corporate power and authority, conflicts, capitalization, subsidiaries, securities filings, disputes and litigation, and Holdco and Merger Sub have made representations and warranties to ERS concerning, among other things, organization, good standing and qualification to do business, conflicts, capitalization, corporate power and authority, and sufficiency of funds.

 	Conditions to Consummation of the Merger. The respective obligations of each of ERS, Holdco and Merger Sub and ERS to consummate the transactions contemplated by the Merger Agreement and to effect the Merger are subject to the satisfaction or waiver, if permissible by law, at or prior to the Effective Time of the following conditions: (a) this Information Statement shall have been filed with the Commission and mailed to stockholders, and all applicable notice provisions shall have expired; (b) the Reclassification Amendment and the Certificate of Merger shall have been duly filed in accordance with the requirements of Delaware law; and (c) no order, stay, judgment, injunction or decree shall have been issued and be in effect by any court restraining or prohibiting the consummation of the transactions contemplated in the Merger Agreement and no statute, rule or regulation shall have been promulgated or enacted by any foreign or United States federal or state government, government authority or government agency, which would prevent or make illegal the consummation of the transactions contemplated in the Merger Agreement including the Merger.

Subject to satisfaction or waiver, if permissible by law, the obligations of Holdco and Merger Sub to consummate the transaction contemplated by the Merger Agreement and to effectuate the Merger are subject to the representations and warranties of ERS contained in the Merger Agreement being true and correct in all respects at and as of the date of closing (the "Closing Date") under the Merger Agreement with the same effect as through all such representations and warranties were made at and as of the Closing Date, and the compliance by ERS with all of its covenants contained in the Merger Agreement in all respects. The foregoing condition will not apply, if any inaccuracy of any representation or warranty, or any breach of any covenant, would not have a material adverse effect on the business or financial condition of ERS and its subsidiaries, taken as a whole, or their ability to consummate the Merger Agreement other than any event or effect relating to (i) general political or economic conditions, (ii) the industry in which ERS or any of its subsidiaries operates or (iii) the winding-down of ERS' ESL business.

Subject to the satisfaction or waiver, if permissible by law, the obligations of ERS to consummate the transactions contemplated by the Merger Agreement and to effectuate the Merger are subject to the representations and warranties of Holdco and Merger Sub contained in the Merger Agreement being true and correct in all respects at and as of the Closing Date with the same effect as though all such representations and warranties were made at and as of the Closing Date, and the compliance by Holdco and Merger Sub with their respective covenants contained under the Merger Agreement in all respects. The foregoing condition will not apply, if any inaccuracy of any representation or warranty, or any breach of any covenant, would not have a material adverse effect on the business or financial condition of Holdco and Merger Sub, taken as a whole, or their ability to consummate the Merger Agreement other than any event or effect relating to general political or economic conditions.

Amendments. At any time prior to the Effective Time, the parties may, by written agreement, make any modification or amendment of the Merger Agreement approved by their respective boards of directors.

Indemnification. Pursuant to the Merger Agreement, from and after the Effective Time, Holdco will, to the extent permitted by Delaware law, honor all obligations of ERS pursuant to ERS' certificate of incorporation, by-laws and agreements with directors, which provide in various respects for indemnification of officers and directors of ERS with respect to events occurring before the consummation of the Merger. In addition, Holdco has agreed to maintain in effect for six years from and after the Effective Time, the current directors' and officers' liability insurance policies maintained by ERS (provided that Holdco may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time.

Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time: (a) by the consent of the parties thereto; or (b) by either ERS or Holdco if: (i) a permanent injunction is entered, enforced or deemed applicable to the Merger Agreement which prohibits the consummation of the transactions contemplated thereby and all appeals of such injunction shall have been taken and shall have been unsuccessful; (ii) if any governmental entity, the consent of which is a condition to the obligation of such party to consummate the transactions contemplated thereby, shall have determined not to grant its consent and all appeal of such determination shall have been taken and shall have been unsuccessful; or (iii) the Closing shall not have occurred on or prior to December 1, 2001; or (c) by ERS, if the Board of Directors of ERS determines in good faith that termination is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties to stockholders.

Dissenters' Rights

	The following is a discussion of the material provisions of
Section 262 ("Section 262") of the General Corporation Law of the State of Delaware (the "GCL"). The text of Section 262 is reproduced in full as Annex C to this Information Statement.

	Stockholders of ERS, including holders of ERS Common Stock and holders of ERS Series A-1 Preferred Stock, who follow the procedures specified in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery (the "Court") and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Court. Such stockholders must strictly comply with the procedures set forth in Section 262. Failure to follow any of such procedures may result in a termination or waiver of appraisal rights under Section 262.

	This  Information  Statement,  including  the  appendices,
as mailed  to  the  stockholders on August   , 2001 shall serve
as notice to the stockholders of ERS entitled to appraisal rights that appraisal rights are available for any and all of their shares.

	Within 20 days after the mailing of such notice, a stockholder of ERS may demand an appraisal of his or her shares by delivering a written demand for an appraisal to the Secretary of ERS at 488 Main Avenue, Norwalk, Connecticut 06851. Failure to deliver such written demand will constitute a waiver of such stockholder's appraisal rights. Such written demand for appraisal must reasonably inform ERS of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of his or her shares.

	The written demand for appraisal must be made by or for the holder of record of shares registered in his or her name. Accordingly, such demand should be executed by or for such stockholder of record, fully and correctly, as such stockholder's name appears on his or her stock certificates. If the applicable shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity and if the applicable shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner(s). If a stockholder holds shares through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the holder of record.

	A record owner, such as a broker, who holds shares as nominee for other persons may exercise appraisal rights with respect to the shares held for all or less than all of such other persons. In such case, the written demand should set forth the class and number of shares covered by it. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of such holders of record.

	Within 120 days after the Effective Time, ERS or any stockholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under Section 262, may file a petition in the Court demanding a determination of the value of shares held by all stockholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. Stockholders seeking to exercise appraisal rights should not assume that ERS will file a petition with respect to the appraisal of the value of their shares or that ERS will initiate any negotiations with respect to the "fair value" of such shares. Accordingly, such stockholders should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in
Section 262.

	Within 120 days after the date of the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from ERS a statement setting forth the aggregate number and class of shares with respect to which demands for appraisal were received by ERS, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by ERS or within ten days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

	If a petition for an appraisal is timely filed, after a hearing on such petition the Court will determine the stockholders of ERS entitled to appraisal rights and will appraise the value of the shares owned by such stockholders, determining the "fair value" thereof exclusive of any element of value arising from the accomplishment or expectation of the Merger. The Court will direct payment of the fair value of such shares with a fair rate of interest, if any, on such fair value to stockholders entitled thereto upon surrender to ERS of stock certificates. Upon application of a stockholder, the Court may, in its discretion, order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal.

	Although ERS believes that the $0.26 per share of ERS Common Stock offered in the Merger is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court and holders of ERS Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, $0.26 per share of ERS Common Stock. Moreover, Holdco and ERS do not presently anticipate offering more than $0.26 per share of ERS Common Stock to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of ERS Common Stock is less than $0.26. Section 262 provides that "fair value" is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger. . . " In determining the "fair value" of any shares, the Court is required to take into account all relevant factors. Therefore, such determination could be based upon considerations other than, or in addition to, the price paid in the Merger, including, without limitation, the market value of shares and the asset value and earning capacity of ERS.

	ERS, Holdco and Merger Sub have not, in connection with the Merger Agreement, and the transactions contemplated thereby, made any provision to grant unaffiliated security holders access to the corporate files of any of them or to obtain counsel or appraisal services at their expense.

	Any stockholder who demands an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to exercise any voting rights attendant to his or her shares for any purpose nor be entitled to the payment of any dividends or other distributions on his or her shares.

	If no petition for an appraisal is filed within 120 days after the Effective Time, or if a stockholder delivers to ERS a written withdrawal of his or her demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or with the written approval of ERS thereafter (which ERS reserves the right to give or withhold, in its discretion), then the right of such stockholder to an appraisal will cease and such stockholder will be entitled to receive in cash, without interest, the consideration to which he or she would have been entitled had he or she not demanded appraisal of his or her shares. No appraisal proceeding in the Court will be dismissed as to any stockholder without the approval of the Court, which approval may be conditioned on such terms as the Court deems just.

Stockholder Consent to the Merger

	Under Section 228 of the GCL, unless otherwise provided in a corporation's certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a written consent to that action is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares were present and voted.

	On July 2, 2001, Holdco Stockholders holding in excess of a majority of the outstanding shares of ERS Common Stock, constituting the sole class of voting securities of ERS, executed and delivered to ERS their consent (the "Stockholders Consent") adopting the Merger Agreement, and authorizing the transactions contemplated thereby, including the
Reclassification Amendment. Pursuant to Section 228 of the GCL,
ERS has delivered notice of the Stockholders Consent to all holders of ERS Common Stock who did not participate therein. The Stockholder Consent is sufficient under the GCL to approve the Merger Agreement and the Reclassification Amendment without the concurrence of any other stockholders. Therefore, no further action of the Public Stockholders is necessary.

Financing of the Merger; Fees and Expenses

	The total amount of funds required to consummate the Merger and to pay related fees and expenses is estimated to be approximately $2,910,000. ERS, Holdco and Merger Sub have agreed that, whether or not the Merger is effected, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses. Holdco has sufficient funds to pay the aggregate Merger Consideration and to pay its and Merger Sub's portion of the fees and expenses to be incurred in connection with the Merger. See "Certain Transactions and Relationships - Other Relationships" for information concerning subscriptions to the equity of Holdco. The Merger is not conditioned on any financing arrangements.

	The estimated fees and expenses of ERS in connection with the Merger (excluding fees incurred by Holdco) are set forth in the table below:

	Financial advisor/nominated advisor fees
and expenses							$270,000
	Legal, accounting and other professional
fees and expenses						 215,000
	Special Committee fees					  19,500
	Exchange agent fees						  15,000
	Copying and mailing costs				  20,000
	Filing fees							     450
	Miscellaneous							  10,000

Accounting Treatment

	As required by generally accepted accounting principles, the Merger will be accounted for as a purchase of ERS by Holdco.

Certain Legal Matters

Neither ERS nor Holdco is aware of any license or regulatory permit that appears to be material to the business of ERS that might be adversely affected by the Merger, or any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required to consummate the Merger, other than approvals, filings or notices required under the federal securities laws and the filing of the Reclassification Amendment and the Certificate of Merger with the Secretary of State of Delaware.


THE RECLASSIFICATION AMENDMENT

	In connection with its approval of the Merger Agreement, and the transactions contemplated by the Merger Agreement, the Board also has approved an amendment to Article FOURTH of the certificate of incorporation of ERS that will be filed immediately prior to the Effective Time in order to: (i) create a new class B common stock, $.01 par value, of ERS with an authorization of 15,000,000 shares; (ii) provide that the number of authorized shares of ERS Common Stock will be reduced by an amount equal to the number of shares of ERS Class B Common Stock so created, from 35,000,000 shares to 20,000,000 shares; and (iii) reclassify each share of the ERS Common Stock contemporaneously contributed to Holdco as one share of ERS Class B Common Stock. Under the Stockholders' Consent, Holdco Stockholders representing in excess of a majority of the outstanding shares of ERS Common Stock have adopted the Reclassification Amendment.

	Under the Reclassification Amendment, each outstanding share of ERS Common Stock and each outstanding share of ERS Class B
Common Stock will be of equal rank, and will have identical powers, preferences, qualifications, restrictions and other rights. The ERS Common Stock and the ERS Class B Common Stock will vote together as a single class on all matters to be voted on by the stockholders of ERS, and will not be split, divided, or combined unless, at the same time, ERS splits, divides or combines the shares of both the ERS Common Stock and the ERS Class B Common Stock in the same proportion and manner. The Reclassification Amendment provides that, in the event of any merger or consolidation of ERS with or into any other entity, the holders of ERS Common Stock and the holders of ERS Class B Common Stock will be entitled to the per share consideration allocated to them, respectively, in such merger or consolidation.

	ERS is presently authorized to issue 37,000,000 shares of capital stock, of which 35,000,000 shares are ERS Common Stock and 2,000,000 shares are preferred stock, $1.00 par value ("ERS Preferred Stock"), of which 40,000 shares are designated as ERS Series A-1 Preferred Stock. See "The Company - ERS Capital Stock" below. On the date of this Information Statement, there were outstanding 21,345,383 shares of ERS Common Stock (of which 12,844,001 shares were held by the Holdco Stockholders, and committed to be contributed to Holdco), and 39,985 shares of ERS Series A-1 Preferred Stock. An additional 4,988,719 shares of ERS Common Stock were reserved for possible future issuance upon exercise of outstanding stock options and warrants. Holders of capital stock of ERS do not have any preemptive rights to subscribe for or purchase any shares of capital stock of ERS.

	The proposed amendment to Article FOURTH of the ERS certificate of incorporation will not increase the aggregate number of authorized shares of capital stock of ERS but will authorize 15,000,000 shares of ERS Class B Common Stock and decrease the authorized number of shares of ERS Common Stock by the number of shares of Class B Common Stock so created, from 35,000,000 shares to 20,000,000 shares. The authorized number of shares of ERS Preferred Stock, and of ERS Series A-1 Preferred Stock, will remain unchanged. The proposed Reclassification Amendment will not change any other aspect of Article FOURTH of the ERS certificate of incorporation. The Reclassification Amendment will not of itself cause any change in the capital stock account or surplus account of ERS.

	The Reclassification Amendment is intended to authorize the shares of ERS Class B Common Stock necessary to effectuate the Merger in accordance with the terms of the Merger Agreement. Upon effectiveness of the Reclassification Amendment, any or all of the remaining part of the authorized but unissued shares of ERS Class
B Common Stock may thereafter be issued for such purposes and on such conditions as the Board may determine, without further approval by the stockholders of ERS.

	Although, except for the Merger, and the transactions contemplated by the Merger Agreement, no commitments have been made, and no particular transactions are pending or intended, with respect to the issuance of any of the additional shares of ERS Class B Common Stock which will be authorized by the amendment to Article FOURTH of the ERS certificate of incorporation, ERS may in the future evaluate, explore or have discussions with respect to future potential acquisitions which may involve the issuance of the additional shares. The additional shares may also be used for any issuance in connection with future financings, employee benefit plans or other corporate purposes.

	ERS has not proposed the Reclassification Amendment as an anti-takeover measure nor is the proposal to amend the certificate of incorporation of ERS to authorize shares of ERS Class B Common Stock being made in response to any specific efforts known to management of ERS to obtain control or accumulate the securities of ERS. ERS' management has no knowledge of any such specific efforts.








PRICE OF ERS COMMON STOCK AND DIVIDEND POLICY

	The ERS Common Stock is currently quoted on the OTC Bulletin Board under the symbol "ERSI." During the calendar periods indicated in the following table until September 2, 1999, the ERS Common Stock was quoted on the Nasdaq SmallCap Market. The following table sets forth, for the calendar periods indicated, the range of quarterly high and low sales prices for the ERS
Common Stock, as reported on the Nasdaq SmallCap Market through September 2, 1999, and the range of high and low bid prices for the ERS Common Stock as reported on the OTC Bulletin Board from and after September 2, 1999. Quotations represent prices between dealers, do not include retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

			1999		  		 	High		Low
	First Quarter. . . .	$3.13	$1.06
	Second Quarter . . .	2.25	 1.13
	Third Quarter. . . .	2.00	 0.63
	Fourth Quarter . . .	2.06	 0.75

		2000  		   		High		Low
	First Quarter. . . . 	$1.03	$0.81
	Second Quarter . . . 	 0.94	 0.47
	Third Quarter. . . .	1.13	 0.56
	Fourth Quarter . . .	0.94	 0.27

		2001  		   		High		Low
	First Quarter. . . .	$0.72	$0.28
	Second Quarter . . .	 0.38	 0.11
	Third Quarter (through
	 July 24, 2001). . .	0.24	 0.14

	On April 26, 2001, the last full trading day on which the ERS Common Stock traded prior to the public announcement of the Merger proposal, the closing price of the ERS Common Stock as reported on the OTC Bulletin Board was $0.13. On July 24 , 2001, the closing price of the ERS Common Stock as reported on the OTC Bulletin
Board was $0.23.

	Since July 11, 1996, the ERS Common Stock has also been admitted to trading on the Alternative Investment Market of the London Stock Exchange.

	As of July 15, 2001, the number of record holders of the ERS Common Stock was 473.

	ERS has never paid or declared any cash dividends on the ERS Common Stock and does not intend to pay cash dividends on the ERS Common Stock in the foreseeable future. ERS intends to retain its earnings, if any, for utilization in its business. The payment of dividends in the future will depend upon the restrictions imposed by ERS' outstanding 8% Guaranteed Secured Notes, ERS' available earnings, the capital requirements of ERS, its general financial condition and other factors deemed pertinent by the Board of Directors. See Note 4 of the Notes to the Company's Consolidated Financial Statements contained in ERS' Annual Report on Form 10-K for the year ended December 31, 2000 incorporated by reference herein.


SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

	The following tables reflect summary historical consolidated financial data with respect to ERS for the periods indicated and should be read in conjunction with ERS' consolidated financial statements incorporated by reference herein.

	The following selected consolidated statement of operations and balance sheet data, insofar as it relates to each of the five years in the period ended December 31, 2000, has been derived from audited consolidated financial statements, including the consolidated balance sheet as of December 31, 2000 and 1999 and the related consolidated statement of operations for each of the three years in the period ended December 31, 2000 and the notes thereto contained in ERS' Annual Report on Form 10-K for the year ended December 31, 2000 incorporated by reference herein. As a result of the factors identified therein, the report of independent accountants to the consolidated financial statements included in ERS' Annual Report on Form 10-K for the year ended December 31, 2000 has been modified to emphasize the substantial doubt regarding ERS' ability to continue as a going concern. See also "The Company - Recent Developments - Liquidity" below.

The selected historical consolidated statement of operations data for the three months ended March 31, 2001 and 2000 and the selected historical consolidated balance sheet data as of March 31, 2001 have been derived from unaudited condensed consolidated statements contained in ERS' Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 incorporated by reference herein and which, in the opinion of management of ERS, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The unaudited interim period results are not necessarily indicative of the results to be expected for the full year.

										Three Months
											   Ended
					      Year Ended December 31,
March 31,
								2000	     1999	1998
1997       1996	2001	    2000
									 (Amounts in thousands,
except per share data)
Consolidated Statement
   of Operations Data:
Revenues.....................$4,582	 $ 4,631       $ 3,764     $ 1,972   $ 5,002
$ 1,176   $ 1,024
Cost of goods sold...........    4,965	    7,035          8,095        3,699
6,204        1,099         967
  Gross income (loss)......     (383)             (2,404)       (4,331)
(1,727)   (1,202)            77          57
Operating expenses:
 Selling, general and
   administrative....     7,119            11,476        12,671      12,394
6,310        1,710     1,964
 Research and development. 4,049              5,460          3,928         3,409
1,614           976     1,104
Depreciation and
  amortization..............	  881                402             375
301        162             42          88
Stock option com-
                 pensation............	        --                --
--               --          44               --            --
  Total operating expenses.  12,049       17,338        16,974       16,104
8,130         2,728     3,156
  Loss from operations......    (12,432)     (19,742)     (21,305)     (17,831)
(9,332)      (2,651)  (3,099)
Other income (expenses):
 Interest income............      1,101         2,680          3,982
4,982       302             22        481
 Interest expense...........   (5,629)     (18,844)      (16,886)     (14,024)
(382)             --    (2,725)
Loss on disposals ..........     (247)          (787)           (104)
--           --              --           (3)
Loss on investments and
  and other assets..........   (6,414)              --                 --
--           --          (953)      (537)
Total other expense, net..    (11,189)  (16,951)     (13,008)       (9,042)
(80)        (931)   (2,784)
Net loss before extra
    ordinary item.......      (23,621)  (36,693)     (34,313)     (26,873)
(9,412)     (3,582)   (5,883)
Extraordinary item:
   Gain on extinguish
       ment of debt.. ...    64,828     34,582                --
--             --             --     18,959
Net income (loss)...   $41,207    $(2,111)   $(34,313)   $(26,873) $ (9,412)
$(3,582) $(13,076)
Earnings (Loss) per share:
 Weighted average number
  of common shares out-
  standing..................   21,291       21,264       21,233       21,096
16,169    21,333     21,286
Basic and diluted income/(loss)
 per common share
	Loss per share before
      extraordinary items.   $  (1.11)      $ (1.73)     $ (1.62)   $  (1.27)
$(0.60)    $  (0.17) $  (0.28)
   Extraordinary item..        3.04            1.63              --
--             --              --         0.89
Net income (loss).. $   1.94        $ (0.10)     $ (1.62)   $  (1.27)  $ (0.60)
$ (0.17) $    0.61


					December 31,
March 31,
								2000	   1999	     1998
1997       1996	        2001
										    (Dollars in
thousands)
Consolidated Balance
 Sheet Data:
Net working capital....  $ (1,029) 	$ 41,165  $ 65,697  $  88,372  $ 8,764    $
(4,479)
Total assets................     7,430	   49,516     81,626    100,208
12,260	        4,564
Long-term debt.............     6,882	   98,208   124,057    113,102
4,989	        6,882
Redeemable preferred stock .     3,999	           --	  --	       --
--	        3,999
Common stock purchase
     warrants.......     5,100	     5,100       5,100        5,100
--	        5,100
Stockholders' (deficit) equity. (67,232)	 (56,854)  (54,742)   (20,476)
5,723	     (19,225)


										Three Months
											   Ended
					      Year Ended December 31,
March 31,
								2000	     1999	1998
1997       1996	2001	    2000
Other:
  Book value per share..$(0.73)              $(2.67)      $(2.58)     $(0.97)
$ 0.27         $(0.90)   $(2.06)
  Ratio of earnings to fixed
      charges(1).....  (2.49)     (0.92)        (0.99)       (0.90)    (26.03)
(58.70)     (0.93)
2590:
___________________
(1) For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of earnings before income or losses from equity investments and  fixed charges and "fixed charges"
consist of interest on all debt and that portion of rental
expense that ERS believes to be representative of interest.

THE COMPANY

Description of ERS

	ERS' operations have historically focused on the development and provision of ESL systems, designed to allow supermarket chains and other retailers to increase productivity, reduce labor costs and improve management information systems. The ERS ShelfNetr system has been designed as a productivity enhancing center store automation system, which replaces paper price tags on retail shelves with electronic liquid crystal display units and provides a suite of applications to enhance a retailer's pricing, inventory, shelf management, merchandising and promotional activities. The market for ESL systems remains in the development stage, and market acceptance of, and demand for, these systems are subject to a high level of uncertainty. During the second quarter of 2001, ERS announced that it has commenced the winding-down of its ESL operations on an orderly basis, as a result of insufficient interest in the retail community for ESL systems to justify or attract further economic investment in the reasonably foreseeable future.

	In February 2000, ERS acquired an interest in NewCheck, based in Jacksonville, Florida, which also does business under the name of Productivity Solutions, Inc. NewCheck is engaged in the development and commercialization of retailing productivity solutions, for use in supermarkets and other retail environments similar to those addressed by ERS' ESL system. NewCheck's ACMr
Self Checkout, an automated self-checkout machine, is designed to enable shoppers to scan their items at a self-checkout lane and then either pay at the lane or at a centrally-located pay station.
ERS has the right to acquire additional securities of NewCheck and, under a management agreement extended to NewCheck, to manage
NewCheck's operations.

	The principal executive offices of ERS are located at 488
Main Avenue, Norwalk, Connecticut 06851 (telephone: 203-849-2500).

Recent Developments

	Conversion of NewCheck Interim Financing. Effective July 25,
2001, and pursuant to action taken by the Board of Directors and stockholders of NewCheck, the interim financing extended to NewCheck by its stockholders has been converted into additional shares of the Series C Cumulative Convertible Preferred Stock,
$.0001 par value (the "NewCheck Senior Preferred Stock"), of
NewCheck or, in the case of stockholders, such as ERS, holding an 8% Convertible Promissory Note (as held by ERS, the "NewCheck
Convertible Note") issued by NewCheck in February 2000 (such notes convertible into shares of NewCheck Senior Preferred Stock), into a combination of shares and additional principal amounts of such note, allocated in the same proportion as subscriptions to shares and notes in the February 2000 placement. Accordingly, the aggregate principal amount of approximately $2,500,000 advanced by ERS to NewCheck as part of such interim arrangements, together with interest accrued thereon in the amount of approximately
$95,600, has been converted into an aggregate of approximately
104,478 additional shares of NewCheck Senior Preferred Stock and an approximate additional $1,808,870 in principal amount of the NewCheck Convertible Note, such additional principal convertible into approximately 243,783 shares of NewCheck Senior Preferred
Stock. The shares of NewCheck Senior Preferred Stock acquired upon conversion of such interim arrangements, together with the shares acquired at closing in February 2000 by ERS, represent approximately 19% of NewCheck's outstanding voting securities.

See "Certain Transactions and Relationships - Certain
Transactions of ERS with Affiliates" below for a description of the transactions between ERS and NewCheck since the commencement of ERS' last fiscal year. As described in Note 6 of the Notes to Condensed Consolidated Financial Statements included in ERS'
Quarterly Report on Form 10-Q incorporated herein by reference, at December 31, 2000 ERS recorded certain impairment changes with respect to its interest in NewCheck and, during the current fiscal year, has recorded additional equity losses to reflect the interim funding to NewCheck. The NewCheck Convertible Note will be subject to subordination arrangements entered into effective at the end of July 2001 with NewCheck's institutional lender, which will not affect the convertibility features of such note.

	Winding-Down of ESL Operations. In connection with the continuing winding-down of ESL operations announced during the second quarter of 2001, ERS has entered into arrangements, effective during the third quarter, to discontinue its lease of premises in Boxborough, Massachusetts, formerly used for engineering and development activities, and has significantly reduced staff. At June 30, 2001, ERS had 25 employees, principally in customer service and general administrative capacities, and anticipates additional reductions as maintenance support to ESL customers is discontinued. ERS anticipates that certain additional employees will be assigned directly to NewCheck and continue to be supervised by ERS' executive management.

	Debt Arrangements. On July 24, 2001, Holdco, as nominee for the Holdco Stockholders, acquired substantially all ERS' outstanding 10% Guaranteed Secured Notes (the "10% Notes") for cash equal to one-half of the aggregate of the principal amount of the 10% Notes plus accrued interest thereon. Upon consummation of the Merger, Holdco will be obligated to issue to the sellers an aggregate of five percent of the common equity of Holdco. In addition, the selling noteholders have extended an option to Holdco, exercisable at Holdco's option through July 2002, to acquire substantially all of ERS' 8% Guaranteed Secured Notes (the
"8% Notes") for cash equal to one-half of the aggregate of the principal amount of the 8% Notes plus accrued interest thereon.

	In connection with the acquisition of the 10% Notes, substantially all of the restrictive covenants contained therein have been eliminated, as well all guaranties and collateral for such notes. Holdco has further entered into an agreement with ERS
(the "Consent Agreement") to the effect that any and all defaults under the 10% Notes (which have an original maturity date of August 1, 2001) are waived, until such time as Holdco, in its sole discretion, delivers notice of revocation of the waiver. In addition, the selling holders of 10% Notes have agreed that, in the event the Merger is not consummated prior to the end of the current fiscal year, in lieu of shares of Holdco equity they will acquire shares of ERS Common Stock aggregating five percent of the outstanding ERS Common Stock, and ERS has agreed to issue such shares in exchange for the assignment to it of Holdco's option on the 8% Notes.

	Liquidity. Management of ERS does not believe that, absent additional financing, ERS' current resources will enable ERS to fund operations, including the completion of the winding-down of ESL operations, through the end of the third quarter. ERS has no current commitments for additional financing and there can be no assurance that any additional financing will be available on terms reasonable to ERS or at all. In addition, ERS' obligations under the outstanding 10% Notes have been waived by Holdco, but the continuation of such waiver is within the discretion of Holdco. As a result of these factors, there is substantial doubt about ERS' ability to continue its operations as a going concern. See
"Special Factors - Recommendation of the Special Committee;
Reasons for Approving the Merger Agreement" above.

Management

Executive Officers and Directors. The executive officers and directors of ERS, and their respective ages and positions with ERS, are as follows:

Name				Age		Position

Norton Garfinkle		70		Chairman of the Board and
Director
Bruce F. Failing, Jr.	52		Vice Chairman of the Board
							   and Chief Executive Officer
and Director
Michael Persky			37		President and Director
Norman Tsang			36		Vice President, Marketing
David Diamond			42		Director
Donald Zilkha			50		Director

	Mr. Garfinkle, ERS' Chairman of the Board, is a founder of ERS. Since 1970, Mr. Garfinkle has also been the Chairman of
Cambridge Management Corporation, which manufactures and markets the DAP series of massively parallel processing computers, and has also served during this period as Chairman of its affiliates, including Oxford Management Corporation, which specialize in the research and development of new technologies. From 1985 to 1988, Mr. Garfinkle was Chairman of Oral Research Laboratories, Inc., a manufacturer of dental hygiene products founded by Mr. Garfinkle.
Mr. Garfinkle also served as a director of Actmedia, Inc. from 1975 to 1978 and from 1983 to 1988. Mr. Garfinkle is a director of eSynch Corporation.

	Mr. Failing, ERS' Vice Chairman of the Board and Chief
Executive Officer, is a founder of ERS, and served as President through February 1997. In 1973, Mr. Failing co-founded Actmedia,
Inc., a provider of in-store advertising for the supermarket industry, and was President and Chief Executive Officer of Actmedia, Inc. until its sale in 1989.

	Mr. Persky has been President and Chief Operating Officer of
ERS since 1998, having joined ERS and become Vice President-
Marketing in 1997. Prior to joining ERS, Mr. Persky was Vice
President-Marketing for Executone, Inc., a manufacturer of telephone systems, since 1996. Prior to 1996, Mr. Persky held various marketing positions with Octel Communications (formerly
VMX, Inc.), a voice mail supplier, the last of which was as Marketing Director, Europe, Middle East and Africa.

Mr. Tsang has been Vice President, Marketing of ERS since
January 1999.  Prior to joining ERS, Mr. Tsang was Vice President,
Marketing of Star Markets Company, a regional supermarket and natural foods chain from prior to 1996 to December 1998, prior to which he was a consultant with McKinsey & Company, a strategic consulting company.

Mr. Diamond has been a director of  ERS since 1996. Since
1997, Mr. Diamond has been Executive Vice President of Marketing and New Applications, Catalina Marketing Corporation. From prior to 1996 until 1997, Mr. Diamond was a consultant to suppliers of products and services to the supermarket industry.

Mr. Zilkha has been a director of ERS since 1993. Since prior to 1996, Mr. Zilkha has been President of Zilkha & Company, a private investment advisor.

No family relationship exists between any of the executive officers or directors of ERS.

	All of the executive officers and directors of ERS are citizens of the United States of America.

	Certain Agreements with Executive Officers. As described below under "Certain Transactions and Relationships - Certain
Transactions of ERS with Affiliates," during the year ended
December 31, 2000 ERS purchased an interest in NewCheck and extended a management agreement to NewCheck under which ERS will manage NewCheck's operations. In connection with the performance of these arrangements, ERS has allocated to Bruce F. Failing, Jr., ERS' Vice Chairman and Chief Executive Officer, a portion of the ten-year warrants, exercisable at a price per share of $.001 with respect to the common stock, $.0001 par value (the "NewCheck
Common Stock"), of NewCheck, and related registration rights, extended by NewCheck to ERS at closing, such portion covering
260,000 shares of the 1,110,000 shares of NewCheck Common Stock subject to the warrants extended to ERS. Mr. Failing was, prior to his exercise of these warrants, obligated to re-assign them to ERS in the event he was no longer employed by ERS, subject to specified exceptions, which included Mr. Failing's right to exercise these warrants for up to two years after any termination of employment without "cause" (as defined in such arrangements).

	ERS has also allocated to Michael B. Persky, its President and Chief Operating Officer, and to Norman Tsang, its Vice
President, Marketing, portions of certain additional ten-year warrants, and related registration rights, extended by NewCheck to ERS at closing and exercisable at a price per share of $.001 with respect to NewCheck Common Stock in the event the equity value of NewCheck exceeds specified levels during the three years after closing. Of its maximum entitlement of up to 15% of NewCheck's equity, on a fully-diluted basis, ERS has allocated to Mr. Persky
2%, and to Mr. Tsang 1%, thereof. Such officers will be obligated to re-assign these warrants to ERS under the same arrangements that applied to Mr. Failing. During the year ended December 31, 2000, ERS also allocated to Jerry McAuliffe, its Vice President,
Chief Financial Officer, through June 2001, and to Paul Lavoie, its Vice President, Sales, through June 2000, certain additional portions of these warrants, and related registration rights, amounting to 0.7% and 0.3%, respectively, of such maximum entitlement. In connection with the separation arrangements entered into between ERS and, respectively, Messrs. McAuliffe and Lavoie, such warrants were re-assigned to ERS.

	During the year ended December 31, 2000, ERS entered into severance arrangements with Messrs. Persky, Tsang, McAuliffe and Lavoie, and with Frank Romano, its Vice President, Engineering through June 2001, which provided that, if the employment of such officer was terminated without "cause" or such officer resigned with "good reason" (as defined in the arrangements), ERS would continue payments of base salary and coverage under ERS' welfare plans (or equivalent coverage) for a specified period, calculated as six months in the case of Mr. Persky and three months in the case of the other such officers. Such arrangements also provided that option grants by ERS to such officers became immediately exercisable if employment was terminated in specified circumstances during the twelve-month period following a "change-of-control" of ERS (as defined therein), and that options granted by ERS to such officers remained outstanding for a period of two years following termination of employment in specified circumstances, and imposed on such officers confidentiality restrictions and, for one year after departure from ERS, non-competition and non-solicitation covenants. All such officers
(other than Mr. Romano) have entered in severance arrangements extended by NewCheck on substantially similar terms in their respective capacities as officers of NewCheck. In connection with the separation arrangements entered into between ERS and, respectively, Messrs. McAuliffe, Lavoie and Romano, such option arrangements were surrendered and, in the case of Mr. Romano, the severance period was extended to six months.

	Messrs. Failing, Persky and Tsang also hold options granted by NewCheck under the NewCheck Corporation 1995 Stock Option Plan covering, respectively, 260,000 shares, 207,000 shares and 52,000 shares of NewCheck Common Stock. In the case of Mr. Failing, one-half of such options are exercisable at grant and the remainder on the first anniversary of grant and, in the case of the other officers, one-quarter of such options are exercisable on the first anniversary of grant with an additional one-sixteenth thereof exercisable each three-month period thereafter. Messrs. McAuliffe and Lavoie also were granted options by NewCheck under such plan covering, respectively, 31,000 shares and 21,000 shares which, in the case of Mr. Lavoie, expired in connection with separation and, in the case of Mr. McAuliffe remain exercisable for one year subsequent to separation as to the number of shares subject to exercise at the time of separation.

Security Ownership of Principal
 Stockholders and Management

	The following table sets forth certain information as of July
1, 2001 with respect to the number of shares of ERS Common Stock beneficially owned by (i) each person known by ERS to own beneficially more than 5% of the outstanding shares of ERS Common
Stock, (ii) each director of ERS, (iii) ERS' Chief Executive
Officer and each of the other four most highly-compensated executive officers of ERS during the most recent fiscal year and
(iv) all directors and executive officers of ERS as a group:

						  Number of Shares
						  of Common Stock		Percent
						Beneficially Owned(1) 	of Class
Systems Holding, Inc.
 488 Main Avenue
 Norwalk, Connecticut 06851	 	12,844,001(2)		  60.2%

    Norton Garfinkle
     133 East 62nd Street
     New York, NY 10021(3)	     7,890,758(4)(5)(6)	  37.0

    Bruce F. Failing, Jr.
     83 Pecksland Road
     Greenwich, CT 06831(3)		 3,145,637(5)(6)(7)	  14.7

    Hanseatic Americas LDC
     Deltec House
     Lyford Cay, Western District
     New Providence Island
     Bahamas(8)					   581,800(9)		   2.7

    The Selim K. Zilkha Trust
     750 Lauseanne Road
     Los Angeles, California
	 90077(8)					   580,834(10)		   2.7

    Donald E. Zilkha
     767 Fifth Avenue
     New York, New York
	 10153(3)(8)				        97,472(11)	        (12)

    TMT Partners Ltd.
     777 Main Street, Suite 1212
     Fort Worth, Texas 76102(8)	   300,000(13)		   1.4

    The Nelson Family Trust
      c/o Karlitz Hayden &
	  DeCruze LLP
      709 Westchester Avenue
      White Plains, New York
	  10604(8)				       247,500(14)		   1.2

Fidelity International Limited
 Pembroke Hall
 42 Crow Lane
 Hamilton, Bermuda				 2,086,000(15)		   9.8


Michael B. Persky				     --   (16)		     --
 488 Main Avenue
 Norwalk Connecticut 06851(3)

David Diamond						 1,000(17)		       (12)
 Catalina Marketing Corp.
 200 Carillon Parkway
 St. Petersburg, Florida 33716(3)

Norman Tsang					 	      --  (18)		      --
 488 Main Avenue
 Norwalk, Connecticut 06851(3)

Paul Lavoie(19)						  --				      --

Frank Romano(19)					     5,250			       (12)

All executive officers and
  directors as a group
  (six persons)		             11,134,867(6)(20)	   52.2
_______________
(1) Except as otherwise indicated, as of  July 1, 2001 all of such shares are owned with sole voting and investment power.

(2) Represents shares as to which Holdco has shared voting power as a result of voting arrangements contained in certain
subscription agreements (the "Holdco Subscription
Agreements") executed to Holdco, which also provide for the
contribution of such shares to Holdco prior to consummation
of the Merger. See "Certain Transactions and Relationships -
Other Relationships" below. Such shares are beneficially
owned by: (a) Norton Garfinkle and Bruce F. Failing, Jr.,
both directors and the principal stockholders of Holdco (see
"Information Concerning Holdco and Merger Sub" below), and
(b) Hanseatic Americas LDC, The Selim K. Zilkha Trust, Donald
E. Zilkha, TMT Partners Ltd. and The Nelson Family Trust,
constituting the additional investors in Holdco. In a
Statement on Schedule 13D dated July 2, 2001 (the "Holdco
Schedule 13D") filed with the Commission, Merger Sub has
reported that it does not beneficially own any shares of ERS
Common Stock.

(3) For additional information concerning the executive officers and directors of ERS, see "--Management - Executive Officers and Directors" above.

(4) Includes: (a) 600,000 shares held by Garfinkle Limited
Partnership I, a Delaware limited partnership ("G.P. I"); and
(b) 6,489,971 shares held by Garfinkle Limited Partnership
II, a Delaware limited partnership ("G.P. II"), with respect to each of which G.F. Management Corp., a Delaware corporation (`G.F. Corp.") all of the shares of which are held by Mr. Garfinkle, acts as general partner. For additional information concerning G.P. I, G.P. II and G.F.
Corp., see "Information Concerning Holdco and Merger Sub" below.

(5) Such shares are subject to a stockholders agreement among Messrs. Garfinkle and Failing, certain family trusts and partnership and Elizabeth Z. Failing de Moccorea, as described below.

(6) Excludes additional shares of ERS Common Stock beneficially owned by Holdco. Messrs. Garfinkle and Failing are directors and the principal stockholders of Holdco.

(7) Includes: (a) 1,318,489 shares, as to which Mr. Failing has shared voting and investment power, held by The Failing
Trust, established for the benefit of Mr. Failing's children;
(b) 168,318 shares as to which Mr. Failing has shared voting and investment power held by Elizabeth Z. Failing de
Moccorea, Mr. Failing's sister; and (c) 20,000 shares, as to which Mr. Failing has shared voting and investment power, held jointly by Mr. Failing and Leigh Q. Failing, his spouse.
For additional information concerning The Failing Trust, see
"Information Concerning Holdco and Merger Sub" below.

(8) These investors in Holdco are reporting persons in the Holdco Schedule 13D but have not affirmed that they are members of a "group" for purposes of Section 13(d) under the Exchange Act.

(9) Such shares may be deemed to be beneficially owned with shared voting and investment power by Hansabel Partners LLC, a Delaware limited liability company ("Hansabel") and the sole managing member of Hanseatic Americas LDC ("Americas"), a Bahamian limited duration company. Hansabel's sole managing member is Hanseatic Corporation, a New York corporation
("Hanseatic") in excess of a majority of shares of the capital stock of which is held by Wolfgang Traber. The principal businesses and offices of Hansabel, Hanseatic and Mr. Traber are located at 450 Park Avenue, Suite 2302, New
York, New York 10022.

(10) Such shares are held with sole voting and investment power by Selim K. Zilkha, as trustee of The Selim K. Zilkha Trust.

(11) Excludes 45,000 shares issuable upon exercise of stock options granted by ERS and exercisable within 60 days of July
1, 2001. In the event such shares are included, Donald Zilkha would continue beneficially to own, within the meaning of Rule 13d-3 under the Exchange Act, less than one percent of the ERS Common Stock.

(12) Less than one percent.

(13) Such shares may be deemed to be held with sole voting and investment power by Thomas Taylor, the sole executive officer and director of Taylor G.P. Inc., a Texas corporation ("TT
Corp.") that acts as sole general partner of TMT Partners
Ltd., a Texas limited partnership. Mr. Taylor and TT Corp.
maintain their principal business and offices at 777 Main
Street, Suite 1212, Fort Worth, Texas 76102.

(14) Such shares are held with shared voting and investment power by the two co-trustees of The Nelson Family Trust: (a)
Richard Hayden, c/o Karlitz, Hayden & DeCruze LLP, 709
Westchester Avenue, White Plains, New York 10604; and (b)
George Lindsey, c/o Newsham Hybrids (USA) Inc., 316 North
Tejon Street, Colorado Springs, Colorado 80903.

(15) In a Statement on Schedule 13G filed with the Commission by Fidelity International Limited ("FIL"), FIL has reported that it beneficially owns such shares as investment adviser or the parent of the investment adviser to a number of non-U.S.
investment companies or investment trusts.

(16) Excludes 485,000 shares issuable upon exercise of stock options granted by ERS and exercisable within 60 days of July 1, 2001. In the event such shares are included, Mr.
Persky would beneficially own, within the meaning of Rule
13d-3 under the Exchange Act, 2.2% of the ERS Common Stock.

(17) Represents shares beneficially owned jointly by Mr. Diamond and his wife, and excludes 45,000 shares issuable upon exercise of stock options granted by ERS and exercisable within 60 days of July 1, 2001. In the event such shares are included, Mr. Diamond would continue to beneficially own, within the meaning of Rule 13d-3 under the Exchange Act, less than one percent of the ERS Common Stock.

(18) Excludes 128,350 shares issuable upon exercise of stock options granted by ERS and exercisable within 60 days of July 1, 2001. In the event such shares are included, Mr.
Tsang would beneficially own less than one percent of the ERS Common Stock.

(19) Such person ceased to be an executive officer of ERS in June
2001.

(20) Excludes 703,350 shares issuable upon exercise of stock options granted by ERS and exercisable within 60 days of July 1, 2001. In the event such shares are included, all executive officers and directors as a group would beneficially own 53.7% of the ERS Common Stock.

Since January 1, 1999, there have been no purchases of ERS
Common Stock by ERS or, to the best of the knowledge of ERS, by any of its affiliates (including the Principal Stockholders) since the time they became affiliates, or by Holdco or, to the best of the knowledge of Holdco, by any of its affiliates (including the Principal Stockholders) since the time they became affiliates.
There has been no transaction involving shares of ERS Common Stock which was effected during the past 60 days by ERS or, to the best of the knowledge of ERS, any of its officers or directors
(including the Principal Stockholders), or by Holdco, or to the best of the knowledge of Holdco, any of its officers or directors
(including the Principal Stockholders). See "Certain Transactions and Relationships-Other Relationships" below for a description of arrangements to contribute ERS Common Stock to Holdco under the Holdco Subscription Agreements, on the contribution date thereunder (which Holdco anticipates will occur immediately prior to the Reclassification).

	Under the Holdco Subscription Agreements, each stockholder of Holdco has agreed to take all such action as shall reasonably be requested by Holdco to vote its shares of ERS Common Stock, and all shares of the capital stock of ERS (x) into which such shares may be reclassified or (y) distributed in respect of such shares or received in exchange for such shares, and/or exercise any consensual rights with respect thereto, to approve the Merger
Agreement, and the consummation of the transactions contemplated by the Merger Agreement, including, without limitation, the approval of an amendment to ERS' certificate of incorporation whereby the outstanding shares of ERS Common Stock held by Holdco would be reclassified as shares of ERS Class B Common Stock, and against any proposal inconsistent with the foregoing transactions.

	Messrs. Garfinkle and Failing, together with certain family trusts and partnerships, and Mr. Failing's sister, are parties to an agreement dated March 1993, as amended (the "ERS Stockholder
Agreement"), under which they have agreed that: (i) through the year 2003, they will use their best efforts to provide that the ERS Board will consist of not more than seven directors, six of whom (or such lesser number equivalent to the then current number of directors) will be designated by Mr. Garfinkle and Mr. Failing in proportion to the respective beneficial holdings of shares of ERS Common Stock of the Garfinkle family and the Failing family,
(ii) except for sales effected pursuant to Rule 144 and transfers to affiliates, family members or related trusts, neither family may transfer any shares of ERS Common Stock to any third party without first offering such shares to the other family at the same price as offered by such third party, (iii) through the year 2003, in the event either family proposes to transfer shares of ERS
Common Stock to a third party in a transaction pursuant to which control of ERS would change, the other family will have the right, on the same terms, to participate in such transaction, and (iv) through the year 2003, Mr. Garfinkle has the option to acquire at fair market value all shares held by the Failing family upon the death or incapacity of Mr. Failing, which option may be assigned to ERS, subject to ERS' acceptance of such option. Such arrangements terminate in the event either family owns less than ten percent of the outstanding ERS Common Stock, or if Messrs.
Garfinkle and Failing are unable to elect at least a majority of the ERS Board. Messrs. Garfinkle and Failing, and their respective family groups, have agreed that the ERS Stockholder
Agreement will terminate upon consummation of the Merger.  See
"Certain Transactions and Relationships - Other Relationships" below for a description of stockholder arrangements among Messrs.
Garfinkle and Failing, and their respective family groups, relating to Holdco.

	During the last five years, none of ERS, nor any executive officer or director thereof, nor any person controlling ERS, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors), or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ERS Capital Stock

	The following summary of certain provisions of ERS' capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, ERS' certificate of incorporation, as amended by the Reclassification Amendment, and ERS' by-laws and by the provisions of applicable law.

ERS Common Stock. On the date of this Information
Statement, there were 21,345,383 shares of ERS Common Stock outstanding, and no shares of ERS Common Stock were held as treasury stock. Holders of ERS Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.
Accordingly, holders of a majority of the shares of ERS Common
Stock entitled to vote in any election of directors may elect all of the directors standing for election and take action requiring stockholder approval. See "The Merger - Stockholder
Consent to the Merger" above. Holders of ERS Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the ERS Board out of funds legally available therefor, subject to any preferential dividend rights of outstanding ERS Preferred Stock. Upon the liquidation, dissolution or winding up of ERS, the holders of ERS Common
Stock are entitled to receive ratably the net assets of ERS available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding ERS Preferred
Stock. Holders of ERS Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of ERS Common Stock are fully-paid and nonassessable.
The rights, preferences and privileges of holders of ERS Common
Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of ERS Preferred
Stock.

	ERS Class B Common Stock.  Under the Reclassification
Amendment, each share of ERS Common Stock contributed to Holdco will be reclassified as one share of ERS Class B Common Stock.
On the date of this Information Statement, the Holdco
Stockholders held 12,844,001 shares of ERS Common Stock, which were committed for contribution to Holdco. As described above under "The Reclassification Amendment," each outstanding share of ERS Common Stock and each outstanding share of ERS Class B
Common Stock will be of equal rank, and will have identical powers, preferences, qualifications, restrictions and other rights. The ERS Common Stock and the ERS Class B Common Stock will vote together as a single class on all matters to be voted on by the stockholders of ERS, and will not be split, divided, or combined unless, at the same time, ERS splits, divides or combines the shares of both the ERS Common Stock and the ERS
Class B Common Stock in the same proportion and manner. In the event of any merger or consolidation of ERS with or into any other entity, the holders of ERS Common Stock and the holders of ERS Class B Common Stock will be entitled to the per share consideration allotted to them, respectively, in such merger or consolidation.

	ERS Preferred Stock. The ERS Board is authorized, subject to any limitations prescribed by law, without further stockholders approval, to issue shares of ERS Preferred Stock in one or more series. Each such series of ERS Preferred Stock shall have such rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as shall be determined by the Board of Directors of ERS. On the date of this Information Statement, no shares of ERS
Preferred Stock were held as treasury shares and no such shares were outstanding, except for 39,985 shares of ERS Series A-1
Preferred Stock.

	The ERS Series A-1 Preferred Stock does not entitle the holders to dividends or, except in limited circumstances, voting rights. The ERS Series A-1 Preferred Stock entitles the holders to a liquidation preference per share of $100 and, subject to specified exceptions, is subject to automatic conversion upon consummation of specified equity transactions aggregating at least $20 million over any twelve-month period into the same securities offered in such transaction and at the same price, payable by application of the liquidation preference of the ERS
Series A-1 Preferred Stock. Under certain limited circumstances, up to five percent of the ERS Series A-1
Preferred Stock may be subject to mandatory redemption, at the option of the holder, following consummation of such equity transactions.

	The purpose of authorizing the ERS Board to issue ERS
Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specified issuances. The issuance of ERS Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stocks of ERS. ERS has no present plans to issue any additional shares of ERS Preferred Stock.

	Certain Charter Provisions. ERS has included in its certificate of incorporation provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the GCL and to indemnify its directors and officers to the fullest extent permitted by Section 145 of the GCL.

	Transfer Agent and Registrar. The transfer agent and registrar for the ERS Common Stock is American Stock Transfer &
Trust Company.


INFORMATION CONCERNING HOLDCO
AND MERGER SUB

	Each of Holdco and its wholly-owned subsidiary, Merger Sub, were organized by the Principal Stockholders in order to enter into the Merger Agreement, and to consummate the transactions described in this Information Statement. Each of Holdco and Merger
Sub maintain their business address at 488 Main Avenue, Norwalk, Connecticut 06851 (telephone: 203-849-2500).

	The directors of each of Holdco and Merger Sub consist of the Principal Stockholders and David Lyons, and the sole executive officer of each of Holdco and Merger Sub is Mr. Garfinkle. Mr.
Garfinkle, individually and through G.P. I and G.P. II, with respect to which G.F. Corp. (all of the shares of which are held by Mr. Garfinkle) acts as sole general partner, beneficially owns approximately 60.8% of the Holdco Common Stock, and Mr. Failing beneficially owns approximately 24.2% of the Holdco Common Stock
(including shares held by The Failing Trust and Mr. Failing's sister). Such shares are subject to a stockholders agreement as described under "Certain Transactions and Relationships - Other
Relationships" below.

	For additional information concerning the Principal
Stockholders, see "The Company - Management - Executive Officers and Directors" above. David Lyons, since January 2001 the
President of eSynch Corporation, a software developer with offices at 15502 Mosher Avenue, Tustin, California 92780, and, prior thereto, Vice President, Acquisitions, Eastern Europe, of
Expanets, a start-up consolidation venture financed by Northwestern Corporation, is a citizen of the United States of America.

	The business and principal offices of G.P. I and G.P. II, each created to act as holding companies, and of G.F. Corp., created to act as general partner, are located at 133 East 62nd
Street, New York, New York 10021.

	The co-trustees of The Failing Trust are: (i) Leigh Q.
Failing, 83 Pecksland Road, Greenwich, Connecticut 06831, who has been engaged in community service form prior to 1996 and is a citizen of the United States of America; and (ii) Ernest N. Abate,
607 Bedford Street, Stamford, Connecticut 06901, who has been an attorney with Abate & Abate from prior to 1996 and is a citizen of the United States of America.

	During the last five years, neither Holdco nor Merger Sub, nor any executive officer or director thereof, nor any person controlling Holdco or Merger Sub, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors), or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


CERTAIN TRANSACTIONS AND RELATIONSHIPS

Certain Transactions of ERS with Affiliates

	At July 1, 2001, Norton Garfinkle, Chairman of the Board and a director of ERS, together with two affiliated limited partnerships, beneficially owned approximately 37.0% of the outstanding ERS Common Stock, and Bruce F. Failing, Jr., Vice
Chairman of the Board and Chief Executive Officer and a director of ERS, together with a trust established for the benefit of his children (as to which Mr. Failing's spouse acts as co-trustee), beneficially owned approximately 14.7% of the ERS Common Stock.
Messrs. Garfinkle and Failing have organized Holdco which, as a result of the arrangements under the Holdco Subscription
Agreements, beneficially owns 60.2% of the ERS Common Stock.

	In connection with Holdco's acquisition of ERS' 10% Notes,
ERS and Holdco have entered into the Consent Agreement, pursuant to which Holdco has granted to ERS waivers of certain provisions of the 10% Notes, the parties have confirmed the elimination of certain restrictive covenants under the 10% Notes and ERS has agreed, in the event the Merger is not consummated, to issue to the sellers of the 10% Notes shares of ERS Common Stock, aggregating five percent of the outstanding ERS Common Stock (in lieu of Holdco's obligation to issues five percent of its equity), in exchange for the assignment to ERS of Holdco's option to acquire 8% Notes. See "The Company - Recent Developments-Debt
Arrangements" above.

	During the years ended December 31, 1999 and 2000, Oxford
Management Corporation, a company controlled by Mr. Garfinkle, was reimbursed aggregate amounts of $22,500 and $90,000, respectively, for services rendered by Mr. Garfinkle. ERS' continuing arrangements with Oxford, which are terminable at any time by ERS or Oxford, provide for payments in the amount per month of $7,500 for services rendered by Mr. Garfinkle.

	The former stockholders of ERS' predecessor corporation, including Messrs. Garfinkle and Failing and their respective affiliates and related family trusts, became entitled to certain demand and incidental registration rights with respect to shares of ERS Common Stock held by them upon ERS' 1993 acquisition of its predecessor corporation, which, in the case of such demand registration rights, obligate ERS to register such shares, on two occasions, provided that the holders of at least 500,000 shares notify ERS that they intend to offer for sale in the aggregate at least 100,000 shares of ERS Common Stock. In addition, under agreements entered into by ERS in 1993 with the limited partners of a partnership affiliated with ERS' predecessor corporation
(including Donald Zilkha, a director of ERS), such partners hold certain demand and incidental registration rights and co-sale rights. Holders of shares of ERS Common Stock obtained upon conversion of ERS' previously outstanding Series A Cumulative
Convertible Preferred Stock, $1.00 par value (the "Series A
Preferred Stock"), including G.P. II (an affiliate of Mr.
Garfinkle), remain entitled to certain demand and incidental registration rights which, in the case of such demand rights, operate pursuant to the standards applicable to the shares obtained in 1993 carrying demand registration rights. Certain stockholders of ERS, including Messrs. Garfinkle and Failing and Donald Zilkha, and their respective affiliates, also became entitled to certain incidental registration rights with respect to shares of ERS Common Stock purchased by them in 1996 in a private placement by ERS.

	In February 2000, in exchange for payments aggregating $6.5 million, ERS acquired 262,802 shares of the newly-created NewCheck
Senior Preferred Stock, together with the NewCheck Convertible
Note in the aggregate principal amount of approximately $4.6 million, then convertible into an additional 613,205 shares of NewCheck Senior Preferred Stock. The shares of Senior Preferred
Stock acquired at closing by ERS represented approximately 19% of NewCheck's then outstanding voting securities. Mr. Failing is a director of NewCheck and, since closing has been an executive officer of NewCheck, and his spouse, individually and as trustee, held approximately 8% of the then outstanding voting securities of NewCheck, consisting of shares of NewCheck Senior Preferred Stock acquired at closing and prior issued shares of NewCheck's Series B
Preferred Stock, $.0001 par value (the "NewCheck Junior Preferred
Stock").

The NewCheck Senior Preferred Stock: (i) is entitled, pursuant to its terms, to receive preferential dividends, payable in additional shares at the rate of 8% per annum on the liquidation preference per share; (ii) is redeemable, at a price equal to the greater of the original issue price or fair market value, upon specified dates; (iii) is convertible into shares of NewCheck Common Stock, at the election of the holder, and is automatically converted in specified circumstances; (iv) in the event of specified events will, prior to other series of preferred stock, receive an amount equal to its liquidation preference
(calculated initially as capital invested), and then participate on an "as converted" basis with the NewCheck Common Stock, and other participating series, in remaining amounts available for distribution; and (v) carries a number of votes equal to the number of shares of NewCheck Common Stock issuable upon conversion, and votes together with the NewCheck Common Stock and other voting securities of NewCheck.

The NewCheck Convertible Note accrues interest, payable at maturity, at the per annum rate of 8%, matures on the fifth anniversary of issue, is repayable (together with interest) in shares of NewCheck Senior Preferred Stock at the election of NewCheck, and is convertible after two years (and earlier in specified circumstances) into shares of NewCheck Senior Preferred
Stock. As a condition to closing, the Junior Preferred Stock was amended so as to allow the senior preferences of the NewCheck
Senior Preferred Stock, reduce the liquidation preference of the NewCheck Junior Preferred Stock, provide holders the right to participate in the proceeds of specified events, and eliminate certain covenants and other arrangements accruing to the benefit solely of the NewCheck Junior Preferred Stock.

ERS and NewCheck have also entered into a management agreement under which, for an initial term of five years, ERS will manage NewCheck's operations, in exchange for continuing reimbursements to ERS of the costs of performance and issuance to ERS at closing of ten-year warrants, exercisable after the first year to acquire shares of NewCheck Common Stock equal to approximately 8% of NewCheck's outstanding voting securities
(giving effect to the exercise of such warrants, to the conversion of NewCheck's interim financing as described above under "The
Company - Recent Developments - Conversion of NewCheck Interim
Financing" and to the conversion of the NewCheck Convertible Note, and net of warrants assigned by ERS to Mr. Failing as described above under "The Company - Management - Certain Agreements with
Executive Officers." ERS received additional ten-year warrants that vest with respect to specified percentages of the outstanding
NewCheck Common Stock in the event the equity value of NewCheck exceeds specified levels during the three years after closing.
During the year ended December 31, 2000, NewCheck reimbursed ERS in the amount of $750,000 under such management arrangements (net of an aggregate of $350,375 in salary paid to ERS' executive officers in lieu of reimbursements to ERS) and became obligated to reimburse ERS for additional amounts aggregating $913,000.
NewCheck's arrangements with ERS and the other subscribers at closing extend, among other matters, to demand and incidental registration rights covering NewCheck's securities and rights-of-first offer regarding new issues of securities by NewCheck.

	In December 2000, ERS committed to its portion, in an amount up to approximately $2,500,000, of interim financing for the benefit of NewCheck, as part of arrangements entered into by NewCheck's principal stockholders. At December 31, 2000, ERS had advanced $497,000 under such arrangements, and during the current fiscal year advanced the remainder of its commitment. Such amounts accrued interest at the rate of 9% per annum and were repayable at specified times through August 2001, unless converted to additional equity of NewCheck at the election of NewCheck and with the consent of the requisite NewCheck stockholders. As described under "The Company - Recent Developments-Conversion of
NewCheck Interim Financing" above, effective July 25, 2001 the interim financing advanced by ERS has been converted into an aggregate of approximately 104,478 additional shares of NewCheck
Senior Preferred Stock and an approximate additional $1,808,870 principal amount of the NewCheck Convertible Note, convertible into approximately 243,783 shares of NewCheck Senior Preferred
Stock.

Other Relationships

In connection with the organization of Holdco, Holdco has entered into the Holdco Subscription Agreements with the Holdco
Stockholders (which include the Principal Stockholders, together with their family trusts and partnerships, and Donald Zilkha, a director of ERS), providing for the voting and share contribution arrangements described under "the Company -
Security Ownership of Principal Stockholders and Management" above. In addition, the Holdco subscription arrangements with the Holdco Stockholders provide for cash contributions in exchange for Holdco equity, in amounts aggregating $3,000,000, which will be applied to payment of the Merger Consideration.

	In connection with the arrangements by Holdco, as nominee for the Holdco Stockholders, to acquire the 10% Notes for cash equal to one-half of the aggregate of the principal amount of the 10% Notes plus accrued interest thereon, the Holdco
Stockholders have acquired participations in the 10% Notes so acquired in exchange for an amount aggregating approximately
$2.8 million. In addition, the Holdco Stockholders have a right-of-first offer to participate in the acquisition of 8%
Notes in the event Holdco exercises its option with respect to 8% Notes. See "The Company -Recent Developments -Debt
Arrangements" above. The Holdco Stockholders have also extended a credit facility to Holdco for general corporate purposes aggregating up to approximately $1.2 million, on a revolving basis, available for a period of five years, with advances to accrue interest at a rate of 9% per annum.

Messrs. Garfinkle and Failing, together with their related family groups, have entered into stockholder arrangements relating to Holdco which, in substantial part, apply the terms of the ERS Stockholder Agreement to their shareholdings in Holdco, through July 2004, and provide for the appointment by them of the Holdco Board of Directors in proportion to their interests in Holdco, required votes regarding specified corporate transactions and rights-of-first refusal and co-sale rights in favor of each other relating to Holdco Common Stock.
The Holdco Stockholders are also subject to rights-of-first refusal in favor of Holdco, and hold co-sale rights, extended by Holdco, relating to their shares of Holdco Common Stock.

	The Principal Stockholders have historically engaged in other transactions with each other relating to the development of opportunities in selected retail environments. During the period commencing January 1, 1999, they, in August 1999, completed the sale to iVillage Inc. of Lamaze Publishing
Company, Inc. ("Lamaze"), a multimedia provider of education information to expectant and new mothers, in exchange for aggregate consideration, to all stockholders of Lamaze
(including the Principal Stockholders, together with their family trusts), of 1,748,693 shares of iVillage common stock.
Mr. Garfinkle and Donald Zilkha have also, during such period, collaborated in investment transactions, with Mr. Garfinkle investing up to $100,000 in funds managed by Donald Zilkha and Donald Zilkha investing the same amount in funds managed by Mr.
Garfinkle.

OTHER MATTERS

Independent Auditors

	The consolidated financial statements of ERS as of December
31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 incorporated in this Information
Statement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants.

Nominated Advisor

	Investec Henderson Crosthwaite, a division of Investec Bank
(UK) Limited, which is regulated in the United Kingdom by The
Securities and Futures Authority, is acting for ERS and no-one else in connection with the transaction and arrangements referred to in this document and will not be responsible to anyone other than ERS for providing the protections afforded to customers of Investec Henderson Crosthwaite, nor for providing advice to any other person in relation to the transaction and arrangements described in this Information Statement.

Documents Accompanying Information Statement

	This Information Statement is accompanied by a copy of ERS'
Annual Report   on  Form 10-K for the year ended December 31,
2000, as amended by Amendment No. 1 thereto on  Form 10-K/A, and
ERS' Quarterly Report on Form 10-Q for the three months ended
March 31, 2001.

Available Information

	ERS files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that ERS files at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois.
Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. ERS' public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Wed site maintained by the Commission at http//www.sec.gov.

	The Commission allows ERS to "incorporate by reference" information into this document, which means that ERS may disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference certain documents that ERS has previously filed with the Commission. These documents contain important business information about ERS and its financial condition.

	ERS may have sent to you some of the documents incorporated by reference (as described above under "Documents Accompanying
Information Statement"), but you may obtain any of them through ERS or the Commission's Internet World Wide Web site described above. Documents incorporated by reference are available from ERS without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document.
Stockholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

	Electronic Retailing Systems International, Inc.
	488 Main Avenue
	Norwalk, Connecticut 06851
	Attention:   Corporate Secretary

	ERS, Holdco, Merger Sub and the Principal Stockholders and their affiliates have filed a Transaction Statement on Schedule
13E-3 with the Commission with respect to the Merger. The
Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above. Statements contained in this Information Statement or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to such contract or other document filed as an exhibit to the Schedule 13E-3 or such other document, and each such statement shall be deemed qualified in its entirety by such reference.

	This document is dated August    , 2001. You should no
assume that the information contained in this document is
accurate as of any date other than that date, and the mailing of this document to stockholders does not create any implication to the contrary.

Incorporation of Certain Documents by Reference

	The following documents previously filed with the Commission by ERS are incorporated by reference in this Information Statement:

(i)  ERS' Annual Report on Form 10-K for the year ended
December 31, 2000, as amended by Amendment No. 1 thereto on Form 10-K/A;

(ii) ERS' Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

(iii) ERS' Current Report on Form 8-K dated February 16,
2001;

(iv)  ERS' Current Report on Form 8-K dated May 2, 2001;

(v)  ERS' Current Report on Form 8-K dated July 2, 2001;
and

(vi)  ERS' Current Report on Form 8-K dated July 24, 2001.

All documents filed by ERS with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the consummation of the Merger shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this Information Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.



ANNEX A










	____________________________________


	AGREEMENT AND PLAN OF MERGER

	Dated as of July 2, 2001

	among

	ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.,

	SYSTEMS HOLDING, INC.

	AND

	SYSTEMS MERGER SUB, INC.



	____________________________________



















	TABLE OF CONTENTS
	Page

ARTICLE I		THE MERGER	  A-8

	1.1		The Merger	  A-8
	1.2		Effect of Merger	  A-9
	1.3		Certificate of Incorporation
			and By-Laws	  A-9
	1.4		Effective Time of Merger	  A-9
	1.5		ERS Directors and Officers	  A-9
	1.6		Taking of Necessary Action;
			Further Action	  A-9

ARTICLE II	CONVERSION OF SHARES	  A-10

	2.1		Merger Sub Common Stock	  A-10
	2.2		ERS Series A-1 Stock	  A-10
	2.3		ERS Common Stock	  A-10
	2.4		ERS Class B Common Stock	  A-10
	2.5		Options to Purchase Shares of
			ERS Common Stock	  A-11
	2.6		ERS Warrants.	  A-11
	2.7		Holdco Common Stock	  A-12

ARTICLE III	DISSENTING SHARES;
			EXCHANGE OF CERTIFICATES	  A-12

	3.1		Dissenting Shares	  A-12
	3.2		Deposit of Funds	  A-12
	3.3		Exchange of Shares for Cash	  A-13
	3.4		ERS Stock Transfer Ledger	  A-14
	3.5		Exchange of Warrants	  A-14

ARTICLE IV	CLOSING	  A-14

	4.1		Time and Place of Closing	  A-14
	4.2 		Certificate of Merger	  A-15
	4.3		Other Certificates	  A-15

ARTICLE V		REPRESENTATIONS AND WARRANTIES OF ERS	  A-15

	5.1		Incorporation	  A-15
	5.2		Authorization	 A-16
	5.3		Conflicts	 A-16
	5.4		Capitalization	 A-17
	5.5		Subsidiaries; Additional Interests	 A-18
	5.6		Securities Filings	 A-18
	5.7		Disputes and Litigation	 A-18
	5.8		Brokers and Finders	 A-19
ARTICLE VI	REPRESENTATIONS AND WARRANTIES
			OF HOLDCO AND MERGER SUB   	 A-19

	6.1		Incorporation	 A-19
	6.2		Authorization	 A-19
	6.3		Conflicts	 A-20
	6.4		Capitalization	 A-21
	6.5		Brokers or Finders.	 A-21
	6.6		Sufficient Funds	 A-21

ARTICLE VII	CERTAIN COVENANTS	 A-22

	7.1		Information/Going Private Transaction
			Statement	 A-22
	7.2		Other Governmental and Judicial Filings	 A-23
	7.3		Conduct of Business of ERS	 A-23
	7.4		ERS Capitalization	 A-24
	7.5		Action by Holdco Stockholders	 A-24
	7.6		Due Diligence; SEC Filings;
			Confidentiality	 A-24
	7.7		Notification of Certain Matters	 A-25
	7.8		Forbearance	 A-26
	7.9		Indemnification	 A-26
	7.10		Additional Agreements	 A-27

ARTICLE VIII	PUBLICITY	 A-28

	8.1 		Publicity	 A-28

ARTICLE IX	CONDITIONS TO OBLIGATIONS
			OF EACH PARTY	 A-28

	9.1		Information/Going Private Transaction
			Statement	 A-28
	9.2		Reclassification Amendment.	 A-28
	9.3		No Prohibition on Consummation	 A-28

ARTICLE X		CONDITIONS TO OBLIGATIONS OF ERS	 A-29

ARTICLE XI	CONDITIONS TO OBLIGATIONS OF HOLDCO
			AND MERGER SUB	 A-29

ARTICLE XII	TERMINATION	 A-30

	12.1		Termination	 A-30
	12.2		Effect of Termination	 A-30




ARTICLE XIII	MISCELLANEOUS	 A-30

	13.1		Notices	 A-30
	13.2		Entire Agreement	 A-31
	13.3		Modification	 A-32
	13.4		Further Action	 A-32
	13.5		Expenses	 A-32
	13.6		Governing Law	 A-32
	13.7		Captions	 A-32
	13.8		Accounting Terms	 A-32
	13.9		Waiver	 A-32
	13.10	Assignment	 A-33
	13.11	No Third Party Beneficiary	 A-33
	13.12	Partial Invalidity	 A-33
	13.13	Counterparts	 A-33

 Exhibit A		-	Certificate of Amendment to Certificate
					of Incorporation


	 INDEX OF DEFINED TERMS

Agreement........................................	Recitals
AIM Rules........................................	Section 5.3

business day.....................................	Section 4.1

Certificate of Merger............................	Section 2.4
Closing..........................................	Section 4.1
Closing Date.....................................	Section 4.1
Code.............................................	Section 3.3
Constituent Corporations.........................	Recitals

Dissenting Shares................................	Section 3.1

Effective Time...................................	Section 2.4
ERS..............................................	Recitals
ERS' business or condition.......................	Section 5.5
ERS Preferred Stock..............................	Recitals
ERS Class B Common Stock.........................	Section 1.1
ERS Common Stock.................................	Recitals
ERS Form 10-K...................................	Section 5.6
ERS SEC Documents................................	Section 5.6
ERS Option Plans................................. Section 3.3(a)
ERS Options......................................	Section 3.3(a)
ERS Preferred Stock..............................	Recitals
ERS Principal Shares.............................	Recitals
ERS Series A-1 Stock............................. Recitals
ERS Warrants.....................................	Section 2.6
ESL Determination................................	Section 7.2
Exchange Act.....................................	Section 5.3
Exchange Agent...................................	Section 3.2(a)

Financial Advisor................................	Recitals

GCL..............................................	Recitals

Holdco ..........................................	Recitals
Holdco Common Stock..............................	Recitals
Holdco Stockholders..............................	Recitals

Indemnification Agreements.......................	Section 7.9(a)
Information/Going Private Transaction Statement..	Section 7.1

knowledge........................................	Section 5.7

Lien.............................................	Section 5.7

Material Adverse Effect..........................	Section
5.1(b)(i)
Merger...........................................	Recitals
Merger Consideration.............................	Section 2.3
Merger Sub.......................................	Recitals
Merger Sub Common Stock..........................	Recitals
NewCheck Agreements.............................	Section 5.5

Preliminary Information/Going Private
  Transaction Statement..........................	Section 7.1

Reclassification.................................	Recitals
Reclassification Amendment.......................	Section 9.2

Schedule 13E-3...................................	Section 7.1
Subsidiaries.....................................	Section
5.1(b)(ii)
SEC..............................................	Section 4.1
Securities Act...................................	Recitals
Significant Subsidiary...........................	Section 5.3
Special Committee................................	Recitals
Surviving Corporation............................	Section 1.1

Warrant Agreement................................ Section 3.4
Warrant Agent....................................	Section 3.4






















	 AGREEMENT AND PLAN OF MERGER

	AGREEMENT AND PLAN OF MERGER dated as of this 2nd day of July,
2001 (hereinafter referred to as this "Agreement"), by and among ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware
(hereinafter referred to as "ERS"), SYSTEMS HOLDING, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "Holdco"), and SYSTEMS MERGER
SUB, INC., a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of Holdco
(hereinafter referred to as "Merger Sub" and, together with ERS, as the "Constituent Corporations").

	W I T N E S S E T H:

	WHEREAS, ERS, pursuant to its certificate of incorporation (as filed in the office of the Secretary of State of the State of Delaware on February 12, 1993, as subsequently amended), has an authorized capital stock consisting of: (x) 2,000,000 shares of preferred stock, $1.00 par value (hereinafter referred to as the "ERS Preferred Stock"), of which 40,000 shares have been designated as Series A-1 Convertible Preferred Stock (hereinafter referred to as "ERS Series A-1 Stock") and of which 39,985 shares are issued and outstanding; and (y) 35,000,000 shares of common stock, $.01 par value (hereinafter referred to as the "ERS Common Stock"), of which 21,345,383 shares are presently issued and outstanding; and

	WHEREAS, the holders (hereinafter referred to as the "Holdco
Stockholders") of the common stock, $.01 par value (hereinafter referred to as the "Holdco Common Stock"), of Holdco, collectively, own in excess of a majority of the outstanding shares of ERS Common
Stock, and have entered into agreements whereby all such shares
(hereinafter referred to as the "ERS Principal Shares") will be contributed to Holdco as hereinafter set forth;

	WHEREAS, Merger Sub has been duly organized as a corporation under the laws of the State of Delaware, and, pursuant to its certificate of incorporation (as filed in the office of the Secretary of State of the State of Delaware on June 4, 2001), has an authorized capital stock consisting of 10,000 shares of common stock, $.01 par value (hereinafter referred to as the "Merger Sub
Common Stock"), of which 1,000 shares are issued and outstanding and held by Holdco;

	WHEREAS, a special committee of the Board of Directors of ERS
(hereinafter referred to as the "Special Committee"), consisting entirely of the non-management director of ERS who is not an affiliate (as defined under Rule 405 of the Securities Act of 1933
[the "Securities Act"]) of Holdco or the Holdco Stockholders, was established for, among other purposes, the purpose of evaluating the transactions contemplated by this Agreement and making a recommendation to the Board of Directors of ERS with regard to the transactions contemplated by this Agreement;

	WHEREAS, the Special Committee has received the opinion of BNY
Capital Markets, Inc. (hereinafter referred to as the "Financial
Advisor"), financial advisor to the Special Committee, which was selected by it, that the consideration to be received by the holders of ERS Common Stock, other than holders of ERS Principal Shares, pursuant to the Merger (as hereinafter defined) is fair to such holders from a financial point of view;

	WHEREAS, the Special Committee, has, after consultation with the Financial Advisor and legal counsel selected by the Special
Committee, and in light of and subject to the terms and conditions set forth herein: (i) determined that (x) the Merger Consideration
(as hereinafter defined), is fair to the holders of ERS Common
Stock, other than holders of ERS Principal Shares, and (y) the Merger is advisable and in the best interests of ERS and the holders of ERS Common Stock, other than holders of ERS Principal Shares,
(ii) approved, and declared the advisability of, this Agreement and
(iii) determined to recommend that the Board of Directors of ERS adopt this Agreement;

	WHEREAS, the respective Boards of Directors of Merger Sub and of Holdco and, based on the recommendation and approval of the Special Committee, of ERS have deemed it advisable and in the best interests of such corporations and their stockholders, respectively, that: (x) following the reclassification (hereinafter referred to as the "Reclassification") of the ERS Principal Shares as shares of the class B common stock, $.01 par value (hereinafter referred to as "ERS Class B Common Stock"), of ERS, Merger Sub shall be merged into and with ERS (hereinafter referred to as the "Merger"), and (y) pursuant to the Merger, all remaining shares of ERS Common Stock shall be converted into and represent the right to receive cash as set forth herein; and

	WHEREAS, the Holdco Stockholders have, by written consent dated this date in accordance with the applicable provisions of the Delaware General Corporation Law (hereinafter referred to as the
"GCL"), authorized, approved, adopted and ratified the Merger, the Reclassification and this Agreement, constituting, for all purposes of the GCL, the act of the stockholders of ERS;

	NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:



ARTICLE I

	THE MERGER

	1.1	The Merger.

	At the Effective Time (as hereinafter defined), in accordance with this Agreement and the GCL, Merger Sub shall be merged into and with ERS, the separate corporate existence of Merger Sub shall cease and ERS shall continue as the surviving corporation, governed by the laws of the State of Delaware, under the corporate name it possesses immediately prior to the Effective Time. ERS, from and after the Effective Time, is hereinafter sometimes referred to as the "Surviving Corporation."

	1.2	Effect of Merger.

	The effects of the Merger shall be as set forth in Sections 251 and 259 of the GCL.

	1.3	Certificate of Incorporation and By-Laws.

	The certificate of incorporation and the by-laws of ERS, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving
Corporation and thereafter shall continue to be its certificate of incorporation and by-laws until changed as provided therein and under the laws of the State of Delaware. The first annual meeting of the stockholders of the Surviving Corporation held after the Effective Time shall be the next annual meeting of stockholders provided for in the by-laws of ERS.

	1.4	Effective Time of Merger.

	The Merger shall become effective at the time of filing of a certificate of merger with respect to the Merger (hereinafter referred to as the "Certificate of Merger") in the office of the Secretary of State of the State of Delaware, as required by the GCL or such later time as is agreed on by the parties and specified in the Certificate of Merger. Such time is herein referred to as the "Effective Time."

	1.5	ERS Directors and Officers.

	At the Effective Time and until their successors have been duly elected and have qualified, the Board of Directors of the Surviving
Corporation shall consist of five members, and the members of the Board of Directors of ERS shall constitute the directors of the Surviving Corporation; and at the Effective Time and until their successors have been duly elected and have qualified, the officers of ERS shall constitute the officers of the Surviving Corporation, all in accordance with the Surviving Corporation's certificate of incorporation and by-laws or as otherwise provided by the GCL.

	1.6	Taking of Necessary Action; Further Action.

	ERS, Holdco and Merger Sub, respectively, shall take all such lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all assets, rights, privileges, powers, immunities, purposes and franchises of either of the Constituent Corporations, the officers and directors of such corporation shall take all such lawful and necessary action.

	ARTICLE II

	CONVERSION OF SHARES

	The manner and basis of converting in the Merger the outstanding shares of the capital stock of each of the Constituent
Corporations into shares of the capital stock of the Surviving
Corporation are as follows:

	2.1	Merger Sub Common Stock.

	Each share of the shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action by the holder thereof, be deemed cancelled and converted into and shall represent the right to receive one share of the class B common stock, $.01 par value, of the Surviving Corporation.

	2.2	ERS Series A-1 Stock.

	Each share of the outstanding shares of ERS Series A-1 Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, continue unchanged and remain outstanding as one share of the Series A-1 Convertible Preferred Stock, $1.00 par value, of the
Surviving Corporation.

	2.3	ERS Common Stock.

	Each share of ERS Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting
Shares, as defined and to the extent provided in Section 3.1 hereof, if any), shall, by virtue of the Merger and without any action by the holder thereof, be deemed cancelled and converted into and be exchanged for and represent the right to receive $0.26, without interest (herein referred to as the "Merger Consideration"), in cash, payable by Holdco in the manner hereinafter set forth under
Article III. All such shares of ERS Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger
Consideration upon the surrender of such certificate in accordance with Section 3.3 hereof. Each share of ERS Common Stock held in the treasury of ERS shall be cancelled, and no payment shall be made in respect thereof.

	2.4	ERS Class B Common Stock.

	Each share of ERS Class B Common Stock issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action by the holder thereof, continue unchanged and remain outstanding as one share of the class B common stock, $.01 par value, of the Surviving Corporation.

	2.5	Options to Purchase Shares of ERS Common Stock.

		(a)	All options (hereinafter referred to as the "ERS
Options") to acquire ERS Common Stock outstanding, whether or not exercisable at the Effective Time, under the Electronic Retailing
Systems International, Inc. 1993 Employee Stock Option Plan and the
Electronic Retailing Systems International, Inc. 1993 Director Stock
Option Plan (hereinafter, collectively, referred to as the "ERS
Option Plans"), shall remain outstanding following the Effective
Time. At the Effective Time, the ERS Options shall, by virtue of the
Merger and without any further action on the part of ERS or the holder thereof, be assumed by Holdco and shall be exercisable for a number of shares of Holdco Common Stock equal to the number of shares of ERS Common Stock subject to such ERS Option immediately prior to the Effective Time (at an option price per share of Holdco
Common Stock equal to the exercise price per share of ERS Common
Stock subject to such ERS Option in effect immediately prior to the
Effective Time). From and after the Effective Time: (i) all
references to ERS in the ERS Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to
Holdco, (ii) each reference to the name of such plans, respectively, therein shall be deemed a reference to the "Systems Holding, Inc.
Subsidiary Employee Stock Option Plan" or the "Systems Holding Inc.
Subsidiary Director Stock Option Plan", as the case may be, and
(iii) each reference to ERS Common Stock in the ERS Option Plans or any stock option agreements thereunder shall be deemed a reference to Holdco Common Stock. Subject to the foregoing, each ERS Option assumed by Holdco shall be exercisable upon the same terms and conditions as under the ERS Option Plans and the applicable option agreement issued thereunder.

	(b)	The assumption of ERS Options pursuant hereto shall not
confer on any holder thereof any additional benefits which such holder did not have immediately prior to the Effective Time, result in any acceleration of any vesting or exercise schedule for any ERS
Option, or release any holder of any ERS Option of any obligations or restrictions applicable to his option or the shares obtainable upon exercise of such option. At the Effective Time, the ERS Option
Plans shall, by virtue of the Merger and without any further action on the part of ERS, be deemed terminated, except for the rights of the holders of outstanding ERS Options subject to the terms and provisions hereinbefore set forth, and no further options shall be granted thereunder.

	2.6	ERS Warrants.

	All warrants (hereinafter referred to as the "ERS Warrants") to acquire ERS Common Stock outstanding at the Effective Time and issued pursuant to the Warrant Agreement dated January 24, 1997
(hereinafter referred to as the "Warrant Agreement") between ERS and American Stock Transfer & Trust Company, as warrant agent
(hereinafter referred to as the "Warrant Agent"), subsequent to the Effective Time shall, by virtue of Section 4.05(b) of the Warrant
Agreement and without any action by any holder thereof, be converted into and represent the right to receive, in lieu of each share of ERS Common Stock issuable pursuant thereto prior to the Effective
Time, an amount, if any, equal to the amount by which the Merger
Consideration exceeds the Exercise Price attendant thereto (as defined in the Warrant Agreement).

	2.7	Holdco Common Stock.

	The Merger shall effect no change in any shares of Holdco
Common Stock issued by Holdco prior to the Effective Time.

	ARTICLE III

	DISSENTING SHARES;
	EXCHANGE OF CERTIFICATES

	3.1	Dissenting Shares.

	Notwithstanding anything in this Agreement to the contrary, shares of ERS Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted such shares in favor of the Merger or consented thereto in writing and, if entitled to elect to demand the appraisal of such shares pursuant to Section 262 of the GCL, shall have delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in said
Section 262 (herein referred to as "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration provided for in Section 2.3 of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the GCL. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of ERS Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration specified under Section 2.3 hereof, without any interest thereon.

	3.2	Deposit of Funds.

	Prior to the Effective Time, Holdco shall designate American
Stock Transfer & Trust Company, and/or, at its election, such additional or alternative banks or trust companies or similar entities, reasonably satisfactory to ERS, which are authorized to exercise corporate trust or stock powers, to act as exchange agents for ERS Common Stock (hereinafter referred to, collectively, as the "Exchange Agent") in the Merger, pursuant to an agreement providing for the matters set forth in this Section 3.2 and such other matters as may be appropriate and the terms of which shall be reasonably satisfactory to the Special Committee and Holdco. Immediately prior to the Effective Time, Holdco shall deliver to the Exchange Agent, to be held for a period of 180 days following the Effective Time in a segregated account for the former holders of ERS Common Stock, cash in an amount equal to the aggregate amount to which the holders of shares of ERS Common Stock shall be entitled pursuant to Article
II hereof.

	3.3	Exchange of Shares for Cash.

		(a)	As soon as practicable after the Effective Time, but
in no event later than ten days thereafter, the Exchange Agent shall send a notice and transmittal form to each holder of a certificate theretofore evidencing shares of ERS Common Stock, other than with respect to shares of ERS Common Stock cancelled pursuant to Section
2.3 hereof or Dissenting Shares, advising such holders of the terms of the exchange effected by the Merger and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of Holdco) such record holder's
certificate(s) evidencing ERS Common Stock in exchange for the
Merger Consideration to which it is entitled. Each holder of a certificate theretofore evidencing shares of ERS Common Stock, upon surrender of the same to the Exchange Agent in accordance with such transmittal form, shall be entitled to receive, in exchange for such certificate, an amount equal to the Merger Consideration as
contemplated in Section 2.3 hereof multiplied by the number of shares of ERS Common Stock theretofore represented by the
certificate (such Merger Consideration to be mailed within ten business days of receipt of such certificate and transmittal form), and the certificate so surrendered shall forthwith be cancelled.

		(b)	If any payment for shares of ERS Common Stock is to
be made in cash to any person other than the registered holder thereof, it shall be a condition of such payment that the
certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the payment amount of any stock transfer or similar taxes (whether imposed on the registered holder, transferee or otherwise) payable on account of the transfer to such person shall be deducted from the amount paid by the Exchange Agent, or otherwise paid in full to the Exchange Agent, or the Exchange
Agent may refuse to make payment of the Merger Consideration, unless satisfactory evidence of any exemption from such taxes is submitted.

		(c)	In the event any certificate representing any shares
of ERS Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed
certificate the Merger Consideration pursuant to Section 2.3. The
Exchange Agent or the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give the
Exchange Agent a bond in such reasonable sum as it may direct as indemnity against any claim that may be made against the Surviving
Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

		(d)	One hundred eighty days following the Effective Time,
Holdco shall be entitled to require the Exchange Agent to deliver to
Holdco any funds (including any interest and dividends received with respect thereto) not theretofore disbursed to holders of
certificates representing shares of ERS Common Stock outstanding immediately prior to the Effective Time, and thereafter the former holders of such shares shall be entitled to look to Holdco (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the cash which would have been exchanged therefor, without any interest thereon, and Holdco shall be obligated to pay such cash as provided in this Section 3.3.

	3.4	ERS Stock Transfer Ledger.

	At the Effective Time, it shall be deemed that the stock transfer books of ERS are closed, and no transfer of ERS Common
Stock on the books of ERS shall thereafter be made or consummated.
Until surrendered and exchanged in accordance with the provisions of
Section 3.3 hereof, the outstanding certificates evidencing shares of ERS Common Stock immediately prior to the Effective Time shall, from and after the Effective Time, be deemed for all corporate purposes to evidence the right to receive the Merger Consideration as provided for in Section 2.3, into which the shares of ERS Common
Stock theretofore evidenced by such certificate or certificates shall have been so converted, as though such surrender and exchange had taken place. If, after the Effective Time, certificates representing shares of ERS Common Stock are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

	3.5	Exchange of Warrants.

	As soon as is practicable after the Effective Time, Holdco shall notify the Warrant Agent of the occurrence thereof and of the amount, if any, calculated by subtracting the Exercise Price per share of ERS Common Stock pursuant to the Warrant Agreement from the Merger Consideration, and that thereafter each holder of ERS
Warrants shall, upon surrender of his certificate in evidence thereof pursuant to Section 4.05(b) of the Warrant Agreement, be entitled to such amount in lieu of a share of ERS Common Stock thereunder.

	ARTICLE IV

	CLOSING

	4.1	Time and Place of Closing.

	ERS, Holdco and Merger Sub shall regularly communicate and consult with each other with respect to the fulfillment of the various conditions to the obligations under this Agreement of the parties hereto. The exchange of certificates and other documents contemplated by this Agreement (hereinafter referred to as the "Closing") shall be held at the offices of Krugman & Kailes LLP, Park 80 West-Plaza Two, Saddle Brook, New Jersey 07663, at 10:00
A.M., local time, at such time and date (hereinafter referred to as the "Closing Date") as the parties may determine, such date to fall within five business days after the satisfaction or waiver of the last of the conditions set forth in Articles IX, X and XI hereof to be satisfied or waived (other than conditions with respect to actions the parties shall take at the Closing), or such other time and date as may be agreed upon by the parties hereto. For purposes of this Agreement, "business day" shall mean any day on which the principal offices of the Securities and Exchange Commission
(hereinafter referred to as the "SEC") in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

	4.2 Certificate of Merger.

	In the event that, at or prior to the Closing, none of the parties has exercised any right it may have to terminate this Agreement, and no condition to the obligations of the parties exists that is not waived, the parties shall, on the Closing Date or as soon thereafter as is practicable cause an appropriate Certificate of Merger to be executed by the Constituent Corporations and filed with the Secretary of State of the State of Delaware in accordance with the GCL.

	4.3	Other Certificates.

	Each of the parties shall cooperate with each other party in delivering at Closing such additional certificates, instruments and other documents, in form and substance satisfactory to such other party or parties reasonably requesting such certificates, instruments and other documents in connection with the transactions contemplated hereunder.

	ARTICLE V

	REPRESENTATIONS AND WARRANTIES OF ERS

	ERS represents, warrants and covenants that:

	5.1	Incorporation.

	(a)	ERS is duly organized, validly existing and in good
standing under the laws of the State of Delaware and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease, to conduct its business as currently conducted, to perform all its obligations under the agreements to which it is a party, including, without limitation, this Agreement, and to consummate the Merger. ERS is in good standing in each other jurisdiction wherein the failure so to qualify, individually or in the aggregate, would have a Material
Adverse Effect (as hereinafter defined). The copies of ERS's certificate of incorporation and by-laws, each as currently in effect, which have been delivered to Holdco and Merger Sub are complete and correct.

	(b)	For purposes of this Agreement:

	(i)	"Material Adverse Effect" with respect to a party shall
mean any change in, or effect on such party or any "subsidiary"
thereof (as hereinafter defined) which is, or is reasonably likely to be, materially adverse to: (x) the business or financial
condition of such party and its subsidiaries, taken as a whole, or
(y) such party's ability to consummate the transactions contemplated hereby, other than any event or effect relating (I) to general political or economic conditions, (II) to the industry in which any of the parties or any of their subsidiaries operates or (III) with respect to ERS only, the ESL Determination (as hereinafter defined);
and the term "Material Adverse Effect" used without a specific reference to a party shall mean a Material Adverse Effect with respect to ERS and its subsidiaries, taken as a whole; and

	(ii)	each reference to a "subsidiary" or "subsidiaries" of any
person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; except, that, neither ERS, nor any subsidiary of ERS, shall, for purposes of this agreement, be construed as a
"subsidiary" of Holdco.

	5.2	Authorization.

	The execution and delivery of this Agreement, the performance by ERS of its covenants and agreements hereunder and the consummation by ERS of the transactions contemplated hereby have been duly authorized by all necessary corporate action of ERS. When duly executed and delivered by the other parties hereto, this Agreement shall constitute the valid and legally binding obligation of ERS, enforceable against ERS in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

	5.3	Conflicts.

	Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will (i) violate any provision of ERS's certificate of incorporation or by-laws, as currently in effect, or, subject to compliance with the regulatory requirements hereinafter specified in this Section 5.3, any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon ERS or any of its Significant Subsidiaries (as hereinafter defined), except for such violations which would not have a Material
Adverse Effect, or (ii) subject to obtaining third party consents or other approvals and except for any such conflicts, breaches, creation, imposition or termination which would not have a Material
Adverse Effect, conflict with or result in any breach of any of the terms of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to, or create any cause for termination under, the terms of any contract or agreement to which ERS or any of its Significant Subsidiaries is a party or by which ERS or any of its Significant Subsidiaries or any of their respective properties or assets is bound. Except for (i) compliance
(x) with the federal Securities Exchange Act of 1934, as amended
(hereinafter referred to as the "Exchange Act"), including, without limitation, with respect to the Information/Going Private
Transaction Statement (as hereinafter defined), and (y) with the admission rules (hereinafter referred to as the "AIM Rules") of the Alternative Investment Market of the London Stock Exchange Limited, and (ii) the filing of the Reclassification Amendment (as hereinafter defined) and the Certificate of Merger with the Secretary of State of Delaware, and except for any such consents, approvals, authorizations, filings or registrations with or notices to any such person or entity other than any governmental agency or instrumentality the failure to effectuate which would not have a Material Adverse Effect, no consents, approvals or authorizations, or registrations with any governmental agency or authority or any other person or entity and, filings with or notices to any such person or entity, are required in connection with the execution and delivery of this Agreement by ERS or the consummation by ERS of the transactions contemplated hereby. For purposes of this Agreement, the term "Significant Subsidiary" shall have the meaning given to such term in Rule 405 under the Securities Act.

	5.4	Capitalization.

	The authorized capital stock of ERS, prior to the filing of the Reclassification Amendment, consists of: (x) 2,000,000 shares of ERS
Preferred Stock, of which 40,000 shares have been designated as ERS
Series A-1 Stock, and of which 39,985 shares are issued and outstanding on the date hereof; and (y) 35,000,000 shares of ERS
Common Stock, of which 21,345,383 shares are issued and outstanding on the date hereof. No shares of any class or series of the capital stock of ERS are held as treasury stock. All of the outstanding shares of ERS Common Stock are, and all outstanding shares of ERS
Common Stock issuable upon exercise of ERS Options and upon exercise of ERS Warrants in accordance with their respective terms will be, duly authorized, validly issued and fully paid and non-assessable, issued without violation of the preemptive rights of any person.
There are no subscriptions, warrants, options, calls, commitments by or agreements to which ERS is bound relating to the issuance, conversion, or purchase of any shares of ERS Common Stock, or any other capital stock of ERS, except for: (i) the rights under ERS' certificate of incorporation provided to holders of ERS Series A-1
Stock; (ii) the ERS Options granted by ERS pursuant to the ERS
Option Plans, covering an aggregate of 3,003,884 shares of ERS
Common Stock; and warrants to purchase 2,538,258 shares of ERS
Common Stock, and except for this Agreement. ERS has delivered, or made available to Holdco and Merger Sub true and complete copies of each form of certificate or agreement evidencing options granted and outstanding under the ERS Option Plans. ERS is not a party to any agreement or arrangement relating to the voting or control of any of its capital stock.

	5.5	Subsidiaries; Additional Interests.

	(a)	Except for Significant Subsidiaries and NewCheck
Corporation d/b/a Productivity Solutions, Inc., there is no
corporation, partnership, joint venture, business trust or other legal entity in which ERS, directly or indirectly, beneficially or legally owns or holds any capital stock or other proprietary interest representing "control" (as defined pursuant to the
Securities Act), material to the business or financial condition of
ERS and its subsidiaries, taken as a whole (hereinafter referred to as "ERS' business or condition").

	5.6	Securities Filings.

	ERS has made all filings with the SEC that it has been required to make under the Securities Act, and the rules and regulations promulgated thereunder, and the Exchange Act, and the rules and regulations promulgated thereunder. ERS has provided or made available to Holdco and Merger Sub complete and correct copies of all reports, registration statements, final prospectuses, definitive proxy statements and other filings made by ERS with the SEC, including all exhibits to such filings, since January 1, 1999 (all such documents that have been filed with the SEC, as amended, hereinafter referred to as the "SEC Documents"), including, without limitation, ERS's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC on April 2, 2001, and Amendment No. 1 thereto on Form 10K/A, as filed with the SEC on April 24, 2001, ERS' Current Report on Form 8-K dated May 2, 2001, as filed with the SEC on such date, and ERS' Quarterly Report on Form 10-Q for the three months ended March 31, 2001, as filed with the SEC on May 21, 2001. The SEC Documents comply in all material respects with the requirements of the Securities Act or the Exchange
Act, as the case may be, and, to the knowledge (as hereinafter defined) of ERS, neither any of the SEC Documents (as of the date of their respective filing with the SEC), or any information relating to ERS contained in this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


	5.7	Disputes and Litigation.

	There is no action, suit, proceeding, or claim, pending or threatened, and no investigation by any court or government or, to the knowledge of ERS, governmental agency or instrumentality, domestic or foreign, pending or, to the knowledge of ERS, threatened, against ERS or any of its Significant Subsidiaries, before any court, government or governmental agency or instrumentality, domestic or foreign, nor is there any outstanding order, writ, judgment, stipulation, injunction, decree, determination, award, or other order of any court or government or governmental agency or instrumentality, domestic or foreign, against ERS or any of its Significant Subsidiaries, except for any such matter which, individually or in the aggregate, would not have a Material Adverse Effect. For purposes of this Agreement: (i) an individual will be deemed to have "knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter and (ii) a corporate entity will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving as a director or senior executive officer of such corporation or any subsidiary of it has actual knowledge of such fact or other matter.

5.8	Brokers and Finders.

	Except for the fee payable to the Financial Advisor pursuant to the engagement letter between ERS and the Financial Advisor, and the fee payable to ERS' nominated advisor in connection with compliance under the AIM Rules pursuant to the engagement letter between ERS and such nominated advisor, copies of which have been provided to Holdco and Merger Sub prior to the execution of this Agreement, ERS has not employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

	ARTICLE VI

	REPRESENTATIONS AND WARRANTIES
	   OF HOLDCO AND MERGER SUB

	Holdco and Merger Sub hereby, jointly and severally, represent, warrant, and covenant as follows:

	6.1	Incorporation.

	Each of Holdco and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease, to conduct its businesses as currently conducted, to perform all its obligations under the agreements to which it is a party, including, without limitation, this Agreement and to consummate the Merger. Each is in good standing in each other jurisdiction wherein the failure so to qualify, individually or in the aggregate, would have a Material Adverse Effect with respect to Holdco and Merger Sub, taken as a whole.

	6.2	Authorization.

	(a)	The execution and delivery of this Agreement by each of
Holdco and Merger Sub, the performance by each of them of their covenants and agreements hereunder and the consummation by each of the transactions contemplated hereby have been duly authorized by all necessary corporate action of each of them. When duly executed and delivered by ERS, this Agreement, shall constitute the valid and legally binding obligations of Holdco and Merger Sub, respectively, enforceable against Holdco and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors' rights and by limitations on the availability of equitable remedies.

	(b)	Without limiting the generality of Paragraph (a) of this
Section 6.2, Holdco has received commitments from each holder of ERS
Principal Shares, copies of which were made available to ERS prior to the execution of this Agreement, whereby such holder shall take all such action as shall reasonably be requested by Holdco to vote its ERS Principal Shares, and all shares of the capital stock of ERS
(x) into which such shares may be reclassified or (y) distributed in respect of such shares or received in exchange for such shares, and/or exercise any consensual rights with respect thereto, to approve this Agreement, and the consummation of the transactions contemplated by this Agreement, including, without limitation, the approval of the Reclassification Amendment, and against any proposal inconsistent with the foregoing transactions; and Holdco holds the irrevocable proxy of each such holder with respect to its ERS
Principal Shares in furtherance thereof.

	6.3	Conflicts.

	Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will (i) violate any provision of the certificate of incorporation or of the by-laws of Holdco or Merger Sub, as currently in effect, or, subject to compliance with the regulatory requirements hereinafter specified in this Section 6.3, any law, rule, regulation, writ, judgment, injunction, decree, determination, award, or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon Holdco or Merger Sub, except for such violations which would not have a Material Adverse Effect with respect to Holdco and Merger Sub, taken as a whole, or (ii) subject to obtaining third party consents or other approvals and except for any such conflicts, breaches, creation, imposition or termination which would not have a Material Adverse Effect with respect to Holdco and Merger Sub, taken as a whole, conflict with or result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which Holdco or Merger Sub are parties to or by which Holdco's or Merger Sub's or any of Holdco's or Merger
Sub's assets and properties are bound. Except for compliance (x) with the Exchange Act, including, without limitation, with respect to the Information/Going Private Transaction Statement, and (y) with the AIM Rules, and except for any such consents, approvals, authorizations, filings or registrations with or notices to any such person or entity other than any governmental agency or instrumentality the failure to effectuate which would not have a Material Adverse Effect with respect to Holdco and Merger Sub, taken as a whole, no consents, approvals or authorizations, or filings or registrations with, or notices to, any governmental agency or authority or any other person or entity are required in connection with the execution and delivery of this Agreement by Holdco or Merger Sub or the consummation by Holdco or Merger Sub of the transactions contemplated hereby.

	6.4	Capitalization.

	(a)	The authorized capital stock of Holdco consists of: (x)
2,000,000 shares of preferred stock, $1.00 par value, none of which are issued and outstanding; and (y) 35,000,000 shares of Holdco
Common Stock, of which 21,345,383 shares are issued and outstanding.
No shares of any class or series of the capital stock of Holdco are held as treasury stock. The shares of Holdco Common Stock to be issued upon exercise of ERS Options to be assumed by Holdco in accordance with this Agreement will, upon exercise thereof in accordance with the terms thereof, be duly authorized, validly issued and fully-paid and non-assessable, issued without violation of the preemptive rights of any person. There are no subscriptions, warrants, options calls, commitments by or agreements to which
Holdco is bound relating to the issuance, conversion, or purchase of any shares of Holdco Common Stock, or any other capital stock of
Holdco, except as contemplated by this Agreement and except insofar as inuring to the benefit of holders of instruments of indebtedness of ERS.

	(b)	The authorized capital stock of Merger Sub consists of
10,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding. No shares of any class or series of the capital stock of Merger Sub are held as treasury stock. The shares of Merger Sub Common Stock to be converted in the Merger are duly authorized, validly issued and fully-paid and non-assessable, issued without violation of the preemptive rights of any person. There are no subscriptions, warrants, options, calls, commitments by or agreements to which Merger Sub is bound relating to the issuance, conversion, or purchase of any shares of Merger Sub Common Stock, or any other capital stock of Merger Sub, except as contemplated by this Agreement.

	6.5	Brokers or Finders.

	Neither Holdco nor Merger Sub has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

	6.6	Sufficient Funds.

	Holdco has commitments with respect to, and will have at the Effective Time, sufficient funds to enable Holdco to pay for all shares of ERS Common Stock converted into cash pursuant to the Merger, to perform Holdco's and Merger Sub's obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

ARTICLE VII

	CERTAIN COVENANTS

	7.1	Information/Going Private Transaction Statement.

	(a)	As soon as practicable after the date hereof, ERS and
Holdco will collaborate in the preparation and filing with the SEC of a preliminary information statement (hereinafter referred to as the "Preliminary Information/Going Private Transaction Statement"),
to be distributed to each holder of ERS Common Stock, containing the information required of ERS under Schedule 14C promulgated by the
SEC and, to the extent appropriate, of Holdco, the Holdco
Stockholders and ERS required under Schedule 13E-3 promulgated by the SEC, and further containing or accompanied by such other material as shall be necessary or appropriate to consummate the transactions contemplated hereunder. The parties hereto shall use all reasonable efforts to have such Preliminary Information/Going
Private Transaction Statement and other materials, and any
subsequent amendments or supplements thereto required to consummate the transactions contemplated hereunder, cleared by the SEC under the Exchange Act as promptly as practicable, and thereafter ERS shall, as promptly as practicable after such clearance, distribute a definitive information statement prepared as aforesaid (as so cleared, herein referred to as the "Information/Going Private
Transaction Statement") and other materials, and any subsequent amendments or supplements thereto, to such holders. If at any time prior to the distribution of the Information/Going Private
Transaction Statement any information relating to any party hereto or any of their respective officers, directors, stockholders or subsidiaries, should be discovered by any party hereto which should be set forth in an amendment or supplement to the Information/Going
Private Transaction Statement so that the Information/Going Private
Transaction Statement would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly prepared, filed with the SEC and, to the extent required by law, disseminated to the holders of ERS Common Stock.

	(b)	Without limiting the generality of the foregoing
provisions of this Section 7.1, the parties shall use their
respective reasonable efforts to respond to any comments of the SEC or its staff with respect to the Preliminary Information/Going
Private Transaction Statement (or the Information/Going Private
Transaction Statement), and in connection therewith each party shall: (x) notify the other parties promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Preliminary
Information/Going Private Transaction Statement (or the
Information/Going Private Transaction Statement) or for additional information, (y) supply the other parties with copies of all correspondence with the SEC or its staff with respect to the
Preliminary Information/Going Private Transaction Statement (or the
Information/Going Private Transaction Statement) or the Merger and
(z) permit the other parties and their counsel to participate in all communications with the SEC and its staff, including all meetings and telephone conferences, relating to the Preliminary
Information/Going Private Transaction Statement, the Information/
Going Private Transaction Statement, the Merger or this Agreement.

	(c)	As soon as practicable after the date hereof, ERS and
Holdco will collaborate in the preparation and filing with the SEC by ERS, Holdco and the Holdco Stockholders of a Rule 13E-3
Transaction Statement on Schedule 13E-3, incorporating by reference, as appropriate, the Information/Going Private Transaction Statement
(hereinafter referred to as the "Schedule 13E-3"), and subsequently with respect to any amendments thereto required to consummate the transactions contemplated hereunder.

	(d)	Neither the Preliminary Information/Going Private
Transaction Statement nor the Information/Going Private Transaction
Statement, nor any supplement or amendment thereto, nor the Schedule
13E-3, shall contain any information, nor be in a form, not approved by ERS and Holdco, which approval shall not be unreasonably withheld or delayed. Holdco and ERS each represents and warrants to the other that, at the time each or any of the Preliminary Information/Going
Private Transaction Statement, the Information/Going Private
Transaction Statement, the Schedule 13E-3 or any other material as aforesaid is filed with the SEC or is cleared thereby, as the case may be, and at all times subsequent thereto up to and including the
Effective Time, (in the case of ERS) none of the information set forth therein (to the extent provided by ERS) with respect to ERS, its directors, officers or stockholders (other than any directors, officers or stockholders of Holdco) or any of its subsidiaries or
(in the case of Holdco) none of the information set forth therein
(to the extent provided by Holdco) with respect to Holdco, its directors, officers, stockholders or any of its subsidiaries, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made, not misleading.

	7.2	Other Governmental and Judicial Filings.

	As soon as practicable after the date hereof, ERS, Holdco and Merger Sub will cooperate in the preparation and filing of all materials necessary or desirable to obtain the approval of the transactions contemplated hereby or the disclaimer of jurisdiction with respect thereto by any regulatory body or other governmental or judicial authority that has jurisdiction over the transactions contemplated hereby.

	7.3	Conduct of Business of ERS.

	ERS covenants and agrees that, except as consented to in writing by Holdco, from and after the date of this Agreement and until the Effective Time, ERS and its Significant Subsidiaries shall operate in the ordinary course of business (but consistent with the determination of the Board of Directors of ERS made on April 17, 2001 regarding the winding-down of ERS' electronic shelf label business [herein referred to as the "ESL Determination"]).

	7.4	ERS Capitalization.

	Except as consented to in writing by Holdco, from and after the date of this Agreement and until the Effective Time:

		(a) No change shall be made or proposed in the certificate of incorporation or by-laws of ERS or of ERS-Connecticut, except for the Reclassification Amendment.

		(b) Neither ERS nor any of its Significant Subsidiaries shall: (i) issue, grant, sell or encumber any shares of its capital stock, (ii) issue, grant, sell or encumber any security, option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any shares of capital stock or other equity interests of ERS or any of its Significant Subsidiaries, (iii) enter into any agreement, commitment or understanding calling for any transaction referred to in clause (i) or (ii) of this Paragraph (b), or (iv) make any other changes in its equity capital structure except, in all such cases under this Paragraph (b), for the issuance of shares of ERS Common
Stock upon exercise of the ERS Options or the ERS Warrants which are outstanding prior to the execution and delivery of this Agreement.

		(c) Neither ERS nor any of its Significant Subsidiaries shall split, combine or reclassify any shares of its capital stock, except pursuant to the Reclassification Amendment, or declare, set aside or pay any dividend or other distribution (whether in cash, stock, securities, indebtedness, rights or property or any combination thereof) in respect of any shares of its capital stock or other equity interests, or redeem or otherwise acquire any shares of the capital stock or other equity interests.

	7.5	Action by Holdco Stockholders.

	Holdco shall not and will cause its directors, officers and the Holdco Stockholders not to take any actions which would be reasonably likely to cause ERS to breach its covenants and agreements contained in Sections 7.3 and 7.4.

	7.6	Due Diligence; SEC Filings; Confidentiality.

	(a)	ERS shall afford Holdco and its officers, employees,
accountants, counsel and other authorized representatives reasonable access, during ordinary business hours, to its properties, books and records, and those of its Significant Subsidiaries, and shall use its reasonable best efforts to cause its representatives to, furnish to Holdco such additional financial and operating data and other information as to its and its Significant Subsidiaries' respective businesses and properties as Holdco may from time to time reasonably request. ERS shall furnish Holdco with copies of all filings with the SEC by it subsequent to the date hereof, which shall be prepared in all material respects in accordance with the rules and
regulations promulgated by the SEC if any such filings are made prior to the Effective Time.

	(b)	Between the date of this Agreement and the Effective Time,
ERS, Holdco and Merger Sub will maintain in confidence, and will cause their respective representatives to maintain in confidence and not divulge to any third party, and take reasonable precautions to protect (including, without limitation, all precautions any such party employs with respect to its confidential materials) and not make any use whatsoever at any time (except to evaluate internally its relationship with the disclosing party), any written, oral or other information obtained from any other party in connection with this Agreement or the contemplated Transactions. The foregoing will not apply with respect to any information that the receiving party can document (i) is or becomes (through no improper action or inaction by the receiving party or any representative thereof)
generally available to the public, (ii) was in its possession or known by it without restriction prior to receipt from the disclosing party, provided the receiving party complies with restrictions imposed thereon by third parties, or (iii) was rightfully disclosed to it by a third party without restriction, provided the receiving party complies with restrictions imposed thereon by third parties.
Notwithstanding the foregoing, the receiving party may make
disclosures required by applicable law provided the receiving party uses reasonable efforts to limit disclosure and to obtain
confidential treatment or a protective order and has allowed the disclosing party to participate in the proceeding. The provisions of this Paragraph (b) shall not in any manner operate to limit in any respect the use by any director or officer of ERS of any information or material consistent with his duties in such capacity.

	7.7	Notification of Certain Matters.

		(a)	Between the date hereof and the Effective Time, each
party will give prompt notice in writing to the other parties, of:
(i) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any of its
representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect from the date hereof to the Effective Time, (ii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this
Agreement, (iii) any notice or other communication from any
governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, and (iv) any material failure of the notifying party or any officer, director, employee or agent thereof to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

		(b)	The giving of any such notice under this Section 7.7
shall in no way change or modify the representations and warranties or the conditions to any party's obligations contained herein or otherwise affect the remedies available to any party hereunder.



7.8	Forbearance.

	ERS agrees that, from and after the date hereof and until the Effective Time, it shall not, and shall not permit any of its Significant Subsidiaries, or any officers, directors, employees, agents or representatives of ERS or of any of its Significant
Subsidiaries to, directly or indirectly, initiate or solicit discussions, inquiries or proposals, or participate in any negotiation or discussion for the purpose or with the intention of leading to any proposal, concerning any merger, consolidation or other business combination involving ERS or any of its Significant
Subsidiaries, or any acquisition of 20% or more of the equity interest in ERS or any equity interest in any of its Significant
Subsidiaries, or 20% or more of the assets of ERS and its Significant Subsidiaries, taken as a whole, or any similar transaction, or effectuate any such transaction, in each case, except for the Merger. Notwithstanding the foregoing, ERS may furnish information concerning its business, properties or assets, and may engage in negotiations and discussions in connection with such a transaction, if the Board of Directors of ERS, after consultation with counsel, determines that the exercise of its fiduciary responsibilities requires that such information be furnished or such negotiations be commenced. ERS shall use reasonable efforts to notify Holdco immediately of any such inquiry
(including the material terms thereof and the person making such inquiry) which it may receive in respect of any possible such transaction.

	7.9	Indemnification.

	(a)	From and after the Effective Time, Holdco and the
Surviving Corporation shall, to the extent permitted by the GCL and other law, honor all obligations of ERS pursuant to Paragraph SIXTH of ERS's certificate of incorporation, and those indemnification agreements with directors, in each case in effect on the date hereof, which provide for indemnification of officers and directors of ERS with respect to events occurring prior to the Effective Time
(hereinafter referred to as the "Indemnification Agreements"). With respect to the procedure determining entitlement of indemnification under the Indemnification Agreements, a "Change of Control" (as
defined in the Indemnification Agreements) shall have been deemed to occur at the Effective Time.

	(b)	The Surviving Corporation shall maintain in effect for six
years from the Effective Time, the current directors' and officers'
liability insurance policies maintained by ERS (provided that the
Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that (i) if the existing policies expire, are terminated or cancelled during such period, the
Surviving Corporation will use commercially reasonable efforts to obtain substantially similar policies, (ii) the Surviving
Corporation shall not be required to spend as an annual premium therefor an amount in excess of 200% of the annual premium therefor as of the date of this Agreement and (iii) if, during such six-year period, such insurance coverage cannot be obtained at all or can only be obtained for an amount in excess of 200% of the current annual premium therefor, Holdco shall use commercially reasonable efforts to cause to be obtained as much directors' and officers'
liability insurance coverage as can be obtained for an amount equal to 200% of the current annual premium therefor, on terms and conditions substantially similar to the existing directors' and officers' liability insurance.

	(c)	The provisions of this Section 7.9 are intended to be for
the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

	7.10	Additional Agreements.

	Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with one another and use its reasonable efforts to complete in a timely manner the transactions contemplated by this Agreement, including (i) using its reasonable efforts to comply with any and all applicable rules and regulations, and to send all notices to, make all declarations, filings and registrations with, and obtain all consents, authorizations, approvals and waivers from third parties and governmental and regulatory bodies required to consummate the transactions contemplated hereby or comply with any and all applicable rules and regulations governing such transactions, including, without limitation, the AIM Rules, (ii) furnishing the other parties with all information necessary or advisable for the matters referred to in Section 7.1 hereof and any other statements or applications made by or on behalf of any party to any governmental or regulatory body in connection with the transactions contemplated by this Agreement, and (iii) using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.


	ARTICLE VIII

	PUBLICITY

	8.1 Publicity.

	None of the parties hereto shall, nor shall any such party cause or allow any affiliate, directly or indirectly, to issue any press release or otherwise make any public announcement or statement with respect to the matters contemplated hereby without the prior approval of all parties (which consent shall not be unreasonably withheld or delayed); provided that nothing herein shall prohibit any party hereto or any of their affiliates from making any announcement or disclosure required to be made by it or them under applicable law if it or its affiliates determines in good faith that it is appropriate to do so and, if practicable, gives prior notice to the other parties hereto of such determination.

	ARTICLE IX

	CONDITIONS TO OBLIGATIONS
	       OF EACH PARTY

	The obligations of each of Holdco, Merger Sub and ERS to consummate the Merger and the Closing are subject to the following conditions precedent, any or all of which may be waived by such party at its sole discretion:

	9.1	Information/Going Private Transaction Statement.

	The Information/Going Private Transaction Statement shall have been filed with the SEC and distributed to holders of ERS Common
Stock; prior to the first date on which the Information/Going
Private Transaction Statement is mailed to stockholders the Schedule
13E-3 shall have been filed with the SEC; and all applicable notice periods under the requirements of Rule 13e-3 and Rule 14C-2(b) shall have expired.

	9.2	Reclassification Amendment.

	The ERS Principal Shares shall have been reclassified as an equivalent number of shares of ERS Class B Common Stock pursuant to the provisions of an amendment to the certificate of incorporation of ERS (herein referred to as the "Reclassification Amendment") in the form set forth in the certificate attached hereto as Exhibit A duly filed with the Secretary of State of Delaware in accordance with the requirements of the GCL immediately prior to the Effective
Time.


	9.3	No Prohibition on Consummation.

	No order, stay, judgment, injunction or decree shall have been issued and be in effect by any court restraining or prohibiting the consummation of the transactions contemplated hereby. No statute, rule or regulation shall have been promulgated or enacted by any foreign or United States federal or state government, governmental authority or governmental agency, which would prevent or make illegal the consummation of the transactions contemplated hereby, including the Merger.

	ARTICLE X

	CONDITIONS TO OBLIGATIONS OF ERS

	Subject to waiver by ERS, at its sole discretion, the obligation of ERS to consummate the Merger and the Closing is subject to the representations and warranties of Holdco and Merger
Sub contained in this Agreement being true and correct in all respects at and as of the Closing Date with the same effect as though all such representations and warranties are made at and as of the Closing Date (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, and except for changes therein contemplated or permitted by this Agreement) and the compliance by Holdco and Merger Sub with their respective covenants contained under this Agreement in all respects, except (i) where the failure of the representations and warranties set forth in the Agreement to be true and correct does not, individually or in the aggregate, have a Material Adverse Effect with respect to Holdco and Merger Sub, taken as a whole, or (ii) where the failure to perform or comply with the covenants contained in this Agreement does not, individually or in the aggregate, have a Material Adverse Effect with respect to Holdco and Merger Sub, taken as a whole; and the delivery by Holdco and Merger Sub to ERS of a certificate to that effect, dated the Closing Date, signed by its Chairman of the Board, its President and Chief Executive Officer or one of its Vice Presidents.

	ARTICLE XI

	CONDITIONS TO OBLIGATIONS OF HOLDCO AND MERGER SUB

	Subject to waiver by Holdco, at its sole discretion, the obligations of each of Holdco and Merger Sub to consummate the Merger and the Closing are subject to the representations and warranties of ERS contained in this Agreement being true and correct in all respects at and as of the Closing Date with the same effect as through all such representations and warranties are made at and as of the Closing Date (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the Closing Date, as the case may be, and except for changes therein contemplated or permitted by this Agreement) and the compliance by ERS with all of its covenants contained in this Agreement in all respects, except (i) where the failure of the representations and warranties set forth in the Agreement to be true and correct, does not, individually or in the aggregate, have a Material Adverse Effect, or (ii) where the failure to perform or comply with the covenants contained in this Agreement does not, individually or in the aggregate, have a Material Adverse
Effect; and ERS shall have delivered to Holdco a certificate to that effect, dated the Closing Date, signed by its Chairman of the Board, its President or one of its Vice Presidents.

	ARTICLE XII

	TERMINATION

	12.1	Termination.

	This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time: (a) by the consent of all parties hereto; or (b) by either ERS or Holdco if: (i) a permanent injunction is entered, enforced or deemed applicable to this Agreement which prohibits the consummation of the transactions contemplated hereby and all appeals of such injunction shall have been taken and shall have been unsuccessful, (ii) any governmental entity, the consent of which is a condition to the obligation of such party to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeal of such determination shall have been taken and shall have been unsuccessful, or (iii) the Closing shall not have occurred on or prior to December 1, 2001; or (c) by ERS, if the Board of Directors of ERS determines in good faith that termination of this Agreement is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties to the stockholders of ERS, other than the holders of ERS Principal Shares, under applicable law by reason of an alternative proposal referred to in Section 7.8 having been made.

	12.2	Effect of Termination.

	In the event of termination of this Agreement pursuant to
Section 12.1 hereof, all rights of all parties hereto shall cease and terminate, except for such rights as any party may otherwise have for breach of contract (other than breaches which are not willful), including, without limitation, rights for any such breaches of any representations, warranties or covenants contained herein, and, provided that the provisions of this Section 12.2 and Sections 7.6(b), 13.5 and 13.6 shall survive any such termination.

	ARTICLE XIII

	MISCELLANEOUS

	13.1	Notices.

	All notices, requests or instruction hereunder shall be in writing and delivered personally, sent by registered or certified mail, postage prepaid, by telecopy (or like transmission) or by express mail by a reputable courier, as follows:

			(1)  if to ERS:

					488 Main Avenue
					Norwalk, Connecticut 06851-1007

					Attention: President

					Fax: (203) 849-2616

					with a copy to:

					Kenneth Lefkowitz, Esq.
					Hughes Hubbard & Reed LLP
					One Battery Park Plaza
					New York, New York 10004

					Fax: (212) 422-4726

               (2)  if to Holdco or Merger Sub:

					488 Main Avenue
					Norwalk, Connecticut 06851

                  		Attention: Chief Executive Officer

                  		Fax: (203) 849-2616

					with a copy to:

                  		Howard Kailes, Esq.
                  		Krugman & Kailes LLP
                  		Park 80 West - Plaza Two
                  		Saddle Brook, New Jersey  07663

					Fax: (201) 845-9627

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices and other communications given to any party hereto in accordance with the provisions hereof shall be deemed to have been given on the date of receipt, provided that any notice or other communication that is received other than during regular business hours of the recipient shall be deemed to have been given at the opening of business on the next business day of the recipient.

	13.2	Entire Agreement.

	This Agreement and the documents referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and supersede all prior understandings, arrangements and agreements with respect to the subject matter hereof. No modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

	13.3	Modification.

	At any time prior to the Effective Time, the parties hereto may, by written agreement, make any modification or amendment of this Agreement approved by their respective Boards of Directors;
provided however, that any and all such modifications and amendments shall conform to the requirements of the GCL.

	13.4	Further Action.

	Each of the parties hereto shall use such party's reasonable best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement.

	13.5	Expenses.

	Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby.

	13.6	Governing Law.

	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable in the case of agreements made and to be performed entirely within such State.

	13.7	Captions.

	The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

	13.8	Accounting Terms.

	All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles on the date hereof.

	13.9	Waiver.

	At any time prior to the Effective Time, the parties hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as otherwise expressly provided in this Agreement, neither the failure nor any delay on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power, or privilege available to each party at law or in equity.

	13.10	Assignment.

	This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties and any such attempted assignment without consent shall be void.

	13.11 No Third Party Beneficiary.

	This Agreement is not intended, and shall not be construed, to confer any rights or remedies hereunder upon any party other than the parties hereto and those parties designated as directors and entitled to indemnification under Section 7.9, which parties shall be entitled to enforce their rights under such provisions to which they are entitled to benefits.

	13.12	 Partial Invalidity.

	Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or any such terms in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

	13.13	 Counterparts.

	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement has duly executed by the parties hereto as of the date first above written.

ATTEST:					ELECTRONIC RETAILING SYSTEMS
						   INTERNATIONAL, INC.


s/Howard Kailes           	By s/Norton Garfinkle
Assistant Secretary				Chairman of the Board

ATTEST:					SYSTEMS HOLDING, INC.


s/Howard Kailes           	By s/Norton Garfinkle
Assistant Secretary				Chairman of the Board

ATTEST:					SYSTEMS MERGER SUB, INC.



s/Howard Kailes           	By s/Norton Garfinkle
Assistant Secretary				Chairman of the Board


EXHIBIT A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.


	ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC., a corporation organized and existing under the General Corporation
Law of the State of Delaware (the "Corporation") pursuant to the provisions of the General Corporation Law of the State of Delaware
(the "GCL") does hereby certify as follows:

	FIRST: The Certificate of Incorporation is hereby amended by deleting the first sentence of the first paragraph of Article FOURTH in its present form and substituting therefor the following:

	"FOURTH: The total number of shares of capital stock which the corporation shall have the authority to issue is 37,000,000 shares of capital stock, consisting of 2,000,000 shares of preferred stock, $1.00 par value per share ("Preferred Stock"), 20,000,000 shares of common stock, $.01 par value per share (the "Common
Stock"), and 15,000,000 shares of class B common stock, $.01 par value (the "Class B Common Stock"). Each outstanding share of Common Stock and each outstanding share of Class B Common Stock shall be of equal rank, and shall have identical powers, preferences, qualifications, restrictions and other rights (and, without limiting the generality of the foregoing, shall vote together as a single class with all other outstanding shares of Common Stock and all other outstanding shares of Class B Common Stock on all matters to be voted on by the stockholders of the Corporation, and shall not be split, divided or combined unless, at the same time, the Corporation splits, divides or combines, as the case may be, the shares of both the Common Stock and the Class B Common Stock in the same proportion and manner), in each event subject to the operation of the immediately succeeding sentence.
Effective immediately prior to the Effective Time (as defined pursuant to the Agreement and Plan of Merger dated as of July 2, 2001 among the Corporation, Systems
Holding, Inc. ["Holdco"] and Systems Merger Sub, Inc.), and contemporaneously with the contribution to Holdco of the ERS Principal Shares (as defined thereunder), and without any further action on the part of the Corporation or its stockholders, each share of the Corporation's Common Stock contributed to Holdco shall be reclassified, changed and converted into one share of Class B Common Stock, and each certificate representing shares of Common Stock contributed to Holdco shall be deemed to represent the number of shares of Class B
Common Stock resulting from the foregoing reclassification; and thereafter, in the event of any merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of Common Stock and the holders of Class B Common Stock shall be entitled to the per share consideration allocated to them, respectively, in such merger or consolidation.

	SECOND:	The amendment to the certificate of
Incorporation of the Corporation set forth in this
Certificate of Amendment has been duly adopted in
accordance with the applicable provisions of Section 242
of the GCL (a) the Board of Directors of the Corporation
having duly adopted resolutions setting forth such
amendment and declaring it advisability at a meeting of
the Board of Directors of the Corporation duly called
and held on July 2, 2001 in conformity with the By-laws
of the Corporation, and (b) the stockholders of the
Corporation having duly adopted such amendment by the
written consent of the holders of the majority of the
outstanding stock entitled to vote thereon on July 2,
2001 in accordance with Section 228 of the GCL.

	IN WITNESS WHEREOF, ELECTRONIC RETAILING SYSTEMS
INTERNATIONAL, INC. has caused this certificate to be signed and attested by duly authorized officers as of the _____ day of
		, 2001.


						ELECTRONIC RETAILING SYSTEMS
							INTERNATIONAL, INC.



						By
ATTEST:




Annex B

July 2, 2001

Special Committee of the Board of Directors
Electronic Retailing Systems International, Inc.
488 Main Avenue
Norwalk, CT 06851

Dear Mr. Diamond:

We understand that Electronic Retailing Systems Inter-national,
Inc. ("ERS" or the "Company"), is considering a proposal made by certain principal shareholders of ERS, acting through Systems Holding, Inc. ("Holdco"), an entity controlled by them, to merge with ERS, with each share of ERS common stock, par value $0.01 per share (the "Common Stock"), other than those shares owned by stockholders of Holdco, to be converted into and represent the right to receive a cash payment from Holdco of $0.26 (the "Transaction"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement dated July 2, 2001 (the "Merger Agreement").

You have asked for our opinion as to whether the Transaction is fair from a financial point of view to the Company's "Public
Shareholders" (as defined below).

For purposes of the opinion set forth herein, we have:

(i) reviewed and compared certain publicly available financial statements and other publicly available information of ERS, and comparative companies;

(ii) reviewed and compared non-public financial statements of NewCheck Corporation d/b/a Productivity Solutions,
Inc. ("PSI"), and publicly available information for comparative companies;

(iii) reviewed and analyzed certain internal financial statements, projections and other financial and operating data concerning ERS and PSI;

(iii) discussed the past and current operations and financial condition and the prospects of ERS and PSI with senior executives of ERS and PSI;

(iv) reviewed the reported prices and trading activity for the Common Stock;

(v) compared the financial performance of ERS and PSI with that of certain other companies which are comparable to ERS and PSI;

(vi) compared the financial performance of ERS and PSI with that of certain other companies that have been acquired;

(vii) reviewed precedent transactions by other public companies involved in the electronic shelf labeling and automated checkout machine businesses;

(viii) reviewed the Merger Agreement and certain related documents; and

(ix) performed such other analyses and considered such other factors as we have deemed relevant and appropriate.

For the purpose of this opinion, the term "Public Shareholders" shall mean all holders of the Common Stock other than the stockholders of Holdco and their respective affiliates.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of ERS and PSI. We have not made any independent valuation or appraisal of the assets or liabilities of ERS or PSI. We were requested not to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. We have assumed that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

BNY Capital Markets, Inc. ("BNYCMI") is acting as financial advisor to the Special Committee to the extent set forth in the letter agreement between BNYCMI and the Company dated June 12, 2001, and will receive a fee for our services. In the past, BNYCMI and its predecessors have provided financial advisory and financing services for ERS and PSI and have received customary fees for the rendering of these services. BNYMCI is a wholly-owned subsidiary of The Bank of New York Company. In the ordinary course of business, The Bank of New York may from time to time trade in the securities of ERS for its own account, the accounts of investment funds under the management of The Bank of New York and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

This letter is for the information of the Special Committee as well as the full Board of Directors of ERS and may not be used for any other purpose without our prior written consent. In addition, this opinion does not in any manner address the prices at which the Common Stock or other securities of the Company will trade following the consummation of the Transaction.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Transaction is fair from a financial point of view to the Company's Public Shareholders.

Very truly yours,

s/BNY Capital Markets, Inc.

BNY Capital Markets, Inc.






















ANNEX C

DELAWARE GENERAL CORPORATION LAW - SECTION 262

SECTION 262. APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holders shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of
any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251
(other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258,
Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National
Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. 	Shares of stock of the corporation surviving
or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. 	Shares of stock of any other corporation, or
depository receipts in respect thereof, which shares of stock
(or depository receipts in respect thereof) or depository
receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or
designated as a national market system security on an
interdealer quotation system by the National Association of
Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. 	Cash in lieu of fractional shares or
fractional depository receipts described in the foregoing
subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock,
depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing
subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary
Delaware corporation party to a merger effected under Section
253 of this title is not owned by the parent corporation
immediately prior to the merger, appraisal rights shall be
available for the shares of the subsidiary Delaware
corporation.

(c) 	Any corporation may provide in its certificate of
incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which
appraisal rights are provided under this section is to be
submitted for approval at a meeting of stockholders, the
corporation, not less than 20 days prior to the meeting,
shall notify each of its stockholders who was  such on the
record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or
(c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall
include in such notice a copy of this section. Each
stockholder electing to demand the appraisal of such
stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a
written demand for appraisal of such stockholder's shares.
Such demand will be sufficient if it reasonably informs the
corporation of the identity of the stockholder and that the
stockholder intends thereby to demand the appraisal of such
stockholder's shares. A proxy or vote against the merger or
consolidation shall not constitute such a demand. A
stockholder electing to take such action must do so by a
separate written demand as herein provided. Within 10 days
after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each
stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or
consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)	 If the merger or consolidation was approved pursuant to
Section 228 or Section 253 of this title, each constituent
corporation, either before the effective date of the merger
or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such
constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that
appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date
of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation
that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or
consolidation, shall, also notify such stockholders of the
effective date of the merger or consolidation. Any
stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing
from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it
reasonably informs the corporation of the identity of the
stockholder and that the stockholder intends thereby to
demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the
merger or consolidation, either (i) each such constituent
corporation shall send a second notice before the effective
date of the merger or consolidation notifying each of the
holders of any class or series of stock of such constituent
corporation that are entitled to appraisal rights of the
effective date of the merger or consolidation or (ii) the
surviving or resulting corporation shall send such a second
notice to all such holders on or within 10 days after such
effective date, provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each
stockholder who is entitled to appraisal rights and who has
demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant
secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been
given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice each
constituent corporation may fix, in advance, a record date
that shall be not more than 10 days prior to the date the
notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date
is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day
next preceding the day on which the notice is given.

 (e) 	Within 120 days after the effective date of the
merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d)
hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within
120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of
subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.
Such written statement shall be mailed to the stockholder within
10 days after such stockholder's written request for such a
statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)	 Upon the filing of any such petition by a stockholder,
service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting
corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the
Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation
published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

 (g)	At the hearing on such petition, the Court shall
determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may
require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for
notation thereon of the pendency of the appraisal proceedings; and
if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)	After determining the stockholders entitled to an
appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the
surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial
proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an
appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f)
of this section and who has submitted such stockholder's
certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to
appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of
the shares, together with interest if any, by the surviving or resulting corporation to the stockholders entitled thereto.
Interest may be simple or compound, as the Court may direct.
Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The
Court's decree may be enforced as other decrees in the Court of
Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

 (j)	The costs of the proceeding may be determined by the
Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any
stockholder in connection with the appraisal proceeding,
including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

	(k)	From and after the effective date of the merger or
consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation);
provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.
Notwithstanding the foregoing, no appraisal proceeding in the
Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.








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